Exhibit 99.1
Explanatory Note
During 2017, the Company divested certain businesses. In 2018, the Company began reallocating assets and resources to other businesses. As a result, during the second quarter of 2018, the Company’s CEO, who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports.
Pursuant to these changes, commencing in the second quarter of 2018, the Company operates in four operating segments: (i) Bausch + Lomb/International, (ii) Salix, (iii) Ortho Dermatologics and (iv) Diversified Products. The Bausch + Lomb/International segment consists of the: (i) U.S. Bausch + Lomb and (ii) International reporting units. The Salix segment consists of the Salix reporting unit (originally part of the former Branded Rx segment). The Ortho Dermatologics segment consists of the: (i) Ortho Dermatologics (originally part of the former Branded Rx segment) and (ii) Global Solta (originally part of the Bausch + Lomb/International segment and the former U.S. Diversified Products segment) reporting units. The Diversified Products segment consists of the: (i) Neurology and other (originally part of the former U.S. Diversified Products segment), (ii) Generics (originally part of the former U.S. Diversified Products segment) and (iii) Dentistry (originally part of the former Branded Rx segment) reporting units. The Neurology and other reporting unit includes the: (i) oncology business (originally part of the former Branded Rx segment) and (ii) women's health business (originally part of the former Branded Rx segment). Upon divesting its equity interests in Dendreon Pharmaceuticals LLC (“Dendreon”) on June 28, 2017 and Sprout Pharmaceuticals, Inc. (“Sprout”) on December 20, 2017, the Company exited the oncology and women's health businesses, respectively.
Prior period presentations of segment revenues and segment profits have been recast to conform to the current segment reporting structure.
Effective on July 13, 2018, the Company changed its corporate name from Valeant Pharmaceuticals International, Inc. to Bausch Health Companies Inc. References throughout this document to Valeant Pharmaceuticals International, Inc. are to the same company now known as Bausch Health Companies Inc.
"Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2017 Form 10-K" set forth in this Exhibit 99.1 has been revised from the "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" included in Part II to the Company's Annual Report on Form 10-K for the year ended December 31, 2017 (the "2017 Form 10-K") to reflect retrospective application of the new reporting structure and recast our historical results to conform to the new segment presentation. "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2017 Form 10-K" set forth below has not been revised to reflect events or developments subsequent to February 28, 2018, the date that we filed the 2017 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2017 Form 10-K, please refer to the reports and other information the Company has filed with the Securities and Exchange Commission and with the Canadian Securities Administration on SEDAR at www.sedar.com since that date, including the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018.
Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the Form 10-K
INTRODUCTION
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been updated through February 28, 2018 except for the retrospective reflection of the segment change and should be read in conjunction with the audited Consolidated Financial Statements and the related notes thereto included elsewhere in this Annual Report on Form 10-K. Additional company information, including this Form 10-K, is available on SEDAR at www.sedar.com and on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov. All currency amounts are expressed in U.S. dollars, unless otherwise noted.
OVERVIEW
Valeant Pharmaceuticals International, Inc. (“we”, “us”, “our” or the “Company”) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of branded, generic and branded generic pharmaceuticals, medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment and aesthetics devices) and over-the-counter (“OTC”) products, primarily in the therapeutic areas of eye-health, gastroenterology and dermatology.

We generated revenues for 2017, 2016 and 2015, of $8,724 million, $9,674 million and $10,447 million, respectively. The Company's portfolio of products falls into four reportable segments: (i) Bausch + Lomb/International, (ii) Salix, (iii) Ortho Dermatologics and (iv) Diversified Products. These segments are discussed in detail in Note 23, "SEGMENT INFORMATION" to our audited Consolidated Financial Statements.

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The Bausch + Lomb/International segment consists of: (i) sales in the U.S. of pharmaceutical products, OTC products and medical device products, primarily comprised of Bausch + Lomb products, with a focus on the Vision Care, Surgical, Consumer and Ophthalmology Rx products and (ii) with the exception of sales of Solta products, sales in Canada, Europe, Asia, Latin America, Africa and the Middle East of branded pharmaceutical products, branded generic pharmaceutical products, OTC products, medical device products, and Bausch + Lomb products.

•	The Salix segment consists of sales in the U.S. of gastrointestinal ("GI") products.

•	The Ortho Dermatologics segment consists of: (i) sales in the U.S. of Ortho Dermatologics (dermatological) products and (ii) global sales of Solta medical dermatological devices.

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The Diversified Products segment consists of sales in the U.S. of: (i) pharmaceutical products in the areas of neurology and certain other therapeutic classes, (ii) generic products, (iii) dentistry products, (iv) oncology (or Dendreon) products, (v) sales in the U.S. of women’s health (or Sprout) products and (vi) certain other businesses divested during 2017 that were not core to the Company's operations. As a result of the divestitures of the Company's equity interest in Dendreon (June 28, 2017) and Sprout (December 20, 2017), the Company exited the oncology and women's health businesses, respectively.

We are focused on the therapeutic areas of eye-health, gastroenterology and dermatology which we believe have the potential for strong operating margins and offer growth opportunities. We identify these businesses as “core”, meaning that we believe we are best positioned to grow and develop them. Through our output-focused R&D (“R&D”) model previously discussed in the section "Business Strategy", we have advanced certain development programs to drive commercial growth, while creating efficiencies in our R&D efforts and expenses. These R&D projects include certain products that we have dubbed our "Significant Seven", which are products recently launched or expected to launch in the near term pending completion of testing and receiving FDA approval. Our Significant Seven are: (i) Vyzulta™ (Bausch + Lomb), (ii) Siliq™ (psoriasis), (iii) Jemdel™ (psoriasis), (iv) Lumify™ (Bausch + Lomb), (v) Duobrii™ (psoriasis), (vi) Relistor® (GI) and (vii) the Bausch + Lomb ULTRA® product lines (Bausch + Lomb). As outlined later in the discussion of our transformation, although the 2017 revenues associated with our Significant Seven are not material, we believe the prospects for this group of products over the next five years are substantial.
History
Following the Company’s (then named Biovail Corporation) acquisition of Valeant Pharmaceuticals International on September 28, 2010, we supplemented our internal R&D efforts with strategic acquisitions to expand our portfolio offerings and geographic footprint. In 2013, we acquired Bausch & Lomb Holdings Incorporated (“B&L”) (the “B&L Acquisition”), a global eye-health company that focuses on developing, manufacturing and marketing eye-health products, including contact lenses, contact lens care solutions, ophthalmic pharmaceuticals and ophthalmic surgical products. In 2015, we acquired Salix Pharmaceuticals, Ltd. (“Salix”) (the “Salix Acquisition”), a specialty pharmaceutical company dedicated to developing and commercializing prescription drugs and medical devices used in treatment of a variety of GI disorders with a portfolio of over 20 marketed products, including Xifaxan®, Uceris®, Apriso®, Glumetza® and Relistor®. In 2015, we acquired the exclusive licensing rights to develop and commercialize brodalumab, an IL-17 receptor monoclonal antibody for patients with moderate-to-severe plaque psoriasis for which, following internal development work, on February 15, 2017, we received approval from the U.S. Food and Drug Administration (“FDA”). On July 27, 2017, we launched this product in the U.S., marketed as Siliq™. We believe the investments we have made in B&L, Salix, brodalumab and other acquisitions, as well as our ongoing investments in our internal R&D efforts, are helping us to capitalize on the core geographies and therapeutic classes that have the potential for strong operating margins and offer attractive growth opportunities. While business development through acquisitions may continue to be a component of our long-term strategy, we have made minimal acquisitions since 2015 and expect the volume and size of acquisitions to be low in the foreseeable future. See Note 3, "ACQUISITIONS" to our audited Consolidated Financial Statements for additional details regarding acquisitions.
Our Transformation
Prior to 2016, we had completed a series of mergers and acquisitions which were in-line with the Company’s previous strategy for growth. However, in response to changing business dynamics within our Company, we recognized the need to change our focus in order to build a world-class health care organization.  In 2016, we retained a new executive team which immediately implemented a multi-year plan to stabilize, turnaround and transform the Company.
Stabilize
In 2016 the new executive team: (i) identified and retained a new leadership team, (ii) enhanced the Company's focus on core assets, which enabled the Company to recruit and retain stronger talent for its sales initiatives and (iii) realigned the Company’s operations to improve transparency and operational efficiency and better support the Company's sales force. Once in place, the new leadership team began executing on the turnaround phase of the multi-year action plan and delivering on commitments to narrow the Company's activities to our core businesses where we believe we have an existing and sustainable competitive edge and to identify opportunities to improve operational efficiencies and our capital structure.
Turnaround
Throughout 2017 and into 2018, the Company continues to execute on its commitments to stabilize and turnaround the Company. During this time, we: (i) have better defined our core businesses, (ii) made measurable progress in improving our capital structure and (iii) have been aggressively addressing and resolving certain legacy matters to eliminate disruptions to our operations.
Focus on Core Businesses
We have found and continue to believe that there is significant opportunity in the: (i) eye-health, (ii) GI and (iii) dermatology businesses. We believe that our existing portfolio, commercial footprint and pipeline of product development projects position us to successfully compete in these markets and provide us with the greatest opportunity to build value for our shareholders. We identify these businesses as “core”, meaning that we believe we are best positioned to grow and develop them. By narrowing our focus, we have the opportunity to reduce complexity in our operations and maximize the value of our core businesses. In order to focus our efforts, we performed a review of our portfolio of assets within these core businesses to identify those products where we believe we have, and can maintain, a competitive advantage and we continue to define and shape our operations and business strategies around these assets.
Once we committed to our core businesses, we began analyzing what to do with those business units and assets that fall outside our definition of “core”. In order to focus on our objectives, we began divesting businesses and assets, which in each case, were not aligned with our core business objectives. This step not only allowed us to better focus our internal resources on our eye-health, GI and dermatology businesses, but also provided us with significant sources of capital which we used to reduce our debt and improve our capital structure.
As a result of the focus on our core businesses and the divestitures of businesses not aligned with our core business objectives, as well as reduced sales of products in other segments due to the loss of exclusivity, we are seeing a greater portion of our revenues driven by our core businesses. In 2017 and 2016, our Bausch + Lomb, GI and dermatology revenues collectively represented approximately 66% and 62% of our total revenues, respectively. We expect this percentage to increase in 2018, as our recent and expected product launches are focused on these core businesses, and the year-on-year comparison to widen as a result of the impact of 2017 divestitures of non-core businesses. The increase in this percentage demonstrates our convictions in these businesses.
Begin Redirecting the Allocation of Capital to Drive Growth
The ranking of our business units during 2016 changed our view of how capital should be allocated across our activities. In support of our core activities, our leadership team aggressively reallocated resources to: (i) promote our core businesses, (ii) make strategic investments in our infrastructure and (iii) direct R&D to our Bausch + Lomb, GI and dermatology businesses to drive growth. The outcome of this process allows us to better drive value in our product portfolio and generate operational efficiencies.
Promotion of our Core Businesses - To position the Company to drive the value of our core assets, we made a number of leadership changes and took steps to increase our promotional and sales force efforts, particularly in our GI and dermatology businesses.
In support of our GI business, we initiated a significant sales force expansion program in December 2016 to reach potential primary care physician (“PCP”) prescribers of Xifaxan® for irritable bowel syndrome with diarrhea (“IBS-D”) and Relistor® tablets for opioid induced constipation (“OIC”). In the first quarter of 2017, we hired approximately 250 trained and experienced sales force representatives and managers to create, bolster and sustain deep relationships with PCPs. With approximately 70 percent of IBS-D patients initially presenting symptoms to a PCP, we believe that the dedicated PCP sales force will be positioned to reach more patients in need of IBS-D treatment. The investment in these additional sales resources, including an increase in associated promotional costs, was in excess of $50 million in 2017. We consider these amounts well spent as they have allowed us to better capitalize on the potential of Xifaxan®. In addition, we have expanded our dedicated pain sales representatives to strengthen our position in the OIC market, and established a nurse educator team to educate clinical staff within top institutions.
Strategic Investments in our Infrastructure - In support of our core businesses we have and continue to make strategic investments in our infrastructure, with the most significant investments seen at our Waterford facility in Ireland and our Rochester facility in New York. The investments at these facilities were made primarily in support of our Biotrue® ONEday and Bausch + Lomb ULTRA® contact lens businesses globally and our Bausch + Lomb Aqualox® contact lens business in Japan.
Waterford Facility Expansion
Our Bausch + Lomb Waterford facility is a multi-functional site, serving as one of our biggest production facilities for contact lenses and R&D facilities for the development of contact lenses with advanced development and analytical laboratories. Products developed in Waterford are exported globally with approximately 50% of the lenses shipped to Japan and Asia; 20% to countries within the Europe, Middle East and Africa; and 30% to North and South America. As a result, the Waterford facility is regulated and audited by a number of global regulatory agencies, including the FDA, the Japanese Ministry of Health, the Irish Medicines Board and the Health Products Regulatory Authority of Ireland.
In July 2017, we placed into service a multi-year, $175 million strategic expansion project, which increased the size of the Waterford facility by approximately 120,000 square feet and introduced new production lines that significantly increased the facility’s production capacity. The emphasis of the expansion project was to: (i) develop new technology to manufacture, automatically inspect and package contact lenses, (ii) bring that technology to full validation and (iii) increase the size of the Waterford site to meet the forecasted demand for our new daily disposal contact lens Biotrue® ONEday, which was developed and brought to market from Waterford. As a result of the increased production capacity and in support of our core Bausch + Lomb business, we added approximately 300 production employees since the project’s inception and succeeded in increasing production, which, in 2017, was over 30% higher than it was in 2015 at the facility. To meet the forecasted demand for our Biotrue® ONEday lenses, we continue to invest in this facility, budgeting an additional $30 million to bring up additional production lines, which we expect to have operational in 2018.
Rochester Facility Upgrades
The Rochester facility has been serving as our production site for a significant portion of our Bausch + Lomb planned replacement contact lens products. In connection with our new emphasis on our Key Seven Products, we needed to create a designated production facility to meet the expected demand for our Bausch + Lomb ULTRA® contact lens business globally and our Bausch + Lomb Aqualox® contact lens business in Japan.
In December 2017, we completed a multi-year, $200 million strategic project, which provided substantial upgrades to our Rochester facility and significantly increased its production capacity. The emphasis of the project was to: (i) update the facility's infrastructure, manufacturing technology and equipment, (ii) increase the facility’s production capacity in support of our Bausch + Lomb Ultra® and Bausch + Lomb Aqualox® product lines and (iii) better support the production of other well established products lines, such as our PureVision®, PureVision®2 (SVS, Toric, and Multifocal), SofLens® 38 and SilSoft contact lenses. As a result of the increase in production capacity and in support of our core Bausch + Lomb business, we added approximately 120 production employees since the project’s inception and succeeded in increasing production at this facility. To meet the forecasted demand for our Bausch + Lomb ULTRA® and Bausch + Lomb Aqualox® lenses and our other existing Bausch + Lomb products, we continue to invest in this facility, budgeting an additional $23 million to continue to enhance our production technologies and capacity at the facility, much of which we expect to bring on line in 2018.
We believe the investments in our Waterford and Rochester facilities and related labor forces further demonstrates the growth potential we see in our Bausch + Lomb branded products.
Direct R&D Investment to our Bausch + Lomb, GI and Dermatology Businesses to Drive Growth - Our R&D organization focuses on the development of products through clinical trials. Currently, we have approximately 100 R&D projects in our global pipeline and we launched and/or relaunched over 120 products globally during 2017. As of December 31, 2017, approximately 1,000 dedicated R&D and quality assurance employees in 23 R&D facilities were involved in our R&D efforts.
Our R&D expenses for 2017, 2016 and 2015, were $361 million, $421 million and $334 million, respectively. In 2016, we increased our R&D expenditures as we transitioned away from the Company's previous strategy of growth by acquisition and moved toward our current strategy of organic growth supported by investment in R&D.
Although R&D expense in 2017 was lower when compared to 2016 by $60 million, R&D expense as a percentage of revenue was approximately 4% in 2017 and 2016. The decrease in dollars spent in 2017 is attributable to year over year phasing, as we completed the R&D investment in SiliqTM and other recently launched products requiring investment in 2016, removed projects related to businesses divested in 2017 and rebalanced our portfolio to better align with our long-term plans and focus on our Bausch + Lomb, GI and dermatology businesses.
Our investment in R&D reflects our commitment to drive organic growth through internal development of new products, a pillar of our new strategy. In 2018, we anticipate R&D expense as a percentage of revenue to exceed 4%, which demonstrates our consistent commitment to our organic growth supported by investment in R&D strategy. In the U.S. alone, we have 71 projects focused on our core businesses in our pipeline and anticipate submitting over 60% of those projects for FDA approval in 2018 and 2019.
Core assets that have received a significant portion of our R&D investment are listed below.

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Dermatology - Duobrii™ (provisional name), under development as IDP-118, is the first and only topical lotion that contains a unique combination of halobetasol propionate and tazarotene for the treatment of moderate-to-severe plaque psoriasis in adults.  Halobetasol propionate and tazarotene are each approved to treat plaque psoriasis when used separately, but are limited in duration of use.  Halobetasol propionate may be used for up to two weeks and tazarotene may be limited due to irritation.  Based on existing data from clinical studies, the combination of these ingredients in Duobrii™ with a dual mechanism of action, potentially allows for expanded duration of use, with reduced adverse events.  On November 2, 2017, we announced that the FDA accepted for review our New Drug Application (“NDA”) for Duobrii™ and set a Prescription Drug User Fee Act (“PDUFA”) action date of June 18, 2018.

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Dermatology - Jemdel™ (provisional name), under development as IDP-122, is a novel product that contains a unique, lower concentration of halobetasol propionate for the treatment of moderate-to-severe psoriasis. Halobetasol propionate is approved to treat plaque psoriasis, but is limited in duration of use. Based on existing data from clinical studies, this novel formulation potentially allows for expanded duration of use. On February 14, 2018, we announced that the FDA accepted for review our NDA for Jemdel™ and set a PDUFA action date of October 5, 2018.

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Bausch + Lomb - Bausch + Lomb ULTRA® for Astigmatism is a monthly planned replacement contact lens for astigmatic patients.  The Bausch + Lomb ULTRA® for Astigmatism lens was developed using the proprietary MoistureSeal® technology. In addition, the Bausch + Lomb ULTRA® for Astigmatism lens integrates an OpticAlign™ design engineered for lens stability and to promote a successful wearing experience for the astigmatic patient. We launched this product and the extended power range for this product in 2017.

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Dermatology - On July 27, 2017, we launched Siliq™ in the U.S. Siliq™ is an IL-17 receptor blocker monoclonal antibody biologic for treatment of moderate-to-severe plaque psoriasis, which we estimate to be an over $5,000 million market in the U.S. The FDA approved the Biologics License Application (“BLA”) for Siliq™ injection for subcutaneous use for the treatment of moderate-to-severe plaque psoriasis in adult patients who are candidates for systemic therapy or phototherapy and have failed to respond or have lost response to other systemic therapies. Siliq™ has a Black Box Warning for the risks in patients with a history of suicidal thoughts or behavior and was approved with a Risk Evaluation and Mitigation Strategy involving a one-time enrollment for physicians and one-time informed consent for patients.

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Bausch + Lomb - Vyzulta™ (latanoprostene bunod ophthalmic solution, 0.024%) is an intraocular pressure lowering single-agent eye drop dosed once daily for patients with open angle glaucoma or ocular hypertension and was launched in December 2017.

•	Dermatology - IDP-126 is an acne product with a fixed combination of benzoyl peroxide, clindamycin phosphate and adapalene, currently in Phase 2 testing.

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Bausch + Lomb - Lumify™ (brimonidine tartrate ophthalmic solution, 0.025%) eye drops was developed as an ocular redness reliever and was approved by the FDA in December 2017 and is expected to launch in April 2018.

•	Gastrointestinal - A new formulation of rifaximin, which we acquired as part of the Salix Acquisition, is in progress.

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Dermatology - Altreno™ (provisional name) is the first lotion (rather than a gel or cream) product containing tretinoin for the treatment of acne. The FDA has accepted for review our NDA for Altreno™ and set a PDUFA action date of August 27, 2018.

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Dermatology - IDP-120 is an acne product with a fixed combination of mutually incompatible ingredients; benzoyl peroxide and tretinoin. We plan to begin Phase 3 testing of this product in the first half of 2018.

•	Dermatology - IDP-123 is an acne product containing lower concentration of tazarotene in a lotion form to help reduce irritation while keeping efficacy, currently in Phase 3 testing.

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Gastrointestinal - NER1006 (provisionally named Plenvu®) is a novel, lower-volume polyethylene glycol-based bowel preparation that has been developed to help provide complete bowel cleansing, with an additional focus on the ascending colon. NER1006 was licensed to Salix in August 2016 by Norgine B.V. In June 2017, we announced that the FDA accepted for review our NDA for NER1006. In February 2018, we announced that the FDA had extended the PDUFA action date to May 13, 2018 to allow the FDA more time to review additional data that we had recently provided at its request. We continue to expect a FDA decision in 2018

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Bausch + Lomb - In April 2017, we launched our Stellaris Elite™ Vision Enhancement System. The Stellaris Elite™ Vision Enhancement System is our next generation phacoemulsification cataract platform, which offers new innovations, as well as the opportunity to add upgrades and enhancements every one to two years. Stellaris Elite™ is the first phacoemulsification platform on the market to offer Adaptive Fluidics™, which combines aspiration control with predictive infusion management to create a responsive and controlled surgical environment for efficient cataract lens removal.

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Bausch + Lomb - VitesseTM is a hypersonic vitrectomy system for the removal of the vitreous humor gel that fills the eye cavity to provide better access to the retina and allow for a variety of repairs, including the removal of scar tissue, laser repair of retinal detachments and treatment of macular holes. Available exclusively on the Stellaris Elite system, VitesseTM liquefies tissue in a highly-localized zone at the edge of the port to increase the level of surgical control and precision to vitrectomies. We launched this product on a limited basis in October 2017.

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Dermatology - Next Generation Thermage FLXTM is a fourth-generation non-invasive treatment option using a radiofrequency platform designed to optimize key functional characteristics, expand clinical indication set and improve patient outcomes. On September 22, 2017, we received 510(k) clearance from the FDA and launched this product on a limited basis as part of our Solta business.

•	Bausch + Lomb - We have filed a Premarket Approval application with the FDA on October 31, 2017 for 7-day extended wear for our Bausch + Lomb ULTRA® monthly planned replacement contact lenses.

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Bausch + Lomb - Biotrue® ONEday for Astigmatism is a daily disposable contact lens for astigmatic patients. The Biotrue® ONEday lenses incorporates Surface Active TechnologyTM to provide a dehydration barrier.  The Biotrue® ONEday for Astigmatism also includes evolved peri-ballast geometry to deliver stability and comfort for the astigmatic patient. We launched this product in December 2016 and launched the complete extended power range in 2017.

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Bausch + Lomb - Bausch + Lomb ULTRA® for Presbyopia is a monthly planned replacement contact lens for presbyopic patients. The Bausch + Lomb ULTRA® for Presbyopia lens was developed using the proprietary MoistureSeal® technology. In addition, the Bausch + Lomb ULTRA® for Presbyopia lens integrates a 3 zone progressive design for near, intermediate and distance vision. We launched expanded parameters of this product throughout 2017.

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Bausch + Lomb - Bausch + Lomb ScleralFil® solution is a novel contact lens care solution that makes use of a preservative free buffered saline solution for use with the insertion of scleral lenses and was launched in 2017.

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Bausch + Lomb - Bausch + Lomb Renu® Advanced Formula multi-purpose solution is a novel soft and silicone hydrogel contact lens solution that makes use of three disinfectants and two moisture agents and was launched in May 2017.

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Bausch + Lomb - We are developing a new Ophthalmic Viscosurgical Device product, with a formulation to protect corneal endothelium during Phaco emulsification process during a cataract surgery and to help chamber maintenance and lubrication during interocular lens delivery. The planned investigative device exemption (“IDE”) study is scheduled to begin in the first half of 2018.

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Dermatology - Traser™ is an energy-based platform device with significant versatility and power capabilities to address various dermatological conditions, including vascular and pigmented lesions. We are planning to launch this product in the second half of 2019 as part of our Solta business.

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Bausch + Lomb - Loteprednol Gel 0.38% is a new formulation for the treatment of post-operative ocular inflammation and pain with lower drug concentration and less frequent dosing. We have completed Phase III testing and expect to file an NDA for this product in the first half of 2018.

•	Bausch + Lomb - enVista® Trifocal intraocular lens is an innovative lens design and expect to initiate an IDE study for this product in 2018.

Improve Capital Structure
By executing our strategies during 2017, we have made measurable progress in improving our capital structure through debt reduction and extending debt maturities. Using cash generated from operations, the net cash proceeds from divestitures of non-core assets and cash generated from tighter working capital management, we repaid (net of additional borrowings) over $5,800 million of long-term debt during 2017 and 2016, in the aggregate. In January 2018, we also made a $200 million payment of our Series F Tranche B Term Loan Facility, which we directed to be applied to satisfy (in part) payment of the expected $206 million Consolidated Excess Cash Flow payment for the year 2017.  Under our Senior Secured Credit Facilities, subject to certain exceptions and reductions, we are required to make mandatory annual principal prepayments equal to 50% of the Company’s Consolidated Excess Cash Flow, if any, as defined in its Credit Agreement.
We accessed the credit markets in March, October, November and December of 2017, and completed a series of refinancing transactions to improve our capital structure, whereby we extended the maturities of certain debt obligations originally scheduled to mature in the years 2018 through 2022 out to March 2022 through December 2025. Furthermore, we extended $1,190 million of commitments under our revolving credit facility, originally set to expire in April 2018, out to April 2020.
As a result of these debt repayments and refinancing transactions, we have eliminated all mandatory scheduled principal long-term debt repayments through March 2020, providing us with additional liquidity and greater flexibility to execute our business plans. Our reduced debt levels and improved debt portfolio will translate to lower payments of principal over the next three years, which, in turn, will permit more cash flow to be directed toward developing our core assets and repaying additional debt amounts.
Divestitures - During 2017, we divested businesses and assets not aligned with our core business objectives which simplified our operating model and generated over $3,200 million of net cash proceeds that we used to improve our capital structure. The most significant of these divestitures were as follows.
In March 2017, we completed the sale of the CeraVe®, AcneFree™ and AMBI® skincare brands to a global beauty company for $1,300 million in cash (the “Skincare Sale”). Aggregate annual revenue associated with these skincare brands was less than $200 million. Over the course of the first half of 2017, using the net proceeds from the Skincare Sale and the divestiture of a manufacturing facility in Brazil, the Company repaid $1,306 million, of its Series F Tranche B Term Loan Facility.
In June 2017, we completed the sale of our equity interests in Dendreon Pharmaceuticals LLC (formerly Dendreon Pharmaceuticals, Inc.) (“Dendreon”) for $845 million in cash (the “Dendreon Sale”), as adjusted through December 31, 2017. Dendreon’s only commercialized product, Provenge®, is an autologous cellular immunotherapy (vaccine) for prostate cancer treatment approved by the FDA in April 2010.  Revenues from Provenge® were $164 million, $303 million and $250 million in 2017, 2016 and 2015, respectively. With this sale completed, we have exited the oncology business, which was not core to our objectives. On July 3, 2017, using the net proceeds from the Dendreon Sale, the Company repaid $811 million of its Series F Tranche B Term Loan Facility.
In September 2017, we completed the sale of our Australian-based iNova Pharmaceuticals (“iNova”) business for $938 million in cash (the “iNova Sale”), as adjusted, and subject to the finalization of certain working capital provisions. iNova markets a diversified portfolio of weight management, pain management, cardiology and cough and cold prescription and OTC products in more than 15 countries, with leading market positions in Australia and South Africa, as well as an established platform in Asia. iNova revenues were $196 million, $246 million and $252 million in 2017, 2016 and 2015, respectively. With the iNova Sale completed, we have less exposure to the OTC and prescription medicines markets in the geographies noted above, which are not core to our objectives. However, we will continue to maintain a footprint in these geographies through our core Bausch + Lomb franchise. On October 5, 2017, using the net proceeds from the iNova Sale, the Company repaid $923 million of its Series F Tranche B Term Loan Facility.
As the Skincare Sale, Dendreon Sale and iNova Sale represented positive returns on our investments, we took the opportunity to monetize these non-core assets to help improve our capital structure today, as opposed to making investments into the development and marketing of these brands over an extended period of time.
In November 2017, we completed the sale of our Obagi business for $190 million in cash (the “Obagi Sale”). Obagi is a specialty skin care pharmaceutical business with products focused on premature skin aging, skin damage, hyperpigmentation, acne and sun damage which are primarily available through dermatologists, plastic surgeons, and other skin care professionals. Obagi revenues were $63 million, $71 million and $91 million in 2017, 2016 and 2015, respectively. As the nature and profit margins of the Obagi product lines differed from our dermatology portfolio, which is focused on treatments for psoriasis and acne, Obagi was not core to our objectives. On November 10, 2017, using the net proceeds from the Obagi Sale, the Company repaid $181 million of its Series F Tranche B Term Loan Facility.

In December 2017, we completed the sale of Sprout to a buyer affiliated with certain former shareholders of Sprout (the “Sprout Sale”), in exchange for a 6% royalty on global sales of Addyi® (flibanserin 100 mg) beginning June 2019. In connection with the Sprout Sale, the terms of the October 2015 merger agreement relating to our acquisition of Sprout were amended to terminate our ongoing obligation to make future royalty payments associated with the Addyi® product, as well as certain related provisions (including the obligation to make certain marketing and other expenditures). In connection with the Sprout Sale, the litigation against the Company, initiated on behalf of the former shareholders of Sprout, which disputed our compliance with certain contractual terms of that same merger agreement with respect to the use of certain diligent efforts to develop and commercialize the Addyi® product (including a disputed contractual term with respect to the spend of no less than $200 million in certain expenditures), has been dismissed with prejudice. In connection with the Sprout Sale, the Company has issued the buyer a five-year $25 million loan for initial operating expenses. Addyi®, a once-daily, non-hormonal tablet approved for the treatment of acquired, generalized hypoactive sexual desire disorder in premenopausal women, is the only approved and commercialized product of Sprout and did not align with the core assets of the Company. The Sprout Sale provided us the opportunity to divest a business not core to our objectives, while allowing us to resolve an ongoing legal matter.
Reducing and Refinancing our Debt - In 2017, we completed a series of transactions that reduced our outstanding debt balance.
Using the net cash proceeds from the sales of certain non-core assets and cash on hand, we repaid $4,641 million of debt principal during 2017. In addition, by accessing the credit markets, we: (i) refinanced $9,562 million that was due to mature in 2018 through 2022, which we extended out to 2022 through 2025, (ii) extended $1,190 million of commitments under our revolving credit facility, originally set to expire in April 2018, out to April 2020 and (iii) obtained less stringent loan financial maintenance covenants under our Senior Secured Credit Facilities (on February 13, 2012, the Company and certain of its subsidiaries as guarantors entered into the “Senior Secured Credit Facilities” under the Company’s Third Amended and Restated Credit and Guaranty Agreement, as amended (the “Credit Agreement”) with a syndicate of financial institutions and investors), including the removal of the financial maintenance covenants from our term loans. As a result, the financial maintenance covenants apply only with respect to our revolving loans and can be waived or amended without the consent of the term loan lenders under the Credit Agreement. These refinancing transactions and debt repayments have had the effect of lowering our cash requirements for principal debt repayments through 2020 by more than $10,600 million. Further, as a result of the changes in our debt portfolio, approximately 85% or our debt is fixed rate debt as of December 31, 2017 as compared to approximately 65% as of December 31, 2016.
Debt repayments - We used the proceeds from the sale of non-core assets, including the Skincare Sale, iNova Sale, Dendreon Sale and Obagi Sale, and made unscheduled prepayments using cash on hand to prepay $3,680 million of term loans under our Senior Secured Credit Facilities during 2017. Using cash on hand, we repurchased $500 million of our 6.75% Senior Unsecured Notes due August 2018 (the “August 2018 Unsecured Notes”), made mandatory scheduled principal repayments under our Series F Tranche B Term Loan Facility of $86 million and paid down amounts outstanding under our revolving credit facility by $375 million during 2017.
Refinancing - On March 21, 2017, we completed a series of transactions that provided us with additional borrowings, which we used to: (i) repay $4,962 million of term loans, representing all outstanding amounts of our senior secured: (a) Series A-3 Tranche A Term Loan Facility originally due October 2018, (b) Series A-4 Tranche A Term Loan Facility originally due April 2020, (c) Series D-2 Tranche B Term Loan Facility originally due February 2019, (d) Series C-2 Tranche B Term Loan Facility originally due December 2019 and (e) Series E-1 Tranche B Term Loan Facility originally due August 2020, (ii) repay $250 million of amounts outstanding under our revolving credit facility and (iii) repurchase, at a purchase price of 103%, $1,100 million of August 2018 Unsecured Notes. The sources of funds for the repayments and repurchase of the aforementioned debt obligations and the related fees and expenses were obtained through: (i) a comprehensive amendment and refinancing of our Credit Agreement, which, among other matters, provided for incremental term loans under our Series F Tranche B Term Loan Facility of $3,060 million maturing April 2022 (the “Series F-3 Tranche B Term Loan”), (ii) issuance of $1,250 million aggregate principal amount of 6.50% Senior Secured Notes due March 2022 (the “March 2022 Secured Notes”), (iii) issuance of $2,000 million aggregate principal amount of 7.00% Senior Secured Notes due March 2024 (the “March 2024 Secured Notes”) and (iv) the use of cash on hand (collectively, the “March 2017 Refinancing Transactions”).
On October 17, 2017, the Company issued $1,000 million aggregate principal amount of 5.50% Senior Secured Notes due November 2025 (the “November 2025 Secured Notes”) in a private placement, the proceeds of which were used to: (i) repurchase $569 million in principal amount of our existing 6.375% Senior Unsecured Notes due October 2020 (the “6.375% October 2020 Unsecured Notes) and (ii) repurchase $431 million in principal amount of our existing 7.00% Senior Unsecured Notes due October 2020 (the “7.00% October 2020 Unsecured Notes”) (collectively, the “October 2017 Refinancing Transactions”). The related fees and expenses were paid using cash on hand.

On November 21, 2017, the Company issued $750 million aggregate principal amount of November 2025 Secured Notes in a private placement the proceeds, of which were used to prepay $750 million of our Series F Tranche B Term Loan Facility. These are additional notes that form part of the same series as the Company’s existing November 2025 Secured Notes. The related fees and expenses were paid using cash on hand (collectively, the “November 2017 Refinancing Transactions”).
On November 21, 2017, the Company entered into Amendment No. 16 to the Credit Agreement (“Amendment No. 16”) to, among other things, reprice the Series F Tranche B Term Loan Facility. The applicable margins for borrowings under the Series F Tranche B Term Loan Facility, as modified by the repricing, are 2.50% with respect to base rate borrowings and 3.50% with respect to LIBO rate borrowings. Any prepayment of the Series F Tranche B Term Loan Facility in connection with certain refinancings thereof prior to May 21, 2018 will require a prepayment premium of 1.0% of such loans prepaid.
On December 18, 2017, the Company issued $1,500 million aggregate principal amount of 9.00% Senior Unsecured Notes due December 2025 (the “December 2025 Unsecured Notes”) in a private placement, the proceeds of which were used to: (i) repurchase $1,021 million in principal amount of the 6.375% October 2020 Unsecured Notes, (ii) repurchase $291 million in principal amount of our existing 5.375% Senior Unsecured Notes due March 2020 (the “March 2020 Unsecured Notes”) and (iii) repurchase $188 million in principal amount of our 7.00% October 2020 Unsecured Notes. The related fees and expenses were paid using cash on hand (collectively, the “December 2017 Refinancing Transactions”) (the December 2017 Refinancing Transactions together with the March 2017 Refinancing Transactions, the October 2017 Refinancing Transactions and the November 2017 Refinancing Transactions, the “2017 Refinancing Transactions”).
The aforementioned repayments and refinancings have had an impact on our debt portfolio. The table below summarizes our debt portfolio as of December 31, 2017 and 2016.

		2017		2016
(in millions)	Maturity	Principal Amount	Net of Discounts and Issuance Costs	Principal Amount	Net of Discounts and Issuance Costs
Senior Secured Credit Facilities:
Revolving Credit Facility	April 2018	$—	$—	$875	$875
Revolving Credit Facility	April 2020	250	250	—	—
Series A-3 Tranche A Term Loan Facility	October 2018	—	—	1,032	1,016
Series A-4 Tranche A Term Loan Facility	April 2020	—	—	668	658
Series D-2 Tranche B Term Loan Facility	February 2019	—	—	1,068	1,048
Series C-2 Tranche B Term Loan Facility	December 2019	—	—	823	805
Series E-1 Tranche B Term Loan Facility	August 2020	—	—	2,456	2,429
Series F Tranche B Term Loan Facility	April 2022	3,521	3,420	3,892	3,815
Senior Secured Notes:
6.50% Secured Notes	March 2022	1,250	1,235	—	—
7.00% Secured Notes	March 2024	2,000	1,975	—	—
5.50% Secured Notes	November 2025	1,750	1,729	—	—
Senior Unsecured Notes:
6.75%	August 2018	—	—	1,600	1,593
5.375%	March 2020	1,708	1,699	2,000	1,985
7.00%	October 2020	71	71	690	689
6.375%	October 2020	661	656	2,250	2,231
9.00%	December 2025	1,500	1,464	—	—
All other Senior Unsecured Notes	July 2021 through April 2025	13,026	12,930	12,803	12,690
Other	Various	15	15	12	12
Total long-term debt and other		$25,752	$25,444	$30,169	$29,846
The weighted average stated interest rate of the Company's outstanding debt as of December 31, 2017 and 2016 was 6.07% and 5.75%, respectively.

The aforementioned repayments and refinancings have also had an impact on our cash requirements for principal debt repayment over the next five years. The scheduled principal repayments of our debt obligations as of December 31, 2017 as compared with December 31, 2016 were as follows:

(in millions)	December 31, 2017	December 31, 2016
2018	$209	$3,738
2019	—	2,122
2020	2,690	7,723
2021	3,175	3,215
2022	5,115	4,281
Thereafter	14,563	9,090
Gross maturities	$25,752	$30,169
On January 30, 2018, we repaid $200 million of our Series F Tranche B Term Loan Facility, which we directed to be applied to satisfy (in part) payment of the expected $206 million Consolidated Excess Cash Flow payment for the year 2017. Also due in 2018, is $3 million which consists of (i) short-term loan obligations and (ii) lines of credit assumed from certain acquisitions prior to 2016 and are not related to the Senior Secured Credit Facility, Senior Secured Notes or Senior Unsecured Notes.  As the table above demonstrates, as a result of these debt repayments and refinancing transactions, we have eliminated all mandatory scheduled principal long-term debt repayments through March 2020, providing us with additional liquidity and greater flexibility to execute our business plans.
See Note 11, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details and “Management's Discussion and Analysis - Liquidity and Capital Resources: Long-term Debt” for additional discussion of these matters.
Improving Working Capital - Due in part to our focus on our core businesses and divestitures of non-core businesses, we have reduced our inventory days and working capital days during 2017. Further, we have simplified our supply chain by reducing the number of manufacturing sites and are in the process of discontinuing more than 1,900 stock keeping units or SKUs. We estimate these operational improvements and other cash management efforts generated over $800 million of additional cash from changes in working capital during 2017. Although we continually drive for operational excellence across our organization, we cannot predict that our working capital management efforts will be as successful in generating similar cash amounts in future years. However, we do believe we have right-sized the Company's working capital to a level that fits our business size and needs.
Refocus the Ortho Dermatologics Business
During 2017, we took a number of actions which we believe will help our efforts to stabilize our dermatology business, which included: (i) rebranding our dermatology business, (ii) recruiting a new experienced leadership team, (iii) made significant investment in the dermatology pipeline, (iv) adjusted the size of the dermatology sales force and (v) reorganized that sales force around roughly 150 territories, as we work to rebuild relationships with prescribers of our products.
In July 2017, we rebranded our dermatology business as Ortho Dermatologics, dedicated to helping patients in the treatment of a range of therapeutic areas including actinic keratosis, acne, atopic dermatitis, psoriasis, cold sores, athlete's foot, nail fungus and other dermatoses. The Ortho Dermatologics portfolio includes several leading acne, anti-fungal and anti-infective products. The name change to Ortho Dermatologics is part of a larger rebranding initiative for the dermatology business.
During 2017, the new leadership team directed significant R&D resources to our Ortho Dermatologics business. As previously discussed, Siliq™ was launched in the U.S. in July 2017. Then, on November 2, 2017, we announced that the FDA had accepted our NDA for Duobrii™ for review, and set a PDUFA action date of June 18, 2018. Siliq™ and Duobrii™ (if approved) are treatments for moderate-to-severe plaque psoriasis and are two of our Significant Seven, which we believe will provide significant revenues over the next five years.
Address Legacy Legal Matters
During 2016, the Company was burdened with addressing certain ongoing legal matters, some of which were inherited as part of the acquisitions we completed in 2015 and prior. In order to better focus on our core activities and simplify our operations, we vigorously addressed these matters during 2017 and we have achieved dismissals and other positive outcomes in more than 80 historical litigations and investigations, as we continue to actively address others. The significant matters are fully discussed in Note 21, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements and include:

Salix Securities Litigation - Beginning on November 7, 2014, three putative class action lawsuits were filed by shareholders of Salix, each of which generally alleged that Salix and certain of its former officers and directors violated federal securities laws in connection with Salix’s disclosures regarding certain products, including with respect to disclosures concerning historic wholesaler inventory levels, business prospects and demand, reserves and internal controls. On February 8, 2017, we reached an agreement to settle the outstanding consolidated action. The settlement was subsequently approved by the court and, in accordance with the agreement, we made a payment of $210 million in the second quarter of 2017. Subsequently, we received $60 million in insurance reimbursements related to this matter.
Allergan Litigation - On December 28, 2017, all parties agreed to settle the ongoing, Allergan shareholder class actions for a total of $290 million. The complaints had asserted violations of Section 14(e) of the Exchange Act and rules promulgated by the SEC thereunder and Section 20A of the Exchange Act by the Company and the other defendants, as well as violations of Section 20(a) of the Exchange Act by certain defendants, and had sought, among other relief, money damages, equitable relief, and attorneys’ fees and costs. The settlement is subject to Court approval; however, on January 16, 2018, following a hearing on this settlement, the Court vacated the trial dates and indicated its preliminary approval of the settlement, subject to submissions of final papers and associated hearings. Under the terms of the proposed settlement, the Company is responsible for paying $96 million, or 33% of the settlement amount. We are pursuing recovery of the settlement amount and the costs of defense under our insurance policies, although recovery is not assured.
Sprout Litigation - On or about November 2, 2016, we were named as defendants in a lawsuit filed by the shareholder representative of the former shareholders of Sprout. The plaintiff in this action alleged, among other things, breach of contract with respect to certain terms of the merger agreement relating to the Company's acquisition of Sprout, including a disputed contractual term respecting the use of certain diligent efforts to develop and commercialize the Addyi® product (including a disputed contractual term respecting the spend of no less than $200 million in certain expenditures). The plaintiff in this action sought unspecified compensatory and other damages and attorneys’ fees, as well as an order requiring Valeant to perform its obligations under the merger agreement. On December 20, 2017, we completed the Sprout Sale. In connection with the closing of the Sprout Sale, this action has been dismissed with prejudice. The Sprout Sale provided us the opportunity to divest a business not core to our business objectives while allowing us to resolve an ongoing legal matter which was requiring significant capital and business resources.
Solodyn® Antitrust Class Actions - Beginning in July 2013, we were named as co-defendants in a number of civil antitrust class action suits alleging that the defendants engaged in an anticompetitive scheme to exclude competition from the market for minocycline hydrochloride extended release tablets, a prescription drug for the treatment of acne marketed by our subsidiary, Medicis Pharmaceutical Corporation, under the brand name Solodyn®. The plaintiffs sought declaratory and injunctive relief and, where applicable, treble, multiple, punitive and/or other damages, including attorneys’ fees. In February 2018, we agreed to resolve the class action litigation with the End Payor and Direct Payor classes for an amount of $58 million, subject to Court approval, and have resolved related litigation with opt-out retailers for additional consideration.
Address Regulatory Matters
In the normal course of business, our products, devices and facilities are the subject of ongoing oversight and review, by regulatory and governmental agencies, including general, for cause and pre-approval inspections by the FDA. In 2016, FDA inspections of our Rochester, New York and Tampa, Florida facilities resulted in observations that we needed to address. In 2017, we resolved these matters with the FDA and have eliminated manufacturing uncertainties related to our current and upcoming regulatory submissions. This has cleared the way for new product approvals and the continued shipment of our products to countries outside the U.S.
Rochester, New York Facility - On November 3, 2016, we were issued a Warning Letter by the FDA identifying violations of Current Good Manufacturing Practices ("CGMP"), for two device products acquired from other companies and currently managed at our Rochester, New York facility. The acquired products did not fully meet design control requirements and had not been completely resolved at the time of the inspection. The FDA did not identify any issue with the manufacturing or quality controls of either the drugs or the B&L devices manufactured by us at the Rochester facility. Nevertheless, we are committed to the quality of any product or device distributed by us and welcome these inspections as an opportunity to demonstrate that commitment and improve on the current processes. The Company immediately issued a formal Warning Letter Response and began rigorously addressing the identified matters. In May 2017, the NY FDA District Office performed a Warning Letter Response Verification inspection to assess the effectiveness of the corrective actions we had taken. The three day inspection resulted in no observations and the FDA has since removed the Official Action Indicated status. On June 13, 2017, the FDA posted on its official compliance status website that the November 3, 2016 Warning Letter was successfully closed.

Separately, the FDA completed a drug inspection at our Rochester facility in March 2017. Shortly after, we received notice from the FDA NY District Office that two observations identified had been adequately addressed. The inspection focused on the testing and laboratory controls of our drug stability program. The notice identified no observations by the FDA investigators during their inspection and confers a compliant status for the Rochester facility's drug testing and quality operations.
Tampa, Florida Facility - In September 2015, we announced that the FDA had accepted for review the NDA for Vyzulta™ and set a PDUFA action date of July 21, 2016. On July 22, 2016, we announced that we had received a Complete Response Letter ("CRL") from the FDA regarding the NDA for this product. On February 24, 2017, we refiled the NDA and, on August 7, 2017, we received another CRL from the FDA regarding the NDA for this product. The concerns raised by the FDA in both CRLs pertained to the findings of CGMP inspections at our manufacturing facility in Tampa, Florida, where certain deficiencies were identified by the FDA. However, neither CRL identified any efficacy or safety concerns with respect to this product or additional clinical trials needed for the approval of the NDA. On August 16, 2017, we announced that the FDA confirmed that all issues related to the CGMP inspection at the Tampa, Florida facility were being satisfactorily resolved, and a Voluntary Action Indicated inspection classification has since been issued by the FDA for this facility. On November 2, 2017, we announced that the FDA approved the NDA for Vyzulta™. We launched Vyzulta™ in December 2017.
Following the resolution of these matters and the completion of U.S. FDA inspections of our other facilities going back to February 2017, all Valeant and Bausch + Lomb facilities are currently in good compliance standing with the FDA. With these confirmations, we have eliminated manufacturing uncertainties related to our current and upcoming regulatory submissions and have cleared the way for new product approvals and the continued shipment of our products to countries outside the U.S.
All Valeant and Bausch + Lomb facilities are now rated either as No Action Indicated (or NAI, where there was no Form 483 observation) or Voluntary Action Indicated (or VAI, where there was a Form 483 with one or more observations). In the case of the VAI inspection outcome, the FDA has accepted our responses to the issues cited in the Form 483, which will be verified when the agency makes its next inspection of those specific facilities. (A Form 483 is issued at the end of each inspection when FDA investigators have observed any condition that in their judgment may constitute violations of CGMP.)
Address Operational Matters
Beginning in 2016 and through 2017, the new leadership team addressed a number of issues affecting performance and other operational matters. These operational matters included:
Patient Access and Pricing Committee and New Pricing Actions - Improving patient access to our products, as well making them more affordable, is an important element of our turnaround. In May 2016, we formed the Patient Access and Pricing Committee responsible for setting, changing and monitoring the pricing of our branded and other pharmaceutical products. In October 2016, the Patient Access and Pricing Committee approved 2% to 9% increases to our gross selling price (wholesale acquisition cost or “WAC”) for products in our neurology, GI and urology portfolios. The changes are aligned with the Patient Access and Pricing Committee's commitment that the average annual price increase for our branded prescription pharmaceutical products will be set at no greater than single digits and below the 5-year weighted average of the increases within the branded biopharmaceutical industry. On April 21, 2017, the Company announced that following the evaluation and approval of the Patient Access and Pricing Committee, it had decided to list Siliq™ (brodalumab) injection at $3,500 per month, which represented the lowest-priced injectable biologic psoriasis treatment based on total annual costs on the market at the time of the announcement. We expect that the Patient Access and Pricing Committee will continue to implement or recommend additional price changes and/or new programs to enhance patient access to our drugs and that these pricing changes and programs could affect the average realized pricing for our products and may have a significant impact on our revenue trends. In 2018 and beyond, we expect the Patient Access and Pricing Committee to continue its commitment to maintain average annual price increase for our branded prescription pharmaceutical products at no greater than single digits to ensure value is delivered directly to our customers.
Walgreens Fulfillment Arrangements - In the beginning of 2016, we launched a brand fulfillment arrangement with Walgreen Co. ("Walgreens") and extended these programs to additional participating independent retail pharmacies. Under the terms of the brand fulfillment arrangement, we made available certain of our products to eligible patients through a patient access and co-pay program available at Walgreens U.S. retail pharmacy locations, as well as participating independent retail pharmacies. The program under this 20-year agreement initially covers certain of our dermatology products, including Jublia®, Luzu®, Solodyn®, Retin-A Micro® Gel 0.08% and 0.06%, Onexton® and Acanya® Gel, certain of our ophthalmology products, including Vyzulta™, Besivance®, Lotemax®, Alrex®, Prolensa®, Bepreve®, and Zylet®. The Company continues to explore options to modify the Walgreens arrangement to improve the distribution and sales of our products.

Transform
With our business objectives now set and our leadership team in place, we look ahead to 2018 and beyond and continue to monitor our progress toward our transformation.
Increase the Focus of our Pipeline
We are constantly challenged by the dynamics of our industry to innovate and bring new products to market. Now that we have divested businesses where we saw limited growth opportunities, we can redirect the R&D spend and other corporate investments we had in those businesses, to innovation focused on our most profitable businesses where we aim to be an industry leader.
We believe that we have a well-established product portfolio that is diversified within our core businesses and provides a sustainable revenue stream to fund our operations. However, the success of our transformation is dependent upon our ability to continually refresh our pipeline, to provide a rotation of product launches that meet new and changing demands and replace other products that have lost momentum. We believe we have a robust pipeline that not only provides for the next generation of our existing products, but is also poised to bring new product solutions to market.
During 2017, we launched and/or relaunched over 120 products globally, which contributed to organic growth in most of our core businesses. We currently have approximately 100 R&D projects in our global pipeline. These R&D projects include members of what we have dubbed our "Significant Seven", which are products we have recently launched or we expect to launch in the near term pending completion of testing and receiving FDA approval. Our Significant Seven are: (i) Vyzulta™ (Bausch + Lomb), (ii) Siliq™ (psoriasis), (iii) Jemdel™ (psoriasis), (iv) Lumify™ (Bausch + Lomb), (v) Duobrii™(psoriasis), (vi) Relistor® (GI) and (vii) the Bausch + Lomb ULTRA® product lines (Bausch + Lomb). Descriptions of these products and relevant launch dates and/or stages of testing were previously discussed. Revenues for our Significant Seven were less than $100 million in 2017; however, we believe the prospects for this group of products over the next five years to be substantial and anticipate devoting significant marketing efforts toward their promotion. We believe that the strength of these launches and the impact of these products on their respective markets will demonstrate the effectiveness of our pipeline and R&D strategies and inspire further innovation in our businesses.
Continue to Recruit and Retain Talent
As previously discussed, in December 2016, we initiated a significant GI sales force expansion program and in the first quarter of 2017, in support of our Xifaxan® for IBS-D and Relistor® tablets for OIC products. This initiative provided us with positive results, as we experienced consistent growth in demand for these products throughout the balance of 2017.
In December 2017, encouraged by the success of our 2016 GI sales force expansion program, we committed to increasing our Ortho Dermatologics sales force by more than 25%, in support of our growth initiatives for our Ortho Dermatologics business. We believe the additional sales force is vital to meet the demand we expect from our recently launched products and those we expect to launch in the near future pending FDA approval. We continue to monitor our pipeline for other near term launches that will create opportunity needs in our other core businesses requiring us to retain people for additional leadership and sales force roles.
Continue the Turnaround of Ortho Dermatologics Business
We remain on track to turnaround our Ortho Dermatologics business and believe we have identified new products that, if approved, will help complete the turnaround. In additional to expanding our Ortho Dermatologics sales force by 25%, we have made significant investments to build out our psoriasis and acne product portfolios, which are the markets within dermatology where we see the greatest opportunities. We believe narrowing our focus on these specific markets, will generate growth in our Ortho Dermatologics business and make us a category leader in the dermatology market.

Psoriasis - In 2018, we will begin reallocating a substantial portion of our existing Ortho Dermatologics resources specifically toward our psoriasis business. As the number of reported cases of psoriasis in the U.S. has increased over recent years, we believe there is a need to make further investments in this market in order to maximize our opportunity and supplement our current psoriasis product portfolio. In addition to getting FDA approval for the recently launched SiliqTM (July 2017) and Retin-A Micro® 0.06% (January 2018) products, we have filed NDAs with the FDA for other new psoriasis products including DuobriiTM (PDUFA action date of June 18, 2018) and JemdelTM, which we expect to launch in the near term pending FDA approval. We believe that each of these products will line up well with the growing demand in the psoriasis market. In addition to these recent launches and continued commitment to our complete portfolio of psoriasis products, on February 27, 2018, we announced that we entered into an exclusive license agreement with Kaken Pharmaceutical Co., Ltd. to develop and commercialize products containing a new chemical entity, KP-470, which is an investigational compound for the topical treatment of psoriasis.  If approved, KP-470 will represent a novel drug with an alternative mechanism of action in the topical treatment of psoriasis.
Acne - In support of our established acne product portfolio, we have been developing several products, which are in various stages of development, which includes AltrenoTM. Recently the FDA has accepted the NDA for AltrenoTM with a PDUFA action date of August 27, 2018.
Bolstered by the new product opportunities we are creating in our psoriasis and acne product lines and the increased focus on our sales force, we believe we have set the groundwork for the potential to achieve compounding growth in our Ortho Dermatologics business as we look out over the next five years.
Continue to Manage Our Capital Structure
In 2017, we completed a series of transactions which reduced our debt levels and improved our capital structure. As a result of these debt repayments and refinancing transactions, we have eliminated all mandatory scheduled principal long-term debt repayments through March 2020, providing us with additional liquidity and greater flexibility to execute our business plans. Our reduced debt levels and improved debt portfolio will translate to lower repayments of principal over the next three years, which, in turn, will permit more cash flows to be directed toward developing our core assets and repay additional debt amounts. In addition, as a result of the changes in our debt portfolio, approximately 85% or our debt is fixed rate debt as of December 31, 2017, as compared to approximately 65% as of December 31, 2016.
While we currently have no definitive plans to divest additional assets during 2018, we continue to monitor our capital structure and to evaluate other opportunities to simplify our business and improve our capital structure giving us the ability to better focus on our core businesses. While we anticipate focusing any future divestiture activities on non-core assets, we would consider dispositions in core areas that we believe represent attractive opportunities for the Company. Also, the Company regularly evaluates market conditions, its liquidity profile, and various financing alternatives for opportunities to enhance its capital structure. If opportunities are favorable, the Company may refinance or repurchase existing debt.
Managing Generic Competition and Loss of Exclusivity
Certain of our products face the expiration of their patent or regulatory exclusivity in 2018 or in later years, following which we anticipate generic competition of these products. In addition, in certain cases, as a result of negotiated settlements of some of our patent infringement proceedings against generic competitors, we have granted licenses to such generic companies, which will permit them to enter the market with their generic products prior to the expiration of our applicable patent or regulatory exclusivity. Finally, for certain of our products that lost patent or regulatory exclusivity in prior years, we anticipate that generic competitors may launch in 2018 or in later years. Following a loss of exclusivity of and/or generic competition for a product, we would anticipate that product sales from such product would decrease significantly shortly following such loss of exclusivity or the entry of a generic competitor. Where we have the rights, we may elect to launch an authorized generic of such product (either ourselves or through a third party) prior to, upon or following generic entry, which may mitigate the anticipated decrease in product sales; however, even with launch of an authorized generic, the decline in product sales of such product would still be expected to be significant, and the effect on our future revenues could be material.
A number of our products already face generic competition. In the U.S., these products include, among others, Ammonul®, Atralin®, Carac®, Edecrin®, Glumetza®, Istalol®, Isuprel®, Locoid® Cream, Nitropress®, certain strengths of Retin-A Micro®, certain strengths of Solodyn®, Syprine®, Targretin® capsules, Tasmar®, Vanos®, Virazole®, Wellbutrin XL®, Xenazine®, Zegerid®, Ziana® and Zovirax® ointment. In Canada, these products include, among others, Aldara®, Glumetza®, Sublinox® and Wellbutrin® XL.
Based on current patent expiration dates, settlement agreements and/or competitive information, we believe that our key products facing a potential loss of exclusivity and/or generic competition in the five year period from 2018 to and including 2022 include, among others (this is not an exhaustive list of products), the following key products in the U.S.: in 2018, Cuprimine®,

Elidel®, Locoid® Lotion, Lotemax® Gel, Lotemax® Suspension, Mephyton®, and certain products subject to settlement agreements, which in aggregate represented 8% and 8% of our U.S. and Puerto Rico revenues for 2017 and 2016; in 2019, Zovirax® cream and certain products subject to settlement agreements, which in aggregate represented 2% and 2% of our U.S. and Puerto Rico revenues for 2017 and 2016; in 2020, Clindagel® and Migranal® which represented 0% and 1% of our U.S. and Puerto Rico revenues for 2017 and 2016; in 2021, Luzu®, PreserVision® and certain products subject to settlement agreements, which represented 4% and 3% of our U.S. and Puerto Rico revenue for 2017 and 2016, respectively. We currently have not identified any products with significant revenues facing a potential loss of exclusivity and/or generic competition in the year 2022. These dates may change based on, among other things, successful challenge to our patents, settlement of existing or future patent litigation and at-risk generic launches.
In addition, for a number of our products (including Apriso®, Carac®, Cardizem®, Onexton®, Prolensa®, Uceris®, Relistor® and Xifaxan® in the U.S. and Wellbutrin® XL and Glumetza® in Canada), we have commenced (or anticipate commencing) infringement proceedings against potential generic competitors in the U.S. and Canada. If we are not successful in these proceedings, we may face increased generic competition for these products. See Note 21, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements for further details regarding certain infringement proceedings.
The risks of generic competition are a fact of the health care industry and are not specific to our operations or product portfolio. These risks are not avoidable, but they are manageable. To manage these risks, our leadership team continually evaluates the impact that the loss of future revenues from generic competition will have on future profitability and operations. In addition to aggressively defending our patents and the Company's other intellectual properties, the leadership of the Company makes operational and investment decisions regarding these products and businesses at risk, not the least of which are the decisions regarding our pipeline. Our leadership team actively manages the Company's pipeline in order to identify the proper projects to pursue. Innovative and realizable projects aligned with our core businesses that are expected to provide incremental and sustainable revenues and growth into the future. We believe that our current pipeline is strong enough to meet these objectives and provide future sources of revenues, in our core businesses, sufficient enough to sustain our growth and corporate health as other products in our established portfolio face generic competition and lose momentum.
We believe that we have a well-established product portfolio that is diversified within our core businesses. We also have a robust pipeline that not only provides for the next generation of our existing products, but also brings new solutions into the market. Revenues for our Significant Seven were less than $100 million in 2017, as several of these products have only recently been launched and others are yet to be launched. However, we believe the potential revenues for our Significant Seven over the next five years to be substantial and will positively impact our revenues and operating results. We are confident that revenues from our Significant Seven, our existing pipeline and newly identified projects during the next five years will exceed the anticipated loss of revenues from those products identified as facing loss of exclusivity during that same period.
See Item 1A “Risk Factors” of this Form 10-K for additional information on our competition risks.
Business Trends
In addition to the acquisition and divestiture actions previously outlined, the following events have affected and are expected to affect our business trends:
U.S. Health Care Reform
The U.S. federal and state governments continue to propose and pass legislation designed to regulate the health care industry. In March 2010, the Patient Protection and Affordable Care Act (the “ACA”) was enacted in the U.S. The ACA contains several provisions that impact our business, including: (i) an increase in the minimum Medicaid rebate to states participating in the Medicaid program, (ii) the extension of the Medicaid rebates to Managed Care Organizations that dispense drugs to Medicaid beneficiaries, (iii) the expansion of the 340(B) Public Health Services drug pricing program, which provides outpatient drugs at reduced rates, to include additional hospitals, clinics and health care centers and (iv) a fee payable to the federal government based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs.
In addition, in 2013: (i) federal subsidies began to be phased in for brand-name prescription drugs filled in the Medicare Part D cover gap and (ii) the law requires the medical device industry to subsidize health care reform in the form of a 2.3% excise tax on U.S. sales of most medical devices. However, the Consolidated Appropriations Act, 2016 (Pub. L. 114-113), signed into law on December 18, 2015, included a two-year moratorium on the medical device excise tax. On January 22, 2018, with the passage of continuing appropriations through February 8, 2018 (HR 195), the moratorium on the medical device excise tax was further extended until January 1, 2020. The ACA also included provisions designed to increase the number of Americans covered by health insurance. In 2014, the ACA's private health insurance exchanges began to operate. The ACA also allows states to expand Medicaid coverage with most of the expansion’s cost paid for by the federal government.
For 2017, 2016 and 2015, we incurred costs of $48 million, $36 million and $28 million, respectively, related to the annual fee assessed on prescription drug manufacturers and importers that sell branded prescription drugs to specified U.S. government programs (e.g., Medicare and Medicaid). For 2017, 2016 and 2015, we also incurred costs of $106 million, $128 million and $104 million, respectively, on Medicare Part D utilization incurred by beneficiaries whose prescription drug costs cause them to be subject to the Medicare Part D coverage gap (i.e., the “donut hole”). The increase in Medicare Part D coverage gap liability is mainly due to Xifaxan®. Under legislation, which provided for a moratorium on the medical device excise tax beginning January 1, 2016 as previously discussed, the Company incurred medical device excise taxes for 2017, 2016 and 2015 of $0, $0 and $5 million, respectively.
On July 28, 2014, the Internal Revenue Service issued final regulations related to the branded pharmaceutical drug annual fee pursuant to the ACA. Under the final regulations, an entity’s obligation to pay the annual fee is triggered by qualifying sales in the current year, rather than the liability being triggered upon the first qualifying sale of the following year. We adopted this guidance in the third quarter of 2014, and it did not have a material impact on our financial position or results of operations.
The financial impact of the ACA will be affected by certain additional developments over the next few years, including pending implementation guidance and certain health care reform proposals. Additionally, policy efforts designed specifically to reduce patient out-of-pocket costs for medicines could result in new mandatory rebates and discounts or other pricing restrictions. Also, it is possible, as discussed further below, that under the current administration, legislation will be passed by the Republican-controlled Congress repealing the ACA in whole or in part. Adoption of legislation at the federal or state level could affect demand for, or pricing of, our products.
In 2018, we face uncertainties due to federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the ACA. However, there is low likelihood of repeal of the ACA given the recent failure of the Senate’s multiple attempts to repeal various combinations of ACA provisions. There is no assurance that any replacement or administrative modifications of the ACA will not adversely affect our business and financial results, particularly if the replacing legislation reduces incentives for employer-sponsored insurance coverage, and we cannot predict how future federal or state legislative or administrative changes relating to the reform will affect our business.
Other legislative efforts relating to drug pricing have been proposed and considered at the U.S. federal and state level. We also anticipate that Congress, state legislatures and third-party payors may continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation or policy changes or implementations affecting additional fundamental changes in the health care delivery system.
U.S. Tax Reform
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law which includes a number of changes to existing U.S. tax laws. Among the tax law changes affecting the Company are a reduction in the U.S. corporate federal statutory tax rate from 35% to 21%, limitations on the tax deduction for interest expense to 30% of adjusted earnings and other reductions or eliminations of business deductions and credits. The Tax Act also implements a modified territorial tax system that includes a one-time transition tax on the accumulated previously untaxed earnings of foreign subsidiaries (the “Transition Toll Tax”) equal to 15.5% (reinvested in liquid assets) or 8% (reinvested in non-liquid assets). At the taxpayer's election, the Transition Toll Tax can be paid over an eight-year period without interest, beginning in 2018.
The Tax Act also includes two new U.S. tax base erosion provisions: (i) the base-erosion and anti-abuse tax (“BEAT”) and (ii) the global intangible low-taxed income (“GILTI”). BEAT provides a minimum tax on deductible payments made to related foreign parties. GILTI requires an entity to include in its U.S. taxable income the earnings of its foreign subsidiaries in excess of an allowable return on each foreign subsidiary’s depreciable tangible assets. Recently issued accounting guidance provides that the impacts of this provision can be included in the consolidated financial statements either by recording the impacts in the period in which GILTI has been incurred or by adjusting deferred tax assets or liabilities related to basis differences expected to reverse as a result of the GILTI provisions in future years. The Company has provisionally elected to provide for the GILTI tax in the period in which it is incurred and therefore, the 2017 benefit for income taxes does not include a provision for GILTI.
In December 2017, the SEC issued guidance in situations where the accounting for certain elements of the Tax Act cannot be completed prior to the release of an entity's financial statements. For the elements of the Tax Act where a reasonable estimate of the tax effects could not be completed prior to the release of our financial statements, we will recognize the resulting tax effects in the period our assessment is complete. The Company did not identify items for which the income tax effects of the Tax Act have been completed and the Company did not identify items for which the accounting and a reasonable estimate could not be determined as of December 31, 2017. As the Tax Act was only recently passed, full guidance associated with its impacts have not yet been provided from the relevant state and federal jurisdictions. As such we have used all available information to form appropriate accounting estimates for the changes within the law but have not completed any aspects of the implementation of the law in expectation of further guidance.
We have provided for income taxes, including the impacts of the Tax Act, in accordance with the accounting guidance issued through the date of this filing. The tax benefit for 2017 is $4,145 million, which includes provisional net tax benefits of $975 million attributable to the Tax Act. The accounting for the Tax Act includes each of the following provisional amounts: (i) the re-measurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future of $774 million, (ii) the one-time Transition Toll Tax of $88 million and (iii) the decrease in deferred tax assets attributable to certain legal accruals, the deductibility of which is uncertain for U.S. federal income tax purposes, of $10 million. We have provisionally utilized net operating losses (“NOLs”) to offset the provisionally determined $88 million Transition Toll Tax and therefore no amount is recorded as payable. We have previously provided for residual U.S. federal income tax on its outside basis differences in certain foreign subsidiaries; however, as our residual U.S. tax liability was $299 million prior to the law change, we recognized a deferred tax benefit of $299 million in the fourth quarter of 2017.
The provisional amounts included in our 2017 Benefit from income taxes, including the Transition Toll Tax, will be finalized when a full assessment can be completed, and the resulting tax effects will be recognized in the period finalized, as additional income tax provision or benefit. The effects of the Tax Act were recorded as provisional estimated, in part, because of potential future guidance from the SEC, the US Internal Revenue Service, and various state and local governments. Our assessment must be finalized within one year of the enactment of the Tax Act, December 22, 2018. Differences between the provisional benefit from income taxes as provided and the benefit or provision for income taxes when finalized are expected, and those differences could be material.
See Note 2, "SIGNIFICANT ACCOUNTING POLICIES" and Note 18, "INCOME TAXES" to our audited Consolidated Financial Statements, as well as the sub-heading "Income Taxes" below, for further details.

SELECTED FINANCIAL INFORMATION
Organic Revenues and Organic Growth Rates
Organic growth, a non-GAAP metric, is defined as an increase on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations. Organic revenue growth is growth in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, of businesses that have been owned for one or more years. The Company uses organic revenue and organic revenue growth to assess performance of its reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as it provides a supplemental period-to-period comparison.
Organic revenue growth reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth excludes from the prior period (but not the current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.
Please refer to the tables of organic revenues (non-GAAP) and organic revenue growth rates presented in the subsequent section titled “Reportable Segment Revenues and Profits” for a reconciliation of GAAP revenues to organic revenues (non-GAAP).
The following table provides selected financial information for each of the last three years:

	Years Ended December 31,			Change
(in millions, except per share data)	2017	2016	2015	2016 to 2017	2015 to 2016
Revenues	$8,724	$9,674	$10,447	$(950)	$(773)
Operating income (loss)	$102	$(566)	$1,527	$668	$(2,093)
Loss before (benefit from) provision for income taxes	$(1,741)	$(2,435)	$(155)	$694	$(2,280)
Net income (loss)	$2,404	$(2,408)	$(288)	$4,812	$(2,120)
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$2,404	$(2,409)	$(292)	$4,813	$(2,117)
Earnings (loss) per share attributable to Valeant Pharmaceuticals International, Inc.
Basic	$6.86	$(6.94)	$(0.85)	$13.80	$(6.09)
Diluted	$6.83	$(6.94)	$(0.85)	$13.77	$(6.09)
Financial Performance
Summary of 2017 Compared with 2016
Our revenue for 2017 and 2016 was $8,724 million and $9,674 million, respectively, a decrease of $950 million, or 10%. The decrease was driven by divestitures and discontinuations and lower volumes in: (i) our Diversified Products segment as a result of the loss of exclusivity for a number of products, (ii) our Ortho Dermatologics segment as a result of challenging market dynamics in dermatology and (iii) to a lesser extent our Salix segment. Revenues were also negatively affected, to a lesser extent, by foreign exchange. These decreases were partially offset by increased volumes in our Bausch + Lomb / International segment, primarily driven by the U.S. Bausch + Lomb Consumer business, and increased international pricing in our Bausch + Lomb / I nternational segment. The changes in our segment revenues and segment profits are discussed in detail in the section titled “Reportable Segment Revenues and Profits”.
Operating income for 2017 was $102 million, as compared to operating loss for 2016 of $566 million, an increase of $668 million. Our operating income for 2017 compared to our operating loss for 2016 reflects, among other factors:

•
a decrease in contribution (product sales revenue less cost of goods sold, exclusive of amortization and impairments of intangible assets) of $875 million, primarily driven by: (i) lower volumes and (ii) the impact of divestitures and discontinuances;

•
a decrease in selling, general, and administrative expenses (“SG&A”) of $228 million, primarily attributable to: (i) a net decrease in advertising and promotional expenses, (ii) higher severance and other benefits in 2016 associated with exiting executives and on-boarding a new executive team and other key employees, (iii) termination benefits associated with our former Chief Executive Officer in 2016 and (iv) the impact of divestitures. These factors were partially offset by an increase in professional fees;

•
a decrease in R&D of $60 million due to the year over year phasing as we completed the R&D investment in Siliq™ and other newly launched products requiring investment in the prior year, removed projects related to divested businesses and rebalanced our portfolio to better focus on its core assets;

•
an increase in Amortization of intangible assets of $17 million, driven by changes to the estimated remaining useful lives of certain products and the Salix brand name, partially offset by lower amortization as a result of impairments to intangible assets and divestitures and discontinuances of product lines during 2017 and 2016, as the Company focuses on its core assets;

•
a decrease in Goodwill impairments of $765 million. In 2016, we recognized Goodwill impairments of $1,077 million primarily in connection with the realignment of our reporting segment structure during the three months ended September 30, 2016. In 2017, we recognized Goodwill impairments of $312 million in connection with a reporting unit during the three months ended September 30, 2017;

•	an increase in Asset impairments of $292 million, primarily related to the Sprout and Obagi businesses;

•	a decrease in Restructuring and integration costs of $80 million as the integration of acquisitions in 2015 and prior is substantially complete;

•
a decrease in Acquisition-related contingent consideration of $276 million, primarily due to a fair value adjustment of $312 million reflecting a decrease in forecasted sales for the Addyi® product prior to the Sprout Sale, which impacted the expected future royalty payments; and

•
an increase in Other income, net of $426 million, primarily due to the increase in net gains on sales of businesses and other assets of $574 million, partially offset by higher charges for accruals for Litigation and other matters of $167 million.

Operating income for 2017 of $102 million and Operating loss for 2016 of $566 million includes non-cash charges for Depreciation and amortization of intangible assets of $2,858 million and $2,866 million, Asset impairments of $714 million and $422 million and Share-based compensation of $87 million and $165 million, respectively.
Our Loss before (benefit from) provision for income taxes for 2017 and 2016 was $1,741 million and $2,435 million, respectively, a decrease of $694 million. The decrease in our Loss before (benefit from) provision for income taxes is primarily attributable to: (i) the increase in Operating income of $668 million previously discussed and (ii) a favorable net change in Foreign exchange and other of $148 million. These changes in Loss before (benefit from) provision for income taxes were partially offset by the Loss on extinguishment of debt of $122 million.
Net income attributable to Valeant Pharmaceuticals International, Inc. for 2017 was $2,404 million as compared to Net loss attributable to Valeant Pharmaceuticals International, Inc. for 2016 of $2,409 million, an increase of $4,813 million. The increase in Net income attributable to Valeant Pharmaceuticals International, Inc. was primarily due to: (i) the increase in the Benefit from income taxes of $4,118 million which in 2017 includes non-cash income tax benefits related to the Company’s internal corporate restructuring and the accounting for the Tax Act and (ii) the decrease in Loss before (benefit from) provision for income taxes of $694 million previously described. See Note 18, "INCOME TAXES" to our audited Consolidated Financial Statements for further details.

Summary of 2016 Compared with 2015
Our revenue for 2016 and 2015 was $9,674 million and $10,447 million, respectively, a decrease of $773 million, or 7%. The decrease was primarily driven by the decreases in our Ortho Dermatologics segment, Diversified Products segment and Salix segment revenues. The changes in our segment revenues and segment profits are discussed in detail in the subsequent section titled "Reportable Segment Revenues and Profits".
Operating loss for 2016 was $566 million as compared to operating income for 2015 of $1,527 million, a decrease of $2,093 million. Our 2016 operating loss compared to our 2015 operating income reflects, among other factors:

•
a decrease in contribution of $796 million. The decrease is primarily driven by: (i) lower average realized pricing and (ii) lower volumes. The decreases in contribution were partially offset by the incremental contributions from the Salix Acquisition, the acquisition of Amoun Pharmaceutical Company S.A.E. ("Amoun") (the "Amoun Acquisition") and other acquisitions;

•
an increase in SG&A of $110 million primarily attributable to: (i) the incremental SG&A from the Salix Acquisition and other acquisitions, (ii) severance and other benefits associated with exiting executives, (iii) professional fees in connection with legal and governmental proceedings, investigations and information requests and (iv) on-boarding our new executive team and other key employees;

•
an increase in R&D of $87 million primarily within the Salix segment, Ortho Dermatologics segment and Bausch + Lomb/International segments to enhance our core assets and support of our new growth strategy;

•	an increase in Amortization of intangible assets of $416 million, as we amortized intangible assets acquired in 2015 for the full year 2016;

•	an increase in Goodwill impairments of $1,077 million primarily in connection with the realignment of our segment structure that took place during the three months ended September 30, 2016;

•	an increase in Asset impairments of $159 million primarily in connection with Ruconest® which was divested on December 7, 2016;

•	a decrease in Restructuring and integration costs of $230 million as the integration of acquisitions in 2015 and prior is substantially complete;

•
a decrease in in-process R&D costs of $72 million which was primarily related to a $100 million upfront payment to acquire certain multi-year licensing rights to brodalumab, marketed as Siliq™, expensed in 2015; and

•	Other expense, net in 2015 includes post-combination compensation expenses of $183 million associated with two acquisitions in 2015 that did not occur in 2016.
Operating loss for 2016 of $566 million and Operating income for 2015 of $1,527 million includes non-cash charges for Depreciation and amortization of intangible assets of $2,866 million and $2,467 million, Asset impairments of $422 million and $304 million and Share-based compensation of $165 million and $140 million, respectively.
Our Loss before (benefit from) provision for income taxes for 2016 and 2015 was $2,435 million and $155 million, respectively, an increase of $2,280 million. The increase in our Loss before (benefit from) provision for income taxes is primarily attributable to: (i) the decrease in operating income of $2,093 million previously described and (ii) an increase in interest expense of $273 million primarily driven by the increase in our debt level in the second half of 2015 offset in part by the pay down of debt during 2016. These increases in our loss before income taxes were partially offset by: (i) lower foreign exchange loss and other in 2016 of $62 million and (ii) the loss on the extinguishment of debt of $20 million in 2015 which did not occur in 2016.
Net loss attributable to Valeant Pharmaceuticals International, Inc. for 2016 and 2015 was $2,409 million and $292 million, respectively, an increase of $2,117 million. The increase in Net loss attributable to Valeant Pharmaceuticals International, Inc. is primarily attributable to the increase in loss before income taxes of $2,280 million previously described, partially offset by the increase in the Benefit from income taxes of $160 million.

RESULTS OF OPERATIONS
Our operating results for each of the last three years were as follows:

	Years Ended December 31,			Change
(in millions, except per share data)	2017	2016	2015	2016 to 2017	2015 to 2016
Revenues
Product sales	$8,595	$9,536	$10,292	$(941)	$(756)
Other revenues	129	138	155	(9)	(17)
	8,724	9,674	10,447	(950)	(773)
Expenses
Cost of goods sold (exclusive of amortization and impairments of intangible assets)	2,506	2,572	2,532	(66)	40
Cost of other revenues	42	39	53	3	(14)
Selling, general and administrative	2,582	2,810	2,700	(228)	110
Research and development	361	421	334	(60)	87
Amortization of intangible assets	2,690	2,673	2,257	17	416
Goodwill impairments	312	1,077	—	(765)	1,077
Asset impairments	714	422	304	292	118
Restructuring and integration costs	52	132	362	(80)	(230)
Acquired in-process research and development costs	5	34	106	(29)	(72)
Acquisition-related contingent consideration	(289)	(13)	(23)	(276)	10
Other (income) expense, net	(353)	73	295	(426)	(222)
	8,622	10,240	8,920	(1,618)	1,320
Operating income (loss)	102	(566)	1,527	668	(2,093)
Interest income	12	8	4	4	4
Interest expense	(1,840)	(1,836)	(1,563)	(4)	(273)
Loss on extinguishment of debt	(122)	—	(20)	(122)	20
Foreign exchange and other	107	(41)	(103)	148	62
Loss before (benefit from) provision for income taxes	(1,741)	(2,435)	(155)	694	(2,280)
(Benefit from) provision for income taxes	(4,145)	(27)	133	(4,118)	(160)
Net income (loss)	2,404	(2,408)	(288)	4,812	(2,120)
Less: Net income attributable to noncontrolling interest	—	1	4	(1)	(3)
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$2,404	$(2,409)	$(292)	$4,813	$(2,117)

2017 Compared with 2016
Revenues
Our primary sources of revenues are the sale of pharmaceutical products, OTC products and medical devices.
Our revenue was $8,724 million and $9,674 million for 2017 and 2016, respectively, a decrease of $950 million, or 10%. The decrease was primarily driven by: (i) the impact of divestitures and discontinuations of $459 million and (ii) a decline in revenues of $403 million primarily due to lower volumes associated with: (a) our Diversified Products segment as a result of the loss of exclusivity for a number of products, (b) our Ortho Dermatologics segment as a result of challenging market dynamics in dermatology and (c) to a lesser extent our Salix segment, partially offset by increased volumes in our Bausch + Lomb / International segment, primarily driven by the U.S. Bausch + Lomb Consumer business and increased international pricing in our Bausch + Lomb / International segment and Salix segment and (iii) the unfavorable impact of foreign currencies of $78 million which is primarily attributable to the Egyptian pound.
Our segment revenues and segment profits are discussed in detail in the subsequent section titled "Reportable Segment Revenues and Profits".
Cash Discounts and Allowances, Chargebacks and Distribution Fees
As is customary in the pharmaceutical industry, gross product sales are subject to a variety of deductions in arriving at net product sales. Provisions for these deductions are recognized concurrent with the recognition of gross product sales. These provisions include cash discounts and allowances, chargebacks and distribution fees, which are paid to direct customers, as well as rebates and returns, which can be paid to direct and indirect customers.  Price appreciation credits are generated when we increase a product’s wholesaler acquisition cost (“WAC”) under our contracts with certain wholesalers. Under such contracts, we are entitled to credits from such wholesalers for the impact of that WAC increase on inventory on hand at the wholesalers. Such credits are offset against the total distribution service fees we pay on all of our products to each such wholesaler. Net product sales on these credits are recognized on the date that the wholesaler is notified of the price increase. Provision balances relating to amounts payable to direct customers are netted against trade receivables and balances relating to indirect customers are included in accrued liabilities.  Provisions recorded to reduce gross product sales to net product sales and revenues for the years ended December 31, 2017 and 2016 were as follows:

	Years Ended December 31,
	2017		2016
(in millions)	Amount	Pct.	Amount	Pct.
Gross product sales	$14,825	100%	$16,047	100%
Provisions to reduce gross product sales to net product sales
Discounts and allowances	829	6%	789	5%
Returns	423	3%	460	3%
Rebates	2,545	17%	2,521	16%
Chargebacks	2,145	14%	2,318	14%
Distribution service fees	288	2%	423	3%
	6,230	42%	6,511	41%
Net product sales	$8,595	58%	$9,536	59%
Cash discounts and allowances, returns, rebates, chargebacks and distribution fees as a percentage of gross product sales were 42% and 41% in 2017 and 2016, respectively, an increase of 1% primarily driven by:

•
an increase in discounts and allowances as a percentage of product sales primarily associated with the generic release of Glumetza® AG partially offset by lower sales of Zegerid® AG due to generic competition;

•
returns as a percentage of gross product sales was unchanged as higher return rates for products with generic launches in 2017, such as Nitropress® and Glumetza®, were substantially offset by decreases from lower year over year sales and return rates associated with certain products, primarily Zegerid® AG which was launched in 2016, and Retin® AG which was impacted by multiple generics in 2016;

•
rebates as a percentage of product sales was higher as increased sales of products that carry higher contractual rebates and co-pay assistance programs, including the impact of gross price increases where customers receive incremental rebates based on contractual price increase limitations. The comparisons were impacted primarily by higher provisions for rebates and the co-pay assistance programs for promoted products, such as Xifaxan®, Wellbutrin® and Apriso®.

These increases were offset by decreases in rebates for Glumetza®, Solodyn®, Jublia®, Carac®, Ziana® and other products as generic competition caused a decline in volume year over year;

•
chargebacks as a percentage of gross product sales was unchanged as increases in chargebacks from higher year over year sales of certain generic drugs such as Glumetza® AG, Targretin® AG and Xenazine® AG and certain branded drugs such as Nifedical™, Xifaxan® and Ofloxacin were substantially offset by decreases in chargebacks associated with: (i) lower utilization by the U.S. government of certain products such as Minocin®, Ativan® and Mysoline®, (ii) lower year over year sales of Zegerid® AG, Nitropress® and Anusol™ and other drugs due to generic competition and Provenge® which was divested with the Dendreon Sale and (iii) better contract pricing as a result of the Company's pricing discipline. During much of 2016, the Company was subject to higher chargeback rates as a result of its 2015 pricing strategies. As a result of corrective actions taken by the Company, and its continued pricing discipline during 2016, the previous chargeback rates, which were substantial, are no longer effective during 2017; and

•
a decrease in distribution service fees as a percentage of gross product sales due in part to higher offsetting price appreciation credits and better contract terms with our distributors. Price appreciation credits are offset against the distribution service fees we pay wholesalers and were $21 million and $13 million for 2017 and 2016, respectively.

Operating Expenses
Cost of Goods Sold (exclusive of amortization and impairments of intangible assets)
Cost of goods sold primarily includes: manufacturing and packaging; the cost of products we purchase from third parties; royalty payments we make to third parties; depreciation of manufacturing facilities and equipment; and lower of cost or market adjustments to inventories. Cost of goods sold excludes the amortization and impairments of intangible assets.
Cost of goods sold was $2,506 million and $2,572 million for 2017 and 2016, respectively, a decrease of $66 million, or 3%. The decrease was primarily driven by: (i) lower volumes from revenues, (ii) the impact of divestitures and discontinuations, (iii) lower amortization of acquisition accounting adjustments related to inventories of $38 million and (iv) the favorable impact of foreign currencies of $22 million. These decreases were partially offset by: (i) an increase of $21 million in certain maintenance costs and (ii) higher third-party royalty costs on certain drugs.
Effective July 1, 2017, we began classifying certain maintenance costs as costs of sales which in previous periods were included in R&D expenses. The costs incurred for the period July 1, 2017 through December 31, 2017 was $21 million. No adjustments were made to prior periods based on materiality.
Cost of goods sold as a percentage of revenue was 29% and 27% for 2017 and 2016, respectively, an increase of 2 percentage points and was primarily driven by an unfavorable change in our product mix. In 2017, a greater percentage of our revenue was attributable to the Bausch + Lomb/International segment, which generally has lower gross margins than our remaining product portfolio. The shift toward a lower gross margin is also partly due to the loss of exclusivity across our portfolio. These increases in costs of goods sold as a percentage of product sales revenue were partially offset by acquisition accounting adjustments related to inventories expensed in 2016 of $38 million. Our segment revenues and segment profits are discussed in detail in the subsequent section titled “Reportable Segment Revenues and Profits”.
Selling, General and Administrative Expenses
SG&A expenses primarily include: employee compensation associated with sales and marketing, finance, legal, information technology, human resources and other administrative functions; certain outside legal fees and consultancy costs; product promotion expenses; overhead and occupancy costs; depreciation of corporate facilities and equipment; and other general and administrative costs.
SG&A was $2,582 million and $2,810 million for 2017 and 2016, respectively, a decrease of $228 million, or 8%. The decrease was primarily driven by: (i) a net decrease in advertising and promotional expenses, primarily driven by decreases in direct to consumer advertising in support of our Jublia®, Xifaxan®, Bausch + Lomb ULTRA® contact lenses and other branded products, (ii) a net decrease in compensation expense as we incurred higher personnel costs in 2016 resulting from changes in our senior management team and employee retention costs, (iii) termination benefits associated with our former Chief Executive Officer in 2016 consisting of: (a) the pro-rata vesting of performance-based restricted stock units (“RSUs”) (no shares were issued on vesting of these performance-based RSUs because the associated market-based performance condition was not attained), (b) a cash severance payment and (c) a pro-rata annual cash bonus, (iv) lower expenses due to the impact of divestitures, (v) the favorable impact of foreign currencies and (vi) a net decrease in third-party consulting fees. These factors were partially offset by an increase in professional fees incurred in connection with: (i) legal and governmental proceedings, investigations and information requests relating to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices, (ii) the execution on our key initiatives and (iii) other ongoing corporate and business matters.
Research and Development Expenses
Included in Research and development are costs related to our product development and quality assurance programs. Expenses related to product development include: employee compensation costs; overhead and occupancy costs; depreciation of research and development facilities and equipment; clinical trial costs; clinical manufacturing and scale-up costs; and other third party development costs. Quality assurance are the costs incurred to meet evolving customer and regulatory standards and include: employee compensation costs; overhead and occupancy costs; amortization of software; and other third party costs.
R&D expenses were $361 million and $421 million for 2017 and 2016, respectively, a decrease of $60 million, or 14%. The decrease was primarily due to: (i) the year over year phasing as we completed the R&D investment in Siliq™ and other newly launched products requiring investment in the prior year, removed projects related to divested businesses and rebalanced our portfolio to better focus on its core assets as this is not representative of our current product development activities and (ii) $21 million of certain maintenance costs classified as cost of sales in 2017 that in previous periods were included in R&D expenses as previously discussed.
Although R&D expenses in 2017 were lower when compared to 2016 by $60 million, R&D expenses as a percentage of revenue was approximately 4% in 2017 and 2016 and demonstrates our consistent commitment to our investment in our R&D strategy. The decrease in dollars spent in 2017 is attributable to year over year phasing as we completed the R&D investment in SiliqTM and other recently launched products requiring investment in 2016, removed projects related to businesses divested in 2017 and rebalanced our portfolio to better align with our long-term plans and focus on our Bausch + Lomb, GI and dermatology businesses.
Amortization of Intangible Assets
Intangible assets with finite lives are amortized using the straight-line method over their estimated useful lives, generally 2 to 20 years.
Amortization of intangible assets was $2,690 million and $2,673 million for 2017 and 2016, respectively, an increase of $17 million, or 1%. The increase in amortization is driven by changes to the estimated remaining useful lives of certain products and the Salix brand name, partially offset by lower amortization as a result impairments to intangible assets and divestitures and discontinuances of product lines during 2017 and 2016 as the Company focuses on its core assets. Management continually assesses the useful lives related to the Company's long-lived assets to reflect the most current assumptions. In review of the Company’s finite-lived intangible assets, management revised the estimated useful lives of certain intangible assets in the third and fourth quarters of 2017. As a result, the useful lives of certain product brands, with an aggregate carrying value of $7,618 million as of December 31, 2017, were revised from an average of seven years to four years, primarily due to each product expected to lose its exclusivity. In addition, the useful life of the Salix brand, with a carrying value of $569 million as of December 31, 2017, was revised from seventeen years to ten years due to revisions in the forecasted sales of its product portfolio.
Goodwill Impairments
Goodwill is not amortized but is tested for impairment at least annually at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair values of all reporting units using a discounted cash flow model which utilizes Level 3 unobservable inputs.
Goodwill impairments was $312 million and $1,077 million for 2017 and 2016, respectively.
During the three months ended September 30, 2017, the Sprout business was classified as held for sale. As the Sprout business represented only a portion of a reporting unit of our former Branded Rx segment, we assessed the remaining reporting unit for impairment and determined and recorded a goodwill impairment charge of $312 million during the three months ended September 30, 2017.
Commencing in the three months ended September 30, 2016 through the first quarter of 2018, the Company operated in three operating segments: (i) Bausch + Lomb/International, (ii) Branded Rx and (iii) U.S. Diversified Products. The realignment of the segment structure in 2016 resulted in changes in the Company’s reporting units. In the third and fourth quarter of 2016, goodwill impairment testing was performed under the former reporting unit structure immediately prior to the change and under the then-current reporting unit structure immediately subsequent to the change.

Under the former (pre-2016 realignment) reporting unit structure, the fair value of each reporting unit exceeded its carrying value by more than 15%, except for the former U.S. reporting unit whose carrying value exceeded its fair value by 2%. As a result, the Company proceeded to perform step two of the goodwill impairment test for the former U.S. reporting unit and determined that the carrying value of the unit's goodwill exceeded its implied fair value, which resulted in a goodwill impairment charge of $905 million, as adjusted through December 31, 2016. The goodwill impairment was primarily driven by changes to the Company's forecasted performance, which resulted in a lower fair value of the U.S. businesses, mainly the Salix business.
Under the then-current reporting unit structure, the carrying value of the Salix reporting unit exceeded its fair value, as updates to the unit's forecast resulted in a lower estimated fair value for the business. As a result, the Company proceeded to perform step two of the goodwill impairment test for the Salix reporting unit and determined that the carrying value of the unit's goodwill exceeded its implied fair value, which resulted in a goodwill impairment charge of $172 million, as adjusted through December 31, 2016.
During 2017, the Company divested certain businesses. In 2018, the Company began reallocating capital and resources to other businesses. As a result, during the second quarter of 2018, the Company’s CEO, who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the second quarter of 2018, the Company operates in the following reportable segments: (i) Bausch + Lomb/International segment, (ii) Salix segment, (iii) Ortho Dermatologics segment and (iv) Diversified Products segment.
See Note 9, "INTANGIBLE ASSETS AND GOODWILL" to our audited Consolidated Financial Statements for further details related to our goodwill impairment analysis.
Asset Impairments
Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company continues to monitor the recoverability of its finite-lived intangible assets and tests the intangible assets for impairment if indicators of impairment are present.
Asset impairments were $714 million for 2017 and included: (i) an impairment of $351 million related to the Sprout business classified as held for sale, (ii) impairments of $151 million reflecting decreases in forecasted sales for other product lines, (iii) impairments of $114 million to other assets classified as held for sale, primarily related to the Obagi business, (iv) impairments of $95 million, in aggregate, to certain product/patent assets associated with the discontinuance of specific product lines not aligned with the focus of the Company's core business and (v) impairments of $3 million related to acquired IPR&D.
Asset impairments were $422 million for 2016 and included: (i) $199 million related to Ruconest® which was divested on December 7, 2016, (ii) $25 million related to intangible assets associated with IBSChek™ and was attributable to declining sales trends, (iii) $14 million related to the termination of the development program for Cirle 3-dimensional surgical navigation technology and (iv) impairment to other assets that individually were not material.
See Note 4, "DIVESTITURES" and Note 9, "INTANGIBLE ASSETS AND GOODWILL" to our audited Consolidated Financial Statements regarding further details related to our intangible assets.
Restructuring and Integration Costs
Restructuring and integration costs were $52 million and $132 million for 2017 and 2016, respectively. We have substantially completed the integration of the businesses acquired prior to 2016. The Company continues to evaluate opportunities to streamline its operations and identify additional cost savings globally and the Company may identify and take additional exit and cost-rationalization restructuring actions in the future, the costs of which could be material. See Note 5, "RESTRUCTURING AND INTEGRATION COSTS" to our audited Consolidated Financial Statements for further details regarding these actions.
Acquired In-Process Research and Development Costs
Acquired in-process research and development costs represents costs associated with compounds, new indications, or line extensions under development that have not received regulatory approval for marketing at the time of acquisition. IPR&D acquired through an asset acquisition is expensed at the acquisition date if the assets have no alternative use in the future. IPR&D acquired in a business combination is capitalized as indefinite-lived intangible assets (irrespective of whether these assets have an alternative future use) until completion or abandonment of the related research and development activities. Period costs associated with the development of acquired IPR&D assets are expensed in the period incurred.

Acquired in-process research and development costs were $34 million for 2016 and was primarily related to a $25 million license payment.
Acquisition-Related Contingent Consideration
Acquisition-related contingent consideration primarily consists of potential milestone payments and royalty obligations associated with businesses and assets we acquired in the past. These obligations are recorded in the consolidated balance sheet at their estimated fair values at the acquisition date, in accordance with the acquisition method of accounting. The fair value of the acquisition-related contingent consideration is remeasured each reporting period, with changes in fair value recorded in the consolidated statements of operations. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting.
Acquisition-related contingent consideration was a net gain of $289 million for 2017 which included: (i) a fair value adjustment of $312 million reflecting a decrease in forecasted sales for the Addyi® product, which impacted the expected future payments and (ii) net fair value adjustments of $31 million. These net gains were partially offset by accretion for the time value of money of $54 million.
Acquisition-related contingent consideration was a net gain of $13 million for the 2016, which included net fair value adjustments of $105 million which, were partially offset by accretion for the time value of money of $92 million.
See Note 6, "FAIR VALUE MEASUREMENTS" to our audited Consolidated Financial Statements for further details.
Other (income) expense, net
Other (income) expense, net for 2017 and 2016 consists of the following:

(in millions)	2017	2016
Gain on the Skincare Sale	$(309)	$—
Gain on the iNova Sale	(309)	—
Gain on the Dendreon Sale	(97)	—
Loss on the Sprout Sale	98	—
Net loss (gain) on other sales of assets	37	(6)
Litigation and other matters	226	59
Other, net	1	20
Other (income) expense, net	$(353)	$73
In 2017, Litigation and other matters includes: (i) $96 million for the estimated settlement of the Allergan shareholder class actions, (ii) the estimated settlement of the Solodyn® antitrust class actions litigation and (iii) the potential partial summary judgment related to the Mimetogen Pharmaceuticals litigation.
In 2016, Litigation and other matters includes: (i) an unfavorable adjustment of $90 million from the proposed settlement of the Salix securities litigation and (ii) a favorable adjustment of $39 million from the settlement of the investigation into Salix's pre-acquisition sales and promotional practices for the Xifaxan®, Relistor® and Apriso® products. Net gain on other sales of assets includes: (i) a gain of $20 million from an amendment to a license agreement terminating the Company's right to develop and commercialize brodalumab in Europe and (ii) a loss of $22 million from the divestiture of Ruconest®.
Litigation and other matters includes amounts provided for certain matters discussed in Note 21, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements.
Non-Operating Income and Expense
Interest Expense
Interest expense primarily consists of interest payments due and amortization of debt discounts and deferred financing costs on indebtedness under our credit facilities and notes. Interest expense was $1,840 million and $1,836 million and included non-cash amortization and write-offs of debt discounts and deferred financing costs of $151 million and $118 million for 2017 and 2016, respectively. The increase in interest expense is primarily due to: (i) higher amortization and write-offs of debt discounts and deferred financing costs of $33 million which was substantially due to accelerated amortization in connection with the prepayment of term loans during 2017 and (ii) higher interest rates associated with the March 2017 Refinancing Transactions and amendments to our Credit Agreement.  These increases were partially offset by a decrease in interest expense as a result of lower principal amounts of long term debt.  As previously discussed, during 2017, we repaid $4,641 million of long term debt which reduced our interest expense. The weighted average stated rate of interest as of December 31, 2017 and 2016 was 6.07% and 5.75%, respectively.
See Note 11, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details.
Loss on Extinguishment of Debt
Loss on extinguishment of debt was $122 million for 2017. In March 2017, October 2017, November 2017 and December 2017, we completed a series of transactions which allowed us to refinance a portion of our debt arrangements. In August 2017, we repurchased the remaining $500 million of our August 2018 Unsecured Notes. Losses representing the differences between the amounts paid to settle the extinguished debts and the carrying value of the extinguished debts (the debts' stated principal net of unamortized debt discount and debt issuance costs) were recognized.
See Note 11, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details.
Foreign Exchange and Other
Foreign exchange and other was a net gain of $107 million for 2017 and includes: (i) a foreign exchange gain related to a euro-denominated intercompany loan and (ii) net foreign exchange gains related to intercompany transactions within our European operations.
Foreign exchange and other was a net loss of $41 million for 2016 and includes: (i) a foreign exchange loss related to a euro-denominated intercompany loan and (ii) net foreign exchange losses related to intercompany transactions within our European operations.
Income Taxes
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the differences between the financial statement and income tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets for outside basis differences in investments in subsidiaries are only recognized if the difference will be realized in the foreseeable future. As a result of the Tax Act, our deferred tax assets and liabilities were re-measured to reflect the reduction in the U.S. corporate income tax rate from 35% to 21%.
Our consolidated foreign rate differential reflects the net total tax cost or benefit on income earned or losses incurred in jurisdictions outside of Canada as compared to the net total tax cost or benefit of such income (on a jurisdictional basis) at the Canadian statutory rate of 26.9%. Tax costs below the Canadian statutory rate generate a beneficial foreign rate differential as do tax benefits generated in jurisdictions where the statutory tax rate exceeds the Canadian statutory tax rate. The net total foreign rate differentials generated in each jurisdiction in which we operate is not expected to bear a direct relationship to the net total amount of foreign income (or loss) earned outside of Canada.
Benefit from income taxes was $4,145 million and $27 million for 2017 and 2016, respectively.
We have provided for income taxes, including the impacts of the Tax Act, in accordance with the accounting guidance issued through the date of this filing. The 2017 income tax benefit includes provisional net tax benefits of $975 million attributable to the Tax Act. The accounting for the Tax Act includes each of the following provisional amounts: (i) the re-measurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future of $774 million, (ii) a charge for the one-time Transition Toll Tax of $88 million and (iii) the decrease in deferred tax assets attributable to certain legal accruals, the deductibility of which is uncertain for U.S. federal income tax purposes of $10 million. We have provisionally utilized net operating losses (“NOLs”) to offset the provisionally determined $88 million Transition Toll Tax and therefore no amount is recorded as payable. We have previously provided for residual U.S. federal income tax on its outside basis differences in certain foreign subsidiaries; however, as our residual U.S. tax liability was $299 million prior to the law change, we recognized a deferred tax benefit of $299 million in the fourth quarter of 2017.
In 2017, the Company liquidated its top U.S. subsidiary (Biovail Americas Corp.) (“BAC”) in a taxable transaction, resulting in a taxable loss which was of a character that would offset certain gains from internal restructurings and third party divestitures, the excess of which was, under U.S. tax law, able to be carried back to offset previously recognized gains in 2016, 2015 and 2014. This carryback resulted in an increase in the Company’s deferred tax asset for net operating losses previously utilized against such gains. The largest result of this transaction for which the Company has recorded a benefit, is the reversal of a previously established deferred tax liability of approximately $1,900 million and a net benefit of approximately $400 million primarily related to the carryback of losses.

We record a valuation allowance against our deferred tax assets to reduce the net carrying value to an amount that we believe is more likely than not to be realized. When we establish or reduce the valuation allowance against our deferred tax assets, the provision for income taxes will increase or decrease, respectively, in the period such determination is made. The majority of the decrease in 2017 is due to changes in the deferred tax asset balance in Canada, and foreign tax credits recorded in the U.S. In determining the amount of the valuation allowance that was necessary, we considered the amount of U.S. tax loss carryforwards, U.S. research and development tax credits, Canadian tax loss carryforwards, scientific research and experimental development pool, and investment tax credits that we would more likely than not be able to utilize based on future sources of income. Our taxes payable is impacted by our ability to use net operating losses on a current basis.
In 2017, our effective tax rate differed from the Canadian statutory tax rate of 26.9% primarily due to: (i) a benefit related to internal integrations and restructurings, (ii) a benefit related to U.S. tax law changes enacted in December 2017, (iii) a benefit generated from our annualized mix of earnings by jurisdiction, (iv) a benefit from the sale of divested businesses and (v) the recording of valuation allowance on entities for which no tax benefit of losses is expected.
In 2016, our effective tax rate differed from the Canadian statutory tax rate of 26.9% primarily due to: (i) a benefit related to internal integrations and restructurings, (ii) a charge for the impact of non-deductible goodwill impairment, (iii) a benefit for the effect of valuation allowance on our tax attribute carryforwards in Canada, (iv) benefit of intra-entity transfers including the amortization of intangibles for tax purposes (these include a charge for internal restructuring) and (v) a benefit from income earned in jurisdictions with a lower statutory rate than in Canada.
See Note 18, "INCOME TAXES" to our audited Consolidated Financial Statements for further details regarding income taxes.
Reportable Segment Revenues and Profits
During 2017, the Company divested certain businesses. In 2018, the Company began reallocating capital and resources to other businesses. As a result, during the second quarter of 2018, the Company’s CEO, who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the second quarter of 2018, the Company operates in the following reportable segments: (i) Bausch + Lomb/International segment, (ii) Salix segment, (iii) Ortho Dermatologics segment and (iv) Diversified Products segment.
Effective in the first quarter of 2018, prior to the segment realignment discussed above, revenues and profits from the U.S. Solta business included in the former U.S. Diversified Products segment in prior periods and revenues and profits from the international Solta business included in the Bausch + Lomb/International segment in prior periods are presented in the Ortho Dermatologics segment.
Prior period presentations of segment revenues and segment profits have been recast to conform to the current segment reporting structure.
The following is a brief description of our segments:

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The Bausch + Lomb/International segment consists of: (i) sales in the U.S. of pharmaceutical products, OTC products and medical device products, primarily comprised of Bausch + Lomb products, with a focus on the Vision Care, Surgical, Consumer and Ophthalmology Rx products and (ii) with the exception of sales of Solta products, sales in Canada, Europe, Asia, Latin America, Africa and the Middle East of branded pharmaceutical products, branded generic pharmaceutical products, OTC products, medical device products, and Bausch + Lomb products.

•	The Salix segment consists of sales in the U.S. of gastrointestinal ("GI") products.

•	The Ortho Dermatologics segment consists of: (i) sales in the U.S. of Ortho Dermatologics (dermatological) products and (ii) global sales of Solta medical dermatological devices.

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The Diversified Products segment consists of sales in the U.S. of: (i) pharmaceutical products in the areas of neurology and certain other therapeutic classes, (ii) generic products, (iii) dentistry products, (iv) oncology (or Dendreon) products, (v) sales in the U.S. of women’s health (or Sprout) products and (vi) certain other businesses divested during 2017 that were not core to the Company's operations. As a result of the divestitures of the Company's equity interest in Dendreon

(June 28, 2017) and Sprout (December 20, 2017), the Company exited the oncology and women's health businesses, respectively.
Segment profit is based on operating income after the elimination of intercompany transactions (including transactions with any consolidated variable interest entities). Certain costs, such as amortization and impairments of intangible assets, goodwill impairment, certain R&D expenses not specific to our active portfolio, acquired in-process research and development costs, restructuring, integration and acquisition-related costs and other (income) expense, are not included in the measure of segment profit, as management excludes these items in assessing financial performance. In addition, a portion of share-based compensation, representing the difference between actual and budgeted expense, is not allocated to segments. See Note 23, "SEGMENT INFORMATION" to our audited Consolidated Financial Statements for a reconciliation of segment profit to Loss before (benefit from) provision for income taxes.
The following table presents segment revenues, segment revenues as a percentage of total revenues and the year over year changes in segment revenues for 2017 and 2016. The following table also presents segment profits, segment profits as a percentage of segment revenues and the year over year changes in segment profits for 2017 and 2016.

	Years Ended December 31,				Change
	2017		2016		2016 to 2017
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Segment Revenue
Bausch + Lomb/International	$4,795	55%	$4,857	50%	$(62)	(1)%
Salix	1,566	18%	1,530	16%	36	2%
Ortho Dermatologics	725	8%	949	10%	(224)	(24)%
Diversified Products	1,638	19%	2,338	24%	(700)	(30)%
Total revenues	$8,724	100%	$9,674	100%	$(950)	(10)%

Segment Profits / Segment Profit Margins
Bausch + Lomb/International	$1,412	29%	$1,456	30%	$(44)	(3)%
Salix	935	60%	946	62%	(11)	(1)%
Ortho Dermatologics	336	46%	408	43%	(72)	(18)%
Diversified Products	1,112	68%	1,712	73%	(600)	(35)%
Total segment profit	$3,795	44%	$4,522	47%	$(727)	(16)%
The following table presents organic revenue (Non-GAAP) and the year over year changes in organic revenue for 2017 and 2016 by segment. Organic revenues and organic growth rates are defined in the previous section titled “Selected Financial Information”.

	Year Ended December 31, 2017			Year ended December 31, 2016			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates	Organic Revenue (Non-GAAP)	Revenue as Reported	Divested Revenues	Organic Revenue (Non-GAAP)
(in millions)							Amount	Pct.
Bausch + Lomb/International	$4,795	$78	$4,873	$4,857	$(240)	$4,617	$256	6%
Salix	1,566	—	1,566	1,530	(32)	1,498	68	5%
Ortho Dermatologics	725	—	725	949	(3)	946	(221)	(23)%
Diversified Products	1,638	—	1,638	2,338	(184)	2,154	(516)	(24)%
Total	$8,724	$78	$8,802	$9,674	$(459)	$9,215	$(413)	(4)%
Bausch + Lomb/International Segment:
Bausch + Lomb/International Segment Revenue
The Bausch + Lomb/International segment has a diversified product line with no single product group representing 10% or more of its segment product sales. The Bausch + Lomb/International segment revenue was $4,795 million and $4,857 million for 2017 and 2016, respectively, a decrease of $62 million, or 1%. The decrease was primarily driven by: (i) the impact of the Skincare Sale, the iNova Sale and other divestitures and discontinuations of $240 million and (ii) the unfavorable impact of foreign currencies of $78 million, which includes the unfavorable impact from the Egyptian pound of $138 million.
These factors were partially offset by: (i) an increase in volume of $139 million primarily driven by the U.S. Bausch + Lomb Consumer and international businesses and, to a lesser extent, the U.S. Bausch + Lomb Vision Care and Surgical businesses and

(ii) an increase in average realized pricing of $121 million, primarily in Egypt in order to offset the unfavorable impact of foreign exchange due to the Egyptian pound devaluation.
Bausch + Lomb/International Segment Profit
The Bausch + Lomb/International segment profit was $1,412 million and $1,456 million for 2017 and 2016, respectively, a decrease of $44 million, or 3%. The decrease was primarily driven by: (i) the decrease in contribution from the impact of the Skincare Sale, the iNova Sale and other divestitures and discontinuations of $151 million and (ii) the unfavorable impact of foreign currencies on our business of $40 million, primarily due to the Egyptian pound.
These factors were partially offset by: (i) an increase in contribution as a result of increases in volume and average realized pricing as previously discussed and (ii) a decrease in operating expenses (excluding amortization and impairments of intangible assets) of $27 million primarily in advertising and promotion, including expenses eliminated as a result of the Skincare Sale, the iNova Sale and other divestitures and discontinuances.
Salix Segment:
Salix Segment Revenue
The Salix segment includes our Xifaxan® and Uceris® products. Xifaxan® products accounted for approximately 63% and 61% of the Salix segment product sales and approximately 11% and 10% of the Company's product sales for 2017 and 2016, respectively. Uceris® products accounted for approximately 9% and 10% of the Salix segment product sales and approximately 2% and 2% of the Company's product sales for 2017 and 2016, respectively. No other single product group represented 10% or more of Salix segment product sales.
The Salix segment revenue was $1,566 million and $1,530 million for 2017 and 2016, respectively, an increase of $36 million, or 2%. The increase includes an increase in average realized pricing of $138 million primarily driven by: (i) increased wholesale selling prices and (ii) lower discounts 2017 when compared to 2016. As previously discussed in “Cash Discounts and Allowances, Chargebacks and Distribution Fees,” as a result of corrective actions taken by the Company, and its continued pricing discipline during 2016, chargeback rates within the Salix segment were lower in 2017 when compared to 2016.
These factors were partially offset by: (i) a decrease in volume of $70 million primarily driven by: (a) lower demand most notably with our Glumetza® and Uceris® products attributable to competition and the increase in high deductible medical plans and (b) generic competition as certain products lost exclusivity, such as our Zegerid® product and (ii) the impact from the divestiture of Ruconest® and other divestitures of approximately $32 million.
Salix Segment Profit
The Salix segment profit was $935 million and $946 million for 2017 and 2016, respectively, a decrease of $11 million, or 1%. The decrease was primarily driven by a decrease in contribution from: (i) the lower volumes previously discussed, (ii) increase in selling expenses associated with our sales force expansion program and (iii) the impact from the divestiture of Ruconest® of approximately $27 million.
These factors were partially offset by: (i) lower advertising and promotional expenses and (ii) acquisition accounting adjustments related to inventories expensed in 2016 of $30 million.
Ortho Dermatologics Segment:
Ortho Dermatologics Segment Revenue
The Ortho Dermatologics segment has a diversified product line with no single product group representing 10% or more of the Ortho Dermatologics segment product sales. The Ortho Dermatologics segment revenue was $725 million and $949 million for 2017 and 2016, respectively, a decrease of $224 million, or 24%. The decrease was primarily driven by: (i) a decrease in volume of $211 million primarily driven by: (a) our Jublia® product, and to a lesser extent our Solodyn® product, which have experienced lower volumes since the change in our fulfillment model, (b) generic competition as certain products lost exclusivity, such as our Carac®, Targretin® and Ziana® products and (c) reduced patient access by third party payors to certain legacy dermatology products, (ii) the decrease in average realized pricing of $8 million and (iii) the decrease from the impact of divestitures and discontinuations of $3 million.

Ortho Dermatologics Segment Profit
The Ortho Dermatologics segment profit was $336 million and $408 million for 2017 and 2016, respectively, a decrease of $72 million, or 18%. The decrease was primarily driven by a decrease in contribution from lower volume and average realized pricing as previously discussed. These factors were partially offset by the decrease in operating expenses primarily related to lower selling and advertising and promotional expenses.
Diversified Products Segment:
Diversified Products Segment Revenue
The following table displays the Diversified Products segment revenues by product and product revenues as a percentage of segment revenue for 2017 and 2016.

	Years Ended December 31,				Change
	2017		2016		2016 to 2017
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Wellbutrin®	$234	14%	$279	12%	(45)	(16)%
Provenge®	164	10%	303	13%	(139)	(46)%
Xenazine® US	113	7%	157	7%	(44)	(28)%
Arestin®	111	7%	142	6%	(31)	(22)%
Isuprel®	105	6%	178	8%	(73)	(41)%
Syprine®	91	6%	88	4%	3	3%
Cuprimine®	78	5%	104	4%	(26)	(25)%
Ativan®	60	4%	41	2%	19	46%
Migranal® AG	53	3%	54	2%	(1)	(2)%
Mephyton®	51	3%	56	2%	(5)	(9)%
Other product revenues	564	34%	918	39%	(354)	(39)%
Other revenues	14	1%	18	1%	(4)	(22)%
Total Diversified Products revenues	$1,638	100%	$2,338	100%	$(700)	(30)%
The Diversified Products segment revenue was $1,638 million and $2,338 million for 2017 and 2016, respectively, a decrease of $700 million, or 30%. The decrease was primarily driven by: (i) a decrease in volume of $354 million, (ii) the impact of the Dendreon Sale and other divestitures and discontinuations of $184 million and (iii) a decrease in average realized pricing of $158 million. Dendreon’s only commercialized product, Provenge®, is an autologous cellular immunotherapy (vaccine) for prostate cancer treatment approved by the FDA in April 2010.  Revenues from Provenge® were $164 million, $303 million and $250 million in 2017, 2016 and 2015, respectively. With this sale completed, we have exited the oncology business, which was not core to our objectives. The decrease in volumes and average realized pricing is primarily driven by generic competition to certain products, such as Nitropress®, Isuprel®, Xenazine® and Wellbutrin® in our neurology business unit and the Zegerid® AG in our generics business unit.
Diversified Products Segment Profit
The Diversified Products segment profit was $1,112 million and $1,712 million for 2017 and 2016, respectively, a decrease of $600 million, or 35%. The decrease was primarily driven by the decrease in contribution as a result of the decreases in volumes and average realized pricing as previously discussed and the impact of the Dendreon Sale and other divestitures and discontinuations.
2016 Compared with 2015
Revenues
Our revenue was $9,674 million and $10,447 million for 2016 and 2015, respectively, a decrease of $773 million, or 7%. The decrease was primarily driven by: (i) a decline in organic revenues of $1,277 million, (ii) the unfavorable impact of foreign currencies (most notably the Mexican peso, Egyptian pound and Chinese yuan) of $137 million, (iii) the impact of divestitures and discontinuations of $79 million and (iv) a decline in other revenues (excluding the impact of foreign currencies) of $15 million. These decreases were offset by incremental product sales of $735 million from the Salix Acquisition, the Amoun Acquisition and other acquisitions.

Our segment revenues and segment profits are discussed in detail in the subsequent section titled "Reportable Segment Revenues and Profits".
Cash Discounts and Allowances, Chargebacks and Distribution Fees

	Years Ended December 31,
	2016		2015
(in millions)	Amount	Pct.	Amount	Pct.
Gross product sales	$16,047	100%	$15,508	100%
Provisions to reduce gross product sales to net product sales
Discounts and allowances	789	5%	614	4%
Returns	460	3%	482	3%
Rebates	2,521	16%	2,157	15%
Chargebacks	2,318	14%	1,736	11%
Distribution service fees	423	3%	227	1%
	6,511	41%	5,216	34%
Net product sales	$9,536	59%	$10,292	66%
Cash discounts and allowances, returns, rebates, chargebacks and distribution fees as a percentage of gross product sales were 41% and 34% in 2016 and 2015, respectively, an increase of 7% primarily driven by:

•
an increase in the provisions for discounts and allowances, primarily due to an increase in generic product sales as a percentage of gross product sales, which typically have higher discounts and allowances;

•
an increase in the provisions for rebates primarily driven by increased sales of products that carry higher contractual rebates and co-pay assistance programs, including the impact of gross price increases where customers receive incremental rebates based on contractual price increase limitations. Specifically, the comparisons were impacted primarily by higher provisions for rebates, including managed care rebates for Jublia® and the co-pay assistance programs for launch products and other promoted products including Onexton®, Retin-A Micro® Microsphere 0.08% ("RAM 0.08%") and Solodyn®, as well as the Salix products. These increases were partially offset by a decrease in rebates for Glumetza® resulting from a decline in sales volume due to generic competition;

•
an increase in the provisions for chargebacks primarily driven by increased utilization and higher chargebacks given to group purchasing organizations for product sales of Isuprel®, Nitropress® and Ammonul® and to the U.S. government in connection with product sales for Minocin®, Ativan®, Glumetza® and Targretin®, offset by decreases in utilization for the Wellbutrin® product line; and

•
higher distribution service fees primarily as a result of lower price appreciation credits. Price appreciation credits when realized (as previously explained) are offset against the distribution service fees we pay wholesalers. Price appreciation credits were $13 million and $171 million for 2016 and 2015, respectively, a decrease of $158 million. The decrease in price appreciation credits was primarily the result of lower and fewer price increase actions in 2016 and lower inventory levels at the wholesalers.

Operating Expenses
Cost of Goods Sold (exclusive of amortization and impairments of intangible assets)
Cost of goods sold was $2,572 million and $2,532 million in 2016 and 2015, respectively, an increase of $40 million, or 2%. The increase was primarily driven by the costs associated with incremental product sales from the Salix Acquisition, the Amoun Acquisition and other acquisitions. These increases were partially offset by: (i) costs attributable to the decrease in volumes from organic revenues, (ii) the favorable impact of foreign currencies, (iii) lower amortization of acquisition accounting adjustments related to inventories of $96 million and (iv) the decrease attributable to the impact of divestitures and discontinuations.
Cost of goods sold as a percentage of revenue was 27% and 24% for 2016 and 2015, respectively, an increase of 3 percentage points. The increase was primarily driven by a decrease in average realized pricing within the Ortho Dermatologics segment, Salix segment, Diversified Products and Bausch + Lomb/International segment of $333 million, $120 million, $100 million and $99 million, respectively. The increase is also attributable to an unfavorable change in product mix, as, in 2016, a greater percentage of our revenue was attributable to the Bausch + Lomb/International segment, which generally has lower gross margins than the balance of the Company's product portfolio. Our segment revenues and segment profits are discussed in detail in the subsequent section titled "Reportable Segment Revenues and Profits". These increases in costs of goods sold as a percentage of revenue were partially offset by the decrease in acquisition accounting adjustments related to inventories expensed in 2016 and 2015 of $38 million and $96 million (or 1% of 2015 product revenues), respectively, primarily related to the fair value step-up in inventories acquired in the Salix Acquisition and other acquisitions.
Selling, General and Administrative Expenses
SG&A was $2,810 million and $2,700 million for 2016 and 2015, respectively, an increase of $110 million, or 4%. The increase was primarily driven by: (i) incremental SG&A related to the Salix Acquisition, the Amoun Acquisition and other acquisitions of $193 million, (ii) termination benefits associated with our former Chief Executive Officer ("CEO") of $38 million recognized in the first quarter consisting of: (a) the pro-rata vesting of performance-based restricted stock units ("RSUs") (no shares were issued on vesting of these performance-based RSUs because the associated market-based performance condition was not attained), (b) a cash severance payment and (c) a pro-rata annual cash bonus, (iii) professional fees in connection with recent legal and governmental proceedings, investigations and information requests relating to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices of $65 million, (iv) severance and other benefits paid to our exiting executives (excluding benefits paid to the former CEO) and costs associated with recruiting and on-boarding new executive team members and (v) an increase in legal and professional fees in connection with ongoing corporate and business matters. These factors were partially offset by: (i) a net decrease in advertising and selling expenses of $96 million, primarily driven by decreases in promotion and advertising in our dermatology and Salix businesses, (ii) an increase in bad debt expense and (iii) the favorable impact of foreign currencies.
Research and Development Expenses
R&D expenses were $421 million and $334 million for 2016 and 2015, respectively, an increase of $87 million, or 26%. The increase was driven by our focus to maximize the value of our core segments. To bring out additional value in our core Salix segment and Ortho Dermatologics segment, we dedicated additional resources to enhance our dermatology and GI product portfolios. A significant portion of this increase is associated with the testing and attaining regulatory approval for Siliq™ (brodalumab) which was launched in the U.S. on July 27, 2017.
Amortization of Intangible Assets
Amortization of intangible assets was $2,673 million and $2,257 million for 2016 and 2015, respectively, an increase of $416 million, or 18%. The increase was driven by a full year of amortization of intangible assets acquired in the Salix Acquisition, the Sprout Acquisition, the Amoun Acquisition and other business and asset acquisitions and includes a $275 million increase related to the Xifaxan® product brands, which includes Xifaxan® 550 mg for the treatment of irritable bowel syndrome with diarrhea in adults ("Xifaxan® IBS-D") approved by the FDA in May 2015.
Goodwill impairments
Goodwill impairments was $1,077 million for 2016.
Commencing in the three months ended September 30, 2016 through the first quarter of 2018, the Company operated in three operating segments: (i) Bausch + Lomb/International, (ii) Branded Rx and (iii) U.S. Diversified Products. The realignment of the segment structure in 2016 resulted in changes in the Company’s reporting units. In the third and fourth quarter of 2016, goodwill impairment testing was performed under the former reporting unit structure immediately prior to the change and under the then-current reporting unit structure immediately subsequent to the change.
Under the former reporting unit structure, the fair value of each reporting unit exceeded its carrying value by more than15%, except for the former U.S. reporting unit whose carrying value exceeded its fair value by 2%. As a result, the Company proceeded to perform step two of the goodwill impairment test for the former U.S. reporting unit and determined that the carrying value of the unit's goodwill exceeded its implied fair value, which resulted in an initial goodwill impairment charge of $838 million in the three months ended September 30, 2016. In the three months ended December 31, 2016, step two testing was completed and we concluded that the excess of the carrying value of the former U.S. reporting unit's unadjusted goodwill over its implied value as of September 30, 2016 was $905 million and recognized an incremental goodwill impairment charge of $67 million for the fourth quarter of 2016. The goodwill impairment was primarily driven by changes to the Company's forecasted performance which resulted in a lower fair value of the U.S. businesses, mainly the Salix business.
Under the current reporting unit structure, the carrying value of the Salix reporting unit exceeded its fair value, as updates to the unit's forecast resulted in a lower estimated fair value for the business. As a result, the Company proceeded to perform step two of the goodwill impairment test for the Salix reporting unit and determined that the carrying value of the unit's goodwill exceeded its implied fair value, which resulted in an initial goodwill impairment charge of $211 million in the three months ended September 30, 2016. In the three months ended December 31, 2016, step two testing was completed and we concluded that the excess of the carrying value of the Salix reporting unit's unadjusted goodwill over its implied value as of September 30, 2016 was $172 million and recognized a credit of $39 million to the initial goodwill impairment charge for the fourth quarter of 2016.
During 2017, the Company divested certain businesses. In 2018, the Company began reallocating capital and resources to other businesses. As a result, during the second quarter of 2018, the Company’s CEO, who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the second quarter of 2018, the Company operates in the following reportable segments: (i) Bausch + Lomb/International segment, (ii) Salix segment, (iii) Ortho Dermatologics segment and (iv) Diversified Products segment.
See Note 9, "INTANGIBLE ASSETS AND GOODWILL" to our audited Consolidated Financial Statements for further details related to our goodwill impairment analysis.
Asset Impairments
Asset impairments were $422 million for 2016 and included: (i) $199 million related to Ruconest® which was divested on December 7, 2016, (ii) $25 million related to intangible assets associated with IBSChek™ and was attributable to declining sales trends and (iii) $14 million related to the termination of the development program for Cirle 3-dimensional surgical navigation technology.
Asset impairments were $304 million for 2015 and included: (i) $90 million in the third quarter related to the Rifaximin SSD development program based on analysis of Phase 2 study data, (ii) $79 million in connection with the termination of the arrangements with and relating to Philidor, (iii) $28 million in the fourth quarter related to the original Emerade® program in the U.S. based on analysis of feedback received from the FDA, (iv) $27 million related to the remaining intangible asset for ezogabine/retigabine (immediate-release formulation) resulting from declining sales trends, (v) $26 million related to Zelapar® resulting from declining sales trends and (vi) $12 million in the second quarter related to the Arestin® Peri-Implantitis development program based on analysis of Phase 3 study data.
See Note 4, "DIVESTITURES" and Note 9, "INTANGIBLE ASSETS AND GOODWILL" to our audited Consolidated Financial Statements regarding further details related to our intangible assets.
Restructuring and Integration Costs
Restructuring and integration costs were $132 million and $362 million for 2016 and 2015, respectively. As of December 31, 2017, we have substantially completed the integration of the businesses acquired prior to 2016. The Company continues to evaluate opportunities to streamline its operations and identify additional cost savings globally. Although a specific plan does not exist at this time, the Company may identify and take additional exit and cost-rationalization restructuring actions in the future, the costs of which could be material. See Note 5, "RESTRUCTURING AND INTEGRATION COSTS" to our audited Consolidated Financial Statements for further details regarding these actions.
Acquired In-Process Research and Development Costs
Acquired in-process research and development costs were $34 million for 2016 and was primarily related to a $25 million license payment. Acquired in-process research and development costs were $106 million for 2015 and was primarily related to a $100 million upfront payment to acquire certain multi-year licensing rights to Siliq™ (brodalumab), which was launched in the U.S. on July 27, 2017.
Acquisition-Related Contingent Consideration
Acquisition-related contingent consideration was a net gain of $13 million for 2016. This net gain included net fair value adjustments of $105 million which were partially offset by accretion for the time value of money of $92 million.
Acquisition-related contingent consideration was a net gain of $23 million for 2015. This net gain included net fair value adjustments of $78 million which were partially offset by accretion for the time value of money of $55 million.
See Note 6, "FAIR VALUE MEASUREMENTS" to our audited Consolidated Financial Statements for further details.

Other (income) expense, net
Other (income) expense, net for 2016 and 2015 consists of the following:

(in millions)	2016	2015
Net loss (gain) on other sales of assets	(6)	8
Other post business combination expenses	—	183
Litigation and other matters	59	37
Other, net	20	67
Other (income) expense, net	$73	$295
Litigation and other matters includes amounts provided for certain matters discussed in Note 21, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements.
In 2016, Litigation and other matters includes: (i) an unfavorable adjustment of $90 million from the proposed settlement of the Salix securities litigation and (ii) a favorable adjustment of $39 million from the settlement of the investigation into Salix's pre-acquisition sales and promotional practices for the Xifaxan®, Relistor® and Apriso® products. Net gain on other sales of assets includes: (i) a gain of $20 million from an amendment to a license agreement terminating the Company's right to develop and commercialize brodalumab in Europe and (ii) a loss of $22 million from the divestiture of Ruconest®.
In 2015, Other post business combination expenses includes: (i) $168 million related to the acceleration of unvested restricted stock for Salix employees (including $3 million of related payroll taxes) in connection with the Salix Acquisition and (ii) $12 million related to bonuses paid to Amoun employees. Litigation and other matters includes $25 million related to the AntiGrippin® litigation.
Non-Operating Income and Expense
Interest Expense
Interest expense was $1,836 million and $1,563 million and included non-cash amortization and write-offs of debt discounts and deferred financing costs of $118 million and $145 million for 2016 and 2015, respectively. The increase in interest expense of $273 million, or 17%, was primarily due to: (i) higher principal amounts of outstanding debt during 2016, mainly as a result of the Salix Acquisition financing during 2015 and (ii) higher interest rates resulting from amendments to our Credit Agreement in 2016. The weighted average stated rate of interest as of December 31, 2016 and 2015 was 5.75% and 5.10%, respectively.
See Note 11, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details.
Loss on Extinguishment of Debt
Loss on extinguishment of debt was $20 million for 2015 and was related to the redemption of the December 2018 Notes in February 2015.
Foreign Exchange and Other
Foreign exchange and other was a net loss of $41 million for 2016 and includes: (i) a foreign exchange loss related to a euro-denominated intercompany loan and (ii) net foreign exchange losses related to intercompany transactions within our European operations.
Foreign exchange and other was a net loss of $103 million for 2015 and includes: (i) a foreign exchange loss related to a euro-denominated intercompany loan of $50 million, (ii) a $26 million loss recognized in connection with the foreign currency forward-exchange contracts entered into in March 2015 and (iii) net foreign exchange losses related to other intercompany transactions within our European operations.
Income Taxes
Benefit from income taxes was $27 million for 2016 versus a provision for income taxes of $133 million for 2015.
In 2016, our effective tax rate differed from the Canadian statutory tax rate of 26.9% due to: (i) tax provisions related to internal integrations and restructurings, (ii) the impact of non-deductible goodwill impairment, (iii) the effect of valuation allowance on our tax attribute carryforwards in Canada, (iv) the net benefit of intra-entity transfers including the amortization of intangibles for tax purposes and (v) income earned in jurisdictions with a lower statutory rate than in Canada. Our consolidated foreign rate differential reflects the net total tax cost or benefit on income earned or losses incurred in jurisdictions outside of Canada as compared to the net total tax cost or benefit of such income (on a jurisdictional basis) at the Canadian statutory rate. Tax costs below the Canadian statutory rate generate a beneficial foreign rate differential as do tax benefits generated in jurisdictions where the statutory tax rate exceeds the Canadian statutory tax rate. The net total foreign rate differentials generated in each jurisdiction in which we operate is not expected to bear a direct relationship to the net total amount of foreign income (or loss) earned outside of Canada.
In 2015, our effective tax rate differed from the Canadian statutory tax rate of 26.9% due to: (i) income earned in jurisdictions with a lower statutory rate than in Canada, (ii) the effect of valuation allowance on our tax attribute carryforwards, (iii) tax benefits related to internal integrations and restructurings, and (iv) benefit of intra-entity transfers including the amortization of intangibles for tax purposes. Our consolidated foreign rate differential reflects the net total tax cost or benefit on income earned or losses incurred in jurisdictions outside of Canada as compared to the net total tax cost or benefit of such income (on a jurisdictional basis) at the Canadian statutory rate. Tax costs below the Canadian statutory rate generate a beneficial foreign rate differential as do tax benefits generated in jurisdictions where the statutory tax rate exceeds the Canadian statutory tax rate. The net total foreign rate differentials generated in each jurisdiction in which we operate is not expected to bear a direct relationship to the net total amount of foreign income (or loss) earned outside of Canada.
See Note 18, "INCOME TAXES" to our audited Consolidated Financial Statements for further details regarding income taxes.
Reportable Segment Revenues and Profits
The following table presents segment revenues, segment revenues as a percentage of total revenues, and the year over year changes in segment revenues for 2016 and 2015. The following table also presents segment profits, segment profits as a percentage of segment revenues and the year over year changes in segment profits for 2016 and 2015.

	Years Ended December 31,				Change
	2016		2015		2015 to 2016
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Segment Revenue
Bausch + Lomb/International	$4,857	50%	$4,870	47%	$(13)	—%
Salix	1,530	16%	1,272	12%	258	20%
Ortho Dermatologics	949	10%	1,667	16%	(718)	(43)%
Diversified Products	2,338	24%	2,638	25%	(300)	(11)%
Total revenues	$9,674	100%	$10,447	100%	$(773)	(7)%

Segment Profits / Segment Profit Margins
Bausch + Lomb/International	$1,456	30%	$1,652	34%	$(196)	(12)%
Salix	946	62%	750	59%	196	26%
Ortho Dermatologics	408	43%	948	57%	(540)	(57)%
Diversified Products	1,712	73%	1,996	76%	(284)	(14)%
Total segment profit	$4,522	47%	$5,346	51%	$(824)	(15)%
The following table presents organic revenue (Non-GAAP) and the year over year changes in organic revenue for 2016 and 2015 by segment. Organic revenue and organic growth rates are defined in section titled “Selected Financial Information”.

	Year Ended December 31, 2016				Year Ended December 31, 2015			Change in Organic Revenue
	Revenue as Reported	Revenues of Businesses Acquired	Changes in Exchange Rates	Organic Revenue (Non-GAAP)	Revenue as Reported	Revenues of Businesses Divested	Organic Revenue (Non-GAAP)
(in millions)								Amount	Pct.
Bausch + Lomb/International	$4,857	$(239)	$135	$4,753	$4,870	$(45)	$4,825	$(72)	(1)%
Salix	1,530	(339)	—	1,191	1,272	(3)	1,269	(78)	(6)%
Ortho Dermatologics	949	—	2	951	1,667	(9)	1,658	(707)	(43)%
Diversified Products	2,338	(157)	—	2,181	2,638	(22)	2,616	(435)	(17)%
Total	$9,674	$(735)	$137	$9,076	$10,447	$(79)	$10,368	$(1,292)	(12)%

Bausch + Lomb/International Segment:
Bausch + Lomb/International Segment Revenue
The Bausch + Lomb/International segment revenue was $4,857 million and $4,870 million for 2016 and 2015, respectively, a decrease of $13 million, or less than 1%. The decrease was primarily driven by: (i) the unfavorable impact of foreign currencies of $135 million, (ii) net decrease in average realized pricing of $99 million primarily related to our ophthalmology products as a result of the implementation of rebates and other price adjustments during the year and (iii) the impact from divestitures and discontinuations of $45 million.
These factors were partially offset by: (i) incremental product sales from the 2015 the acquisition of Synergetics USA Inc., the Amoun Acquisition and other acquisitions of $239 million and (ii) net increase in volume of $37 million. During 2016, revenue from increased volumes in Latin America and the U.S. consumer businesses were partially offset by decreases in volumes in Europe as the inventory levels in Europe were worked-down to our target inventory levels, particularly in Poland and Russia.
The unfavorable impact of foreign exchange of $135 million, were primarily due to the strengthening of the U.S. dollar against certain currencies, most notably the Mexican peso, Egyptian pound and Chinese yuan, partially offset by the strengthening of the Japanese yen against the U.S. dollar. In November 2016, as a result of the Egyptian government’s decision to float the Egyptian pound and un-peg it to the U.S. Dollar, the Egyptian pound was significantly devalued.  Our exposure to the Egyptian pound is primarily with respect to Amoun Pharmaceutical Company S.A.E., which we acquired in October 2015, and which represented approximately 2% of our total 2017 and 2016 revenues or approximately 3% and 4% of 2017 and 2016 revenues, respectively, from our Bausch + Lomb/International segment.
Bausch + Lomb/International Segment Profit
The Bausch + Lomb/International segment profit was $1,456 million and $1,652 million for 2016 and 2015, respectively, a decrease of $196 million, or 12%. The decrease was primarily driven by: (i) a decrease in contribution from lower average realized pricing of organic revenues, (ii) the unfavorable impact of foreign exchange due to the strengthening of the U.S. dollar against certain currencies, most notably the Mexican peso, Egyptian pound and Chinese yuan, (iii) an increase in operating expenses (excluding amortization and impairments of intangible assets) associated with the Amoun Acquisition and other acquisitions and (iv) the decrease in contribution from the impact of divestitures and discontinuations of $28 million.
These factors were partially offset by the increase in contribution associated the incremental revenues from the Amoun Acquisition and other acquisitions of $116 million.
Salix Segment:
Salix Segment Revenue
The Salix segment includes our Xifaxan® and Uceris® products. Xifaxan® products accounted for approximately 61% and 45% of the Salix segment product sales and approximately 10% and 6% of the Company's product sales for 2016 and 2015, respectively. Uceris® products accounted for approximately 10% and 9% of the Salix segment product sales and approximately 2% and 1% of the Company's product sales for 2016 and 2015, respectively. No other single product group represented 10% or more of Salix segment product sales.
The Salix segment revenue was $1,530 million and $1,272 million for 2016 and 2015, respectively, an increase of $258 million, or 20%. The increase was primarily attributable to the full year revenues in 2016 from the Salix Acquisition on April 1, 2015. Salix segment revenues for the three months ended March 31, 2016 were $339 million. The increase in revenues also includes price increases implemented subsequent to the Salix Acquisition, primarily related to Apriso® and Relistor®.
These factors were partially offset by (i) a decrease in average realized prices primarily attributable to: (a) higher managed care rebates and (b) lower price appreciation credits and (ii) a decrease in volume primarily attributable to generic competition as certain products lost exclusivity, such as our Glumetza® and Zegerid® products.
Salix Segment Profit
The Salix segment profit was $946 million and $750 million for 2016 and 2015, respectively, an increase of $196 million, or 26%. The increase was primarily driven by: (i) an increase in contribution associated with the full year revenues in 2016 from the Salix Acquisition as previously discussed and (ii) lower amortization of acquisition accounting adjustments related to inventories of $48 million.
These factors were partially offset by: (i) a decrease in contribution from existing business and (ii) an increase in operating expenses (excluding amortization and impairments of finite-lived intangible assets) associated with the Salix Acquisition.
Ortho Dermatologics Segment:
Ortho Dermatologics Segment Revenue
The Ortho Dermatologics segment revenue was $949 million and $1,667 million for 2016 and 2015, respectively, a decrease of $718 million, or 43%. The decrease was primarily driven by: (i) a decrease in average realized prices primarily attributable to: (a) higher managed care rebates, (b) lower price appreciation credits and (c) the new fulfillment arrangement with Walgreens, (ii) a decrease in volume primarily attributable to: (a) our Jublia®, Solodyn® and Ziana® products, which have experienced lower volumes since the change in our fulfillment model and (b) generic competition as certain products lost exclusivity, such as our Ziana® product and (iii) the decrease from the impact of divestitures and discontinuations of $9 million.
Ortho Dermatologics Segment Profit
The Ortho Dermatologics segment profit was $408 million and $948 million for 2016 and 2015, respectively, a decrease of $540 million, or 57%. The decrease was primarily driven by decreases in contribution from: (i) lower average realized pricing and volumes and (ii) the impact of divestitures and discontinuations of $8 million. These factors were partially offset by a decrease in operating expenses.
Diversified Products Segment:
Diversified Products Segment Revenue
The following table displays the Diversified Products segment revenues in U.S. dollars by product and product revenues as a percentage of segment revenue for 2016 and 2015.

	Years Ended December 31,				Change
	2016		2015		2015 to 2016
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Provenge®	$303	13%	$250	9%	$53	21%
Wellbutrin®	279	12%	306	12%	(27)	(9)%
Isuprel®	178	8%	224	8%	(46)	(21)%
Xenazine® US	157	7%	223	8%	(66)	(30)%
Arestin	142	6%	152	6%	(10)	(7)%
Nitropress®	130	6%	219	8%	(89)	(41)%
Cuprimine®	104	4%	70	3%	34	49%
Zegerid® AG	98	4%	—	—%	98	NM
Syprine®	88	4%	89	3%	(1)	(1)%
Mephyton®	56	2%	58	2%	(2)	(3)%
Other products	785	34%	1,017	41%	(232)	(23)%
Other Revenues	18	1%	30	1%	(12)	(40)%
The Diversified Products revenues	$2,338	100%	$2,638	100%	$(300)	(11)%
NM — Not meaningful
The Diversified Products segment revenue was $2,338 million and $2,638 million for 2016 and 2015, respectively, a decrease of $300 million, or 11%. The decrease was primarily driven by: (i) a decrease in volume of $327 million primarily driven by generic competition to our Neurology products (Xenazine®, Mestinon®, Ammonul® and Sodium Edecrin®) and to a lesser extent our Dentistry products, (ii) a decrease in average realized prices of $100 million primarily attributable to our Neurology products and as a result of: (a) higher managed care rebates, (b) lower price appreciation credits and (c) higher group purchasing organization chargebacks on Nitropress® and Isuprel® and (iii) the decrease in contribution from the impact of divestitures and discontinuations of $22 million.
These factors were partially offset by incremental product sales revenue related to the acquisition of certain assets of Marathon Pharmaceuticals, LLC ("Marathon") (mainly driven by Isuprel® and Nitropress® product sales), the Dendreon Acquisition (the Provenge® product sales) and other acquisitions of $157 million.

Diversified Products Segment Profit
The Diversified Products segment profit was $1,712 million and $1,996 million for 2016 and 2015, respectively, a decrease of $284 million, or 14%. The decrease was primarily driven by: (i) the decrease in contribution from our organic revenues as a result of lower volumes and average realized pricing and (ii) the decrease in contribution from the impact of divestitures and discontinuations of $19 million. These factors were partially offset by an increase in contribution associated with generic products from the Salix Acquisition, primarily Zegerid® authorized generic ("AG"), the acquisition of certain assets of Marathon, the Dendreon Acquisition and other acquisitions.
LIQUIDITY AND CAPITAL RESOURCES
Cash Flows
Our primary sources of cash include: cash collected from customers, funds as available from our revolving credit facility, issuances of long-term debt and issuances of equity. Our primary uses of cash include: funding ongoing operations (including R&D), payments for improvements to our production infrastructure, interest and principal repayments of long-term debt and restructuring activities. Summarized cash flow information for 2017, 2016 and 2015 is as follows:

	Years Ended December 31,			Change
($ in millions)	2017	2016	2015	2016 to 2017	2015 to 2016
Net income (loss)	$2,404	$(2,408)	$(288)	$4,812	$(2,120)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	(958)	4,605	3,213	(5,563)	1,392
Changes in operating assets and liabilities	844	(110)	(668)	954	558
Net cash provided by operating activities	2,290	2,087	2,257	203	(170)
Net cash provided by (used in) investing activities	2,887	(125)	(15,577)	3,012	15,452
Net cash (used in) provided by financing activities	(4,963)	(1,963)	13,624	(3,000)	(15,587)
Effect of exchange rate changes on cash and cash equivalents	41	(54)	(30)	95	(24)
Net increase (decrease) in cash and cash equivalents and restricted cash	255	(55)	274	310	(329)
Cash and cash equivalents and restricted cash, beginning of year	542	597	323	(55)	274
Cash and cash equivalents and restricted cash, end of year	$797	$542	$597	$255	$(55)
Operating Activities
Net cash provided by operating activities was $2,290 million and $2,087 million in 2017 and 2016, respectively, an increase of $203 million, or 10%. The increase was primarily attributable to changes in our operating assets and liabilities as a result of better working capital management and the collection of trade receivables attributable to our fulfillment agreement with Walgreens in resolution of certain 2016 billing issues. These increases in cash from changes in our operating assets and liabilities were partially offset by lower contributions from businesses divested and contributions from existing businesses as previously discussed and payments for the settlement of the legacy Salix securities class action litigation of $150 million (net of insurance proceeds).
As a result of our focus on our core businesses and divestitures of non-core businesses, we have reduced our inventory days and working capital days during 2017. Further, we have simplified our supply chain by reducing the number of manufacturing sites and have discontinued more than 1,900 stock keeping units or SKUs. These operational improvements generated over $800 million of additional cash from changes in working capital during 2017. Although we continually drive for operational excellence across our organization, we do not foresee significant cash generation during 2018 from additional reductions in working capital. However, at this time, we believe we have right-sized the Company's working capital to a level that fits our business size and needs.
Net cash provided by operating activities was $2,087 million and $2,257 million for 2016 and 2015, respectively, a decrease of $170 million, or 8%. The decrease is primarily attributable to changes in our operating results as previously discussed and was partially offset by decreases in our operating assets and liabilities during 2016.

The change in our operating assets and liabilities during 2016 was primarily driven by increases in inventories and decreases in accounts payable, accrued liabilities and other liabilities due to the impact of the timing of payments in the ordinary course of business partially offset by the reduction in prepaid expenses and other current assets. The changes in our operating assets and liabilities include a true-up payment of $110 million, related to price appreciation credits, received in the first quarter of 2016 under a distribution service agreement with one of our wholesalers. The change in our operating assets and liabilities during 2015 was primarily driven by increases in trade receivables, inventory, prepaid expenses and other current assets partially offset by increases in accounts payable, accrued liabilities and other liabilities due to the impact of the timing of payments and in the ordinary course of business. The changes in our operating assets and liabilities include the post-acquisition build-up in trade receivables in 2015 related to the Salix Acquisition and the acquisition of certain assets of Marathon where minimal trade receivable balances were acquired.
Investing Activities
Net cash provided by investing activities during 2017 was $2,887 million and was primarily driven by the execution of leadership’s commitment to strengthen the Company’s balance sheet through the sale of non-core assets. Net proceeds from sales of non-core assets of $3,253 million, as previously discussed, includes the Skincare Sale, the Dendreon Sale, the iNova Sale, the Obagi Sale and other smaller divestitures and were substantially used to reduce the Company's debt obligations. Net cash used in investing activities during 2016 was $125 million and included a reduction in cash due to the deconsolidation of a former subsidiary of $30 million and payments for businesses previously acquired of $19 million. Net cash used in investing activities during 2015 was $15,577 million and was primarily driven by payments of $15,458 million related to purchases of businesses (net of cash acquired) and intangible assets, primarily the Salix Acquisition, the Sprout Acquisition, the Amoun Acquisition and the acquisitions of certain assets of Marathon and Dendreon Corporation. Other uses of cash by investing activities for 2017, 2016 and 2015 include payments for purchases of property, plant and equipment of $171 million, $235 million and $235 million and acquisitions of intangible assets and other assets previously acquired of $165 million, $56 million and $68 million, respectively.
Financing Activities
Net cash used in financing activities during 2017 was $4,963 million and was primarily driven by the execution of leadership’s commitment to improve the Company’s capital structure. In 2017, net cash used in financing activities included repayments of long-term debt of $14,203 million which consisted of: (i) term loans under our Senior Secured Credit Facilities of $9,478 million, (ii) Senior Unsecured Notes of $4,100 million and (iii) amounts due under our revolving credit facility of $625 million. These repayments were funded with: (i) the net proceeds from the sales of non-core assets, including the Skincare Sale, the Dendreon Sale, the iNova Sale and the Obagi Sale, (ii) net proceeds of $9,424 million from the 2017 Refinancing Transactions and (iii) cash on hand.
Net cash used in financing activities during 2016 was $1,963 million and was primarily driven by the execution of leadership’s commitment to improve the Company’s capital structure. In 2016, net cash used in financing activities included: (i) repayments of term loans under our Senior Secured Credit Facilities of $2,436 million which consisted of: (a) $1,841 million under our term loan facilities and (b) $595 million under our revolving credit facility, (ii) payment of deferred consideration of $500 million in connection with the Sprout Acquisition, (iii) payments of contingent consideration of $123 million, including $50 million in connection with the FDA approval of Relistor® tablets and (iv) payments of $97 million, in the aggregate, in connection with the April 2016 amendment and the August 2016 amendment. These factors were partially offset by $625 million of net borrowings under our revolving credit facility, which included $1,220 million of borrowing and $595 million of repayments. Repayments of $1,841 million of term loan facilities consisted of repayments of: (i) mandatory scheduled 2016 term loan amortization payments of $556 million in aggregate, (ii) all outstanding principal amounts of the Series A-1 and Series A-2 Tranche A Term Loan Facilities of $260 million, (iii) mandatory scheduled 2017 term loan amortization payments of $610 million in aggregate, (iv) term loans with the proceeds from the sale of non-core assets of $140 million and (v) $275 million applied pro rata across the Company's term loans (of which $125 million represented an estimate of the mandatory excess cash flow payment for 2015 based on preliminary 2015 results at the time).
Net cash provided by financing activities during 2015 was $13,624 million and included: (i) aggregate net proceeds of approximately $16,490 million related to debt and equity issuances utilized to fund the Salix Acquisition, (ii) net proceeds of $992 million from the issuance of the 5.50% Senior Notes due 2023 and (iii) net proceeds of $250 million from the issuance of incremental term loans under the Series A-3 Tranche A Term Loan Facility. These amounts were partially offset by: (i) the redemption of the convertible notes assumed in the Salix Acquisition of $3,123 million, (ii) the redemption of the December 2018 Notes of $500 million, (iii) payments of contingent consideration and deferred consideration of $206 million and (iv) payments of financing costs of $103 million primarily related to debt obtained in connection with the Salix Acquisition. The aggregate net proceeds of approximately $16,490 million related to debt and equity issuances utilized to fund the Salix Acquisition consisted of net proceeds from the issuance of: (i) senior notes in March 2015 of approximately $10,000 million, (ii) incremental term loans under the Series

A-4 Tranche A Term Loan Facility and the Series F Tranche B Term Loan Facility of $5,060 million, in aggregate and (iii) common stock in March 2015 of $1,430 million.
See Note 11, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details regarding the financing activities previously described.
Liquidity and Debt
Future Sources of Liquidity
Our primary sources of liquidity are our cash, cash collected from customers, funds as available from our revolving credit facility, issuances of long-term debt and issuances of equity and equity-linked securities. We believe these sources will be sufficient to meet our current liquidity needs for the next twelve months.
The Company regularly evaluates market conditions, its liquidity profile, and various financing alternatives for opportunities to enhance its capital structure. If opportunities are favorable, the Company may refinance or repurchase existing debt. We believe our existing cash and cash generated from operations will be sufficient to service our debt obligations through 2019.
Restricted Cash
Restricted cash was $77 million, $0 and $0 as of December 31, 2017, 2016 and 2015, respectively. During 2017, $77 million was deposited with a bank as collateral to secure a bank guarantee for the benefit of the Australian Government in connection with the notice of assessment received on August 8, 2017 from the Australian Taxation Office. The Company disagrees with the notice of assessment and continues to believe that its tax positions are appropriate and supported by the facts, circumstances and applicable laws and intends to defend its tax position in this matter vigorously. On January 9, 2018, the collateral of $77 million in Restricted cash was returned in exchange for a $77 million letter of credit.
Long-term Debt
Long-term debt, net of unamortized discounts and finance costs was $25,444 million and $29,846 million as of December 31, 2017 and December 31, 2016, respectively. Aggregate contractual principal amounts due under our debt obligations were $25,752 million and $30,169 million as of December 31, 2017 and 2016, respectively, a decrease of $4,417 million.
In 2017, we completed a series of transactions that reduced our long-term debt principal and extended the maturities of a significant portion of our debt. Through the sale of certain non-core assets and using cash on hand, we repaid $4,641 million of debt principal during 2017. In addition, by accessing the credit markets, we: (i) refinanced $9,562 million that was due to mature in 2018 through 2022, which we extended out to 2022 through 2025, (ii) extended $1,190 million of commitments under our revolving credit facility, originally set to expire in April 2018, out to April 2020 and (iii) obtained less stringent loan financial maintenance covenants under our Senior Secured Credit Facilities, including the removal of the financial maintenance covenants from our term loans. As a result, the financial maintenance covenants apply only with respect to our revolving loans and can be waived or amended without the consent of the term loan lenders under the Credit Agreement. These refinancing transactions and debt repayments have had the effect of lowering our cash requirements for principal debt repayments through 2020 by more than $10,600 million as of December 31, 2017 as compared with those as of December 31, 2016.
Debt repayments - We used the proceeds from the sale of non-core assets, including the Skincare Sale, iNova Sale, Dendreon Sale and Obagi Sale, and made unscheduled prepayments using cash on hand to prepay $3,680 million of term loans under our Senior Secured Credit Facilities during 2017. Using cash on hand, we repurchased $500 million of our August 2018 Unsecured Notes, made mandatory scheduled principal repayments of $86 million under our Series F Tranche B Term Loan Facility and paid down $375 million of amounts outstanding under our revolving credit facility during 2017.
Refinancing - On March 21, 2017, we completed a series of transactions that provided us with additional borrowings, which we used to: (i) repay $4,962 million of debt, representing all outstanding amounts of our senior secured: (a) Series A-3 Tranche A Term Loan Facility originally due October 2018, (b) Series A-4 Tranche A Term Loan Facility originally due April 2020, (c) Series D-2 Tranche B Term Loan Facility originally due February 2019, (d) Series C-2 Tranche B Term Loan Facility originally due December 2019 and (e) Series E-1 Tranche B Term Loan Facility originally due August 2020, (ii) repay $250 million of amounts outstanding under our revolving credit facility and (iii) repurchase, at a purchase price of 103%, $1,100 million of August 2018 Unsecured Notes. The sources of funds for the repayments and repurchases of the aforementioned debt obligations and related fees and expenses were obtained through: (i) a comprehensive amendment and refinancing of our Credit Agreement, which, among other matters, provided for incremental term loans under our Series F-3 Tranche B Term Loan of $3,060 million maturing April 2022, (ii) issuance of $1,250 million aggregate principal amount of March 2022 Secured Notes, (iii) issuance of $2,000 million aggregate principal amount of March 2024 Secured Notes and (iv) the use of cash on hand.

On October 17, 2017, the Company issued $1,000 million aggregate principal amount of November 2025 Secured Notes in a private placement, the proceeds of which were used to: (i) repurchase $569 million in principal amount of 6.375% October 2020 Unsecured Notes and (ii) repurchase $431 million in principal amount of 7.00% October 2020 Unsecured Notes. The related fees and expenses were paid using cash on hand.
On November 21, 2017, the Company issued $750 million aggregate principal amount of November 2025 Secured Notes in a private placement, the proceeds of which were used to repay $750 million of our Series F Tranche B Term Loan Facility. These are additional notes that form part of the same series as the Company’s existing November 2025 Secured Notes. The related fees and expenses were paid using cash on hand.
On November 21, 2017, the Company entered into Amendment No. 16 to the Credit Agreement (“Amendment No. 16”) to, among other things, reprice the Series F Tranche B Term Loan Facility. The applicable margins for borrowings under the Series F Tranche B Term Loan Facility, as modified by the repricing, are 2.50% with respect to base rate borrowings and 3.50% with respect to LIBO rate borrowings. Any prepayment of the Series F Tranche B Term Loan Facility in connection with certain refinancings prior to May 21, 2018 will require a prepayment premium of 1.0% of such loans prepaid.
On December 18, 2017, the Company issued $1,500 million aggregate principal amount of the December 2025 Unsecured Notes in a private placement, the proceeds of which were used to: (i) repurchase $1,021 million in principal amount of 6.375% October 2020 Unsecured Notes, (ii) repurchase $291 million in principal amount of March 2020 Unsecured Notes and (iii) repurchase $188 million in principal amount of 7.00% October 2020 Unsecured Notes. The related fees and expenses were paid using cash on hand.
The aforementioned repayments, refinancings and other changes in our debt portfolio completed during 2017 have lowered our cash requirements for principal debt repayment over the next five years. The mandatory scheduled principal repayments of our debt obligations as of December 31, 2017 and 2016 were as follows:

(in millions)	December 31, 2017	December 31, 2016
2018	$209	$3,738
2019	—	2,122
2020	2,690	7,723
2021	3,175	3,215
2022	5,115	4,281
Thereafter	14,563	9,090
Gross maturities	$25,752	$30,169
On January 30, 2018, using cash on hand, we repaid $200 million of our Series F Tranche B Term Loan Facility satisfying, which we directed to be applied to satisfy (in part) payment of the expected $206 million Consolidated Excess Cash Flow payment for the year 2017. Also due in 2018, is $3 million which consists of (i) short-term loan obligations and (ii) lines of credit assumed from certain acquisitions prior to 2016 and are not related to the Senior Secured Credit Facility, Senior Secured Notes or Senior Unsecured Notes. As the table above demonstrates, as a result of these debt repayments and refinancing transactions, we have eliminated all mandatory scheduled principal long-term debt repayments through March 2020, providing us with additional liquidity and greater flexibility to execute our business plans.
See Note 11, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements and “Management's Discussion and Analysis - Liquidity and Capital Resources: Long-term Debt” for further details.
The weighted average stated rate of interest as of December 31, 2017 and 2016 was 6.07% and 5.75%, respectively.
Senior Secured Credit Facilities
On February 13, 2012, the Company and certain of its subsidiaries as guarantors entered into the “Senior Secured Credit Facilities” under the Company’s Third Amended and Restated Credit and Guaranty Agreement, as amended (the “Credit Agreement”) with a syndicate of financial institutions and investors.
On March 3, 2017, the Company used proceeds from the Skincare Sale to repay $1,086 million of outstanding debt under its Senior Secured Credit Facilities.

On March 21, 2017, the Company entered into Amendment No. 14 to the Credit Agreement (“Amendment No. 14”) which: (i) provided additional financing from an incremental term loan under the Company's Series F-3 Tranche B Term Loan of $3,060 million, (ii) amended the financial covenants contained in the Credit Agreement, (iii) increased the amortization rate for the Series F Tranche B Term Loan Facility from 0.25% per quarter (1% per annum) to 1.25% per quarter (5% per annum), with quarterly repayments starting March 31, 2017, (iv) amended certain financial definitions, including the definition of Consolidated Adjusted EBITDA and (v) provided additional ability for the Company to, among other things, incur indebtedness and liens, consummate acquisitions and make other investments, including relaxing certain limitations imposed by prior amendments. The proceeds from the additional financing, combined with the proceeds from the issuance of the Senior Secured Notes described below and cash on hand, were used to: (i) repay all outstanding balances under the Company’s Series A-3 Tranche A Term Loan Facility, Series A-4 Tranche A Term Loan Facility, Series D-2 Tranche B Term Loan Facility, Series C-2 Tranche B Term Loan Facility and Series E-1 Tranche B Term Loan Facility (collectively the “Refinanced Debt”), (ii) repurchase $1,100 million in principal amount of the August 2018 Senior Unsecured Notes, (iii) repay $350 million of amounts outstanding under the Company's Revolving Credit Facility and (iv) pay related fees and expenses.
Amendments to the covenants made as part of Amendment No. 14 include: (i) removed the financial maintenance covenants with respect to the Series F Tranche B Term Loan Facility, (ii) reduced the interest coverage ratio maintenance covenant to 1.50:1.00 with respect to the Revolving Credit Facility beginning in the quarter ending March 31, 2017 through the quarter ending March 31, 2019 (stepping up to 1.75:1.00 thereafter) and (iii) increased the secured leverage ratio maintenance covenant to 3.00:1.00 with respect to the Revolving Credit Facility beginning in the quarter ending March 31, 2017 through the quarter ending March 31, 2019 (stepping down to 2.75:1.00 thereafter). These financial maintenance covenants apply only with respect to the Revolving Credit Facility and can be waived or amended without the consent of the term loan lenders under the Credit Agreement.
Modifications to Consolidated Adjusted EBITDA from Amendment No. 14 included, among other things: (i) modifications to permit the Company to add back extraordinary, unusual or non-recurring expenses or charges (including certain costs of, and payments of, litigation expenses, actual or prospective legal settlements, fines, judgments or orders, subject to a cap of $500 million in any twelve month period, of which no more than $250 million may pertain to any costs, payments, expenses, settlements, fines, judgments or orders, in each case, arising out of any actual or potential claim, investigation, litigation or other proceeding that the Company did not publicly disclose (via press release or any filing with the SEC) on or prior to the effectiveness of Amendment No. 14, and subject to other customary limitations) and (ii) modifications to allow the Company to add back certain expenses, charges or losses actually reimbursed or for which the Company reasonably expects to be reimbursed by third parties pursuant to indemnification, reimbursement, insurance or similar agreements within 365 days, subject to customary limitations.
Amendment No. 14 was accounted for as a modification of debt to the extent the Refinanced Debt was replaced with the incremental Series F-3 Tranche B Term Loan issued to the same creditor and an extinguishment of debt to the extent the Refinanced Debt was replaced with Series F-3 Tranche B Term Loan issued to a different creditor. The Refinanced Debt that was replaced with the proceeds of the newly issued Senior Secured Notes was accounted for as an extinguishment of debt. For amounts accounted for as an extinguishment of debt, the Company incurred a Loss on extinguishment of debt of $27 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt’s carrying value (the stated principal amount net of unamortized discount and debt issuance costs). Payments made to the lenders of $38 million associated with the issuance of the new Series F-3 Tranche B Term Loan were capitalized and are being amortized as interest expense over the remaining term of the Series F Tranche B Term Loan Facility. Third party expenses of $3 million associated with the modification of debt were expensed as incurred and included in Interest expense.
On March 28, 2017, the Company entered into Amendment No. 15 to the Credit Agreement (“Amendment No. 15”) which provided for the extension of the maturity date of $1,190 million of revolving credit commitments under the Revolving Credit Facility from April 20, 2018 to the earlier of: (i) April 20, 2020 and (ii) the date that is 91 calendar days prior to the scheduled maturity of any series or tranche of term loans under the Credit Agreement, certain Senior Secured Notes or Senior Unsecured Notes and any other indebtedness for borrowed money in excess of $750 million. Unless otherwise terminated prior thereto, the remaining $310 million of revolving credit commitments under the Revolving Credit Facility will continue to mature on April 20, 2018. Amendment No. 15 was accounted for in part as a debt modification, whereby the fees paid to lenders agreeing to extend their commitment through April 20, 2020 and the fees paid to lenders providing additional commitments were recognized as additional debt issuance costs and are being amortized over the remaining term of the Revolving Credit Facility. Amendment No. 15 was accounted for in part as an extinguishment of debt and the Company incurred a Loss on extinguishment of debt of $1 million representing the unamortized debt issuance costs associated with the commitments canceled by lenders in the amendment.
In April 2017, using the net proceeds from the Skincare Sale and the proceeds from the divestiture of a manufacturing facility in Brazil, the Company repaid $220 million of its Series F Tranche B Term Loan Facility. On July 3, 2017, using the net proceeds from the Dendreon Sale, the Company repaid $811 million of its Series F Tranche B Term Loan Facility.

On October 5, 2017, using the net proceeds from the iNova Sale, the Company repaid $923 million of its Series F Tranche B Term Loan Facility. On November 10, 2017, using the net proceeds from the Obagi Sale, the Company repaid $181 million of its Series F Tranche B Term Loan Facility. On November 21, 2017, using the proceeds from the November 2017 Refinancing Transactions, the Company repaid $750 million of its Series F Tranche B Term Loan Facility.
On November 21, 2017, the Company entered into Amendment No. 16 to the Credit Agreement (“Amendment No. 16”) to reprice the Series F Tranche B Term Loan Facility. The applicable margins for borrowings under the Series F Tranche B Term Loan Facility, as modified by the repricing, are 2.50% with respect to base rate borrowings and 3.50% with respect to LIBO rate borrowings. Any prepayment of the Series F Tranche B Term Loan Facility in connection with certain refinancings prior to May 21, 2018 will require a prepayment premium of 1.0% of such loans prepaid. Amendment No. 16 also increases the letter of credit facility sublimit under the Credit Agreement to $300 million and makes certain other amendments to provide the Company with additional flexibility to enter into certain cash management transactions. The Company paid a prepayment penalty of approximately $38 million in connection with Amendment No. 16 recognized in the Loss on extinguishment of debt in the consolidated statement of operations.
As of December 31, 2017, the Company had $250 million of outstanding borrowings, $94 million of issued and outstanding letters of credit, and remaining availability of $1,156 million under its Revolving Credit Facility. Of the $94 million issued and outstanding letters of credit, a $50 million letter of credit was issued as part of the $127 million of collateral to secure a bank guarantee for the benefit of the Australian Government in connection with the notice of assessment received on August 8, 2017 from the Australian Taxation Office, as discussed in Note 18, "INCOME TAXES". The Company disagrees with the notice of assessment and continues to believe that its tax positions are appropriate and supported by the facts, circumstances and applicable laws. The Company intends to defend its tax position in this matter vigorously. On January 9, 2018, the cash collateral of $77 million of Restricted cash was returned to the Company in exchange for a $77 million letter of credit.
Current Description of Senior Secured Credit Facilities
Borrowings under the Senior Secured Credit Facilities bear interest at a rate per annum equal to, at the Company's option from time to time, either: (i) a base rate determined by reference to the higher of: (a) the prime rate (as defined in the Credit Agreement) and (b) the federal funds effective rate plus 1/2 of 1% or (ii) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. With respect to the Revolving Credit Facility, these applicable margins have been subject to increase or decrease quarterly based on the secured leverage ratio beginning with the quarter ended June 30, 2017. Based on its calculation of the Company’s secured leverage ratio, management does not anticipate any such increase or decrease to the current applicable margins for the next applicable period.
The loans under the Senior Secured Credit Facilities may be made to, and the letters of credit under the Revolving Credit Facility may be issued on behalf of, the Company. All borrowings under the Senior Secured Credit Facilities are subject to the satisfaction of customary conditions, including the absence of a default or an event of default and the accuracy in all material respects of representations and warranties.
Subject to certain exceptions and customary baskets set forth in the Credit Agreement, the Company is required to make mandatory prepayments of the loans under the Senior Secured Credit Facilities under certain circumstances, including from: (a) 100% of the net cash proceeds of insurance and condemnation proceeds for property or asset losses (subject to reinvestment rights and net proceeds threshold), (b) 50% of the net cash proceeds from the issuance of equity securities subject to decrease based on leverage ratios, (c) 100% of the net cash proceeds from the incurrence of debt (other than permitted debt as defined in the Credit Agreement), (d) 50% of Consolidated Excess Cash Flow (as defined in the Credit Agreement) subject to decrease based on leverage ratios and (e) 100% of net cash proceeds from asset sales outside the ordinary course of business (subject to reinvestment rights, which were restricted by the terms of the April 2016 amendment).
The Company is permitted to voluntarily reduce the unutilized portion of the revolving commitment amount and repay outstanding loans under the Revolving Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBO rate loans. As of December 31, 2017, any prepayment of the Series F Tranche B Term Loan Facility in connection with certain refinancings prior to May 21, 2018 will require a prepayment premium of 1.0% of such loans prepaid.
The Company’s obligations and the obligations of the guarantors under the Senior Secured Credit Facilities and cash management arrangements entered into with lenders under the Senior Secured Credit Facilities (or affiliates thereof) are secured by first-priority security interests in substantially all tangible and intangible assets of the Company and the guarantors, including 100% of the capital stock of Valeant and each material subsidiary of the Company that is directly owned by the Company or another guarantor (other than Valeant’s foreign subsidiaries) and 65% of the capital stock of each foreign subsidiary of Valeant that is directly owned by Valeant or owned by a guarantor that is a domestic subsidiary of Valeant, in each case subject to certain exclusions and limitations set forth in the credit documentation governing the Senior Secured Credit Facilities.
The applicable interest rate margins for borrowings under the Revolving Credit Facility are 2.25%-2.75% with respect to base rate borrowings and 3.25%-3.75% with respect to LIBO rate borrowings.   As of December 31, 2017, the stated rate of interest on the Revolving Credit Facility was 5.32% per annum. In addition, the Company is required to pay commitment fees of 0.50% per annum with respect to the unutilized commitments under the Revolving Credit Facility, payable quarterly in arrears. The Company also is required to pay: (i) letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin on LIBO rate borrowings, under the Revolving Credit Facility on a per annum basis, payable quarterly in arrears, (ii) customary fronting fees for the issuance of letters of credit and (iii) agency fees.
The applicable interest rate margins for the Series F Tranche B Term Loan Facility are 2.50% with respect to base rate borrowings and 3.50% with respect to LIBO rate borrowings, subject to a 0.75% LIBO rate floor.  As of December 31, 2017, the stated rate of interest on the Company’s borrowings under the Series F Tranche B Term Loan Facility was 4.94% per annum.
As of December 31, 2017, there were no remaining quarterly amortization repayments for the Senior Secured Credit Facilities.
Senior Secured Notes
The Senior Secured Notes are guaranteed by each of the Company’s subsidiaries that is a guarantor under the Credit Agreement and existing Senior Unsecured Notes (together, the “Note Guarantors”). The Senior Secured Notes and the guarantees related thereto are senior obligations and are secured, subject to permitted liens and certain other exceptions, by the same first priority liens that secure the Company’s obligations under the Credit Agreement under the terms of the indenture governing the Senior Secured Notes.
The Senior Secured Notes and the guarantees rank equally in right of repayment with all of the Company’s and Note Guarantors’ respective existing and future unsubordinated indebtedness and senior to the Company’s and Note Guarantors’ respective future subordinated indebtedness. The Senior Secured Notes and the guarantees related thereto are effectively pari passu with the Company’s and the Note Guarantors’ respective existing and future indebtedness secured by a first priority lien on the collateral securing the Senior Secured Notes and effectively senior to the Company’s and the Note Guarantors’ respective existing and future indebtedness that is unsecured, including the existing Senior Unsecured Notes, or that is secured by junior liens, in each case to the extent of the value of the collateral. In addition, the Senior Secured Notes are structurally subordinated to: (i) all liabilities of any of the Company’s subsidiaries that do not guarantee the Senior Secured Notes and (ii) any of the Company’s debt that is secured by assets that are not collateral.
Upon the occurrence of a change in control (as defined in the indentures governing the Senior Secured Notes), unless the Company has exercised its right to redeem all of the notes of a series as previously described, holders of the Senior Secured Notes may require the Company to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.
6.50% Senior Secured Notes due 2022 and 7.00% Senior Secured Notes due 2024 - March 2017 Refinancing Transactions
As part of the March 2017 Refinancing Transactions, the Company issued $1,250 million aggregate principal amount of the March 2022 Secured Notes and $2,000 million aggregate principal amount of the March 2024 Secured Notes, in a private placement, the proceeds of which, when combined with the proceeds from the Series F-3 Tranche B Term Loan and cash on hand, were used to: (i) repay the Refinanced Debt, (ii) repurchase $1,100 million in principal amount of August 2018 Unsecured Notes, (iii) repay $350 million of amounts outstanding under the Company's Revolving Credit Facility and (iv) pay related fees and expenses. Interest on these notes is payable semi-annually in arrears on each March 15 and September 15.
The March 2022 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2019, at the redemption prices set forth in the indenture. The Company may redeem some or all of the March 2022 Secured Notes prior to March 15, 2019 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to March 15, 2019, the Company may redeem up to 40% of the aggregate principal amount of the March 2022 Secured Notes using the proceeds of certain equity offerings at the redemption price set forth in the indenture.
The March 2024 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2020, at the redemption prices set forth in the indenture. The Company may redeem some or all of the March 2024 Secured Notes prior to March 15, 2020 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to March 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the March 2024 Secured Notes using the proceeds of certain equity offerings at the redemption price set forth in the indenture.

5.50% Senior Secured Notes due 2025 - October 2017 Refinancing Transactions and November 2017 Refinancing Transactions
On October 17, 2017, the Company issued $1,000 million aggregate principal amount of the November 2025 Secured Notes, in a private placement, the proceeds of which were used to: (i) repurchase $569 million in principal amount of the 6.375% October 2020 Unsecured Notes and (ii) repurchase $431 million in principal amount of the 7.00% October 2020 Unsecured Notes. The related fees and expenses were paid using cash on hand. Interest on these notes is payable semi-annually in arrears on each May 1 and November 1.
The November 2025 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2020, at the redemption prices set forth in the indenture. The Company may redeem some or all of the November 2025 Secured Notes prior to November 1, 2020 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to November 1, 2020, the Company may redeem up to 40% of the aggregate principal amount of the November 2025 Secured Notes using the proceeds of certain equity offerings at the redemption price set forth in the indenture.
On November 21, 2017, the Company issued $750 million aggregate principal amount of the November 2025 Secured Notes, in a private placement. These are additional notes and form part of the same series as the Company’s existing November 2025 Secured Notes. The proceeds were used to prepay its Series F Tranche B Term Loan Facility. The related fees and expenses were paid using cash on hand.
Senior Unsecured Notes
The Senior Unsecured Notes issued by the Company are the Company’s senior unsecured obligations and are jointly and severally guaranteed on a senior unsecured basis by each of its subsidiaries that is a guarantor under the Senior Secured Credit Facilities. The Senior Unsecured Notes issued by the Company’s subsidiary Valeant are senior unsecured obligations of Valeant and are jointly and severally guaranteed on a senior unsecured basis by the Company and each of its subsidiaries (other than Valeant) that is a guarantor under the Senior Secured Credit Facilities. Future subsidiaries of the Company and Valeant, if any, may be required to guarantee the Senior Unsecured Notes.
If the Company experiences a change in control, the Company may be required to make an offer to repurchase each series of Senior Unsecured Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount of the Senior Unsecured Notes repurchased, plus accrued and unpaid interest.
7.00% Senior Unsecured Notes due 2020 - On September 28, 2010, Valeant issued $700 million aggregate principal amount of the 7.00% October 2020 Unsecured Notes in a private placement. The October 2020 Unsecured Notes accrue interest at the rate of 7.00% per year, payable semi-annually in arrears.
On October 17, 2017, as part of the October 2017 Refinancing Transactions, the Company repaid $431 million in principal amount of the 7.00% October 2020 Unsecured Notes.
On December 18, 2017, as part of the December 2017 Refinancing Transactions, the Company repaid $188 million principal amount of the 7.00% October 2020 Unsecured Notes.
Valeant may redeem all or a portion of the 7.00% October 2020 Unsecured Notes at the applicable redemption prices set forth in the 7.00% October 2020 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
6.375% Senior Unsecured Notes due 2020
On October 4, 2012, VPI Escrow Corp. (the “VPI Escrow Issuer”), a newly formed wholly owned subsidiary of Valeant, issued $1,750 million aggregate principal amount of the 6.375% October 2020 Unsecured Notes in a private placement. The 6.375% October 2020 Unsecured Notes accrue interest at the rate of 6.375% per year, payable semi-annually in arrears. At the time of the closing of the Medicis acquisition, (i) the VPI Escrow Issuer merged with and into Valeant, with Valeant continuing as the surviving corporation, (ii) Valeant assumed all of the VPI Escrow Issuer’s obligations under the 6.375% October 2020 Unsecured Notes and the related indenture and (iii) the funds previously held in escrow were released to the Company and were used to finance the Medicis acquisition.
Concurrently with the offering of the 6.375% October 2020 Unsecured Notes, Valeant issued $500 million aggregate principal amount of 6.375% Senior Unsecured Notes due 2020 (the “Exchangeable Notes”) in a private placement, the form and terms of such notes being substantially identical to the form and terms of the 6.375% October 2020 Unsecured Notes, as previously described.

On March 29, 2013, the Company announced that Valeant commenced an offer to exchange (the “Exchange Offer”) any and all of its Exchangeable Notes into 6.375% October 2020 Unsecured Notes. Valeant conducted the Exchange Offer in order to satisfy its obligations under the indenture governing the Exchangeable Notes with the anticipated result being that some or all of such notes would be part of a single series of 6.375% October 2020 Unsecured Notes under one indenture. The Exchange Offer, which did not result in any changes to existing terms or to the total amount of the Company’s outstanding debt, expired on April 26, 2013. All of the Exchangeable Notes were tendered in the Exchange Offer and exchanged for 6.375% October 2020 Unsecured Notes to form a single series.
On October 17, 2017, as part of the October 2017 Refinancing Transactions, the Company repaid $569 million in principal amount of the 6.375% October 2020 Unsecured Notes.
On December 18, 2017, as part of the December 2017 Refinancing Transactions, the Company repaid $1,021 million in principal amount of the 6.375% October 2020 Unsecured Notes.
Valeant may redeem all or a portion of the 6.375% October 2020 Unsecured Notes at the applicable redemption prices set forth in the 6.375% October 2020 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
6.75% Senior Unsecured Notes due 2018 and 7.50% Senior Unsecured Notes due 2021
On July 12, 2013, VPII Escrow Corp. (the “VPII Escrow Issuer”), a newly formed wholly-owned subsidiary of the Company, issued $1,600 million aggregate principal amount of the August 2018 Unsecured Notes and $1,625 million aggregate principal amount of 7.50% Senior Unsecured Notes due 2021 (the "July 2021 Unsecured Notes") in a private placement. The August 2018 Unsecured Notes accrued interest at the rate of 6.75% per year, payable semi-annually in arrears. The July 2021 Unsecured Notes accrue interest at the rate of 7.50% per year, payable semi-annually in arrears. At the time of the closing of the B&L Acquisition, (i) the VPII Escrow Issuer was voluntarily liquidated and all of its obligations were assumed by, and all of its assets were distributed to, the Company, (ii) the Company assumed all of the VPII Escrow Issuer’s obligations under the August 2018 Unsecured Notes and July 2021 Unsecured Notes and the related indenture and (iii) the funds previously held in escrow were released to the Company and were used to finance the B&L Acquisition.
As part of the March 2017 Refinancing Transactions, the Company completed a tender offer to repurchase $1,100 million in aggregate principal amount of the August 2018 Unsecured Notes for total consideration of approximately $1,132 million plus accrued and unpaid interest through March 20, 2017. Loss on extinguishment of debt during the three months ended March 31, 2017 associated with the repurchase of the August 2018 Unsecured Notes was $36 million representing the difference between the amount paid to settle the debt and the debt’s carrying value.
On August 15, 2017, the Company repurchased the remaining $500 million of outstanding August 2018 Unsecured Notes using cash on hand, plus accrued and unpaid interest. Loss on extinguishment of debt during the three months ended September 30, 2017 associated with the repurchase of the August 2018 Unsecured Notes was $1 million representing the difference between the amount paid to settle the debt and the debt’s carrying value.
The Company may redeem all or a portion of the July 2021 Unsecured Notes at the applicable redemption prices set forth in the July 2021 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
5.375% Senior Unsecured Notes due 2020, 5.875% Senior Unsecured Notes due 2023, 4.50% Senior Unsecured Notes due 2023 and 6.125% Senior Unsecured Notes due 2025
On March 27, 2015, VRX Escrow Corp. (the "VRX Issuer"), a newly formed wholly owned subsidiary of the Company, issued $2,000 million aggregate principal amount of the March 2020 Unsecured Notes, $3,250 million aggregate principal amount of 5.875% Senior Unsecured Notes due 2023 (the "May 2023 Unsecured Notes"), €1,500 million aggregate principal amount of 4.50% Senior Unsecured Notes due 2023 (the "Euro Notes”) and $3,250 million aggregate principal amount of 6.125% Senior Unsecured Notes due 2025 (the "May 2025 Unsecured Notes" and, together with the March 2020 Unsecured Notes, the May 2023 Unsecured Notes and the Euro Notes, the "VRX Notes") in a private placement.

In addition, the VRX Issuer entered into an escrow and security agreement (the “Escrow Agreement”) dated as of March 27, 2015, with an escrow agent. Pursuant to the Escrow Agreement, the proceeds from the issuance of the VRX Notes, together with cash sufficient to fund certain accrued and unpaid interest on the VRX Notes, totaling $10,340 million in the aggregate, were deposited into escrow accounts and held as security for the VRX Issuer’s obligations until the consummation of the Salix Acquisition, which occurred on April 1, 2015. At the time of the closing of the Salix Acquisition, (1) the VRX Issuer was voluntarily liquidated and all of its obligations were assumed by, and all of its assets were distributed to, the Company, (2) the Company assumed all of the VRX Issuer's obligations under the VRX Notes and the related indenture and (3) the funds previously held in escrow were released to the Company and were used to finance the Salix Acquisition (as such, the $10,340 million referenced in this paragraph was released from restricted cash and cash equivalents in April 2015.)
The March 2020 Unsecured Notes accrue interest at the rate of 5.375% per year, payable semi-annually in arrears. The May 2023 Unsecured Notes and the Euro Notes accrue interest at the rate of 5.875% and 4.50% per year, respectively, payable semi-annually in arrears. The May 2025 Unsecured Notes accrue interest at the rate of 6.125% per year, payable semi-annually in arrears.
On December 18, 2017, as part of the December 2017 Refinancing Transactions, the Company repaid $291 million in principal amount of the March 2020 Unsecured Notes.
The Company may redeem all or a portion of the March 2020 Unsecured Notes at the applicable redemption prices set forth in the March 2020 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
The Company may redeem all or a portion of the May 2023 Unsecured Notes, the Euro Notes and the May 2025 Unsecured Notes at any time prior to March 15, 2017, May 15, 2018, May 15, 2018 and April 15, 2020, respectively, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to May 15, 2018 in the case of the May 2023 Unsecured Notes, May 15, 2018 in the case of the Euro Notes and April 15, 2018 in the case of the May 2025 Unsecured Notes, the Company may redeem up to 40% of the aggregate principal amount of the applicable series of notes with the net proceeds of certain equity offerings at the redemption prices set forth in the applicable indenture. On or after May 15, 2018, May 15, 2018 and April 15, 2020, the Company may redeem all or a portion of the May 2023 Unsecured Notes, the Euro Notes and the May 2025 Unsecured Notes, respectively, at the redemption prices applicable to each series of such notes, as set forth in the applicable indenture, plus accrued and unpaid interest to the date of redemption.
9.00% Senior Unsecured Notes due 2025 - December 2017 Refinancing Transactions
On December 18, 2017, the Company issued $1,500 million aggregate principal amount of December 2025 Unsecured Notes in a private placement, the proceeds of which were used to: (i) repurchase $1,021 million in principal amount of the 6.375% October 2020 Unsecured Notes, (ii) repurchase $291 million in principal amount of the March 2020 Unsecured Notes and (iii) repurchase $188 million in principal amount of 7.00% October 2020 Unsecured Notes. The related fees and expenses were paid using cash on hand. The December 2025 Unsecured Notes accrue interest at the rate of 9.00% per year, payable semi-annually in arrears on each of June 15 and December 15.
The Company may redeem all or a portion of the December 2025 Unsecured Notes at any time prior to December 15, 2021, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to December 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the outstanding December 2025 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the December 2025 Unsecured Notes indenture. On or after December 15, 2021, the Company may redeem all or a portion of the December 2025 Unsecured Notes at the applicable redemption prices set forth in the December 2025 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
Remaining Senior Unsecured Notes - Aggregate balances by principal and net of discounts and issuance costs of other Senior Unsecured Notes were $3,100 million and $3,082 million, respectively, as of December 31, 2017 and had limited activity during 2017.
Covenant Compliance
Any inability to comply with the financial maintenance and other covenants under the terms of our Credit Agreement, Senior Secured Notes indentures or Senior Unsecured Notes indentures could lead to a default or an event of default for which we may need to seek relief from our lenders and noteholders in order to waive the associated default or event of default and avoid a potential acceleration of the related indebtedness or cross-default or cross-acceleration to other debt. There can be no assurance that we would be able to obtain such relief on commercially reasonable terms or otherwise and we may be required to incur significant additional costs. In addition, the lenders under our Credit Agreement, holders of our Senior Secured Notes and holders of our

Senior Unsecured Notes may impose additional operating and financial restrictions on us as a condition to granting any such waiver.
During 2017, the Company completed several actions which included using the proceeds from divestitures and cash flows from operations to repay debt, amending financial maintenance covenants, extending a significant portion of the Revolving Credit Facility and refinancing debt with near term maturities. These actions have reduced the Company’s debt balance and positively affected its ability to comply with financial maintenance covenants. As of December 31, 2017, the Company was in compliance with all financial maintenance covenants related to its outstanding debt. The Company, based on its current forecast for the next twelve months from the date of issuance of this Form 10-K, expects to remain in compliance with these financial maintenance covenants and meet its debt service obligations over that same period.
The Company continues to take steps to improve its operating results to ensure continual compliance with its financial maintenance covenants and take other actions to reduce its debt levels to align with the Company’s long term strategy. We may consider taking other actions, including divesting other businesses and refinancing debt as deemed appropriate, to provide additional coverage in complying with the financial maintenance covenants and meeting its debt service obligations.
The Senior Notes and Secured Notes are guaranteed by a substantial portion of the Company’s subsidiaries. On a non-consolidated basis, the non-guarantor subsidiaries had total assets of $3,247 million and $3,337 million and total liabilities of $1,367 million and $1,408 million as of December 31, 2017 and 2016, respectively, and revenues of $1,657 million and $1,632 million and operating income of $149 million and $125 million for years ended December 31, 2017 and 2016, respectively.
Credit Ratings
On November 8, 2017, Moody’s upgraded our outlook to Stable from Negative. As of February 28, 2018, the credit and outlook ratings from Moody's and Standard & Poor's for certain of our outstanding obligations are as follows:

Rating Agency	Corporate Rating	Senior Secured Rating	Senior Unsecured Rating	Outlook
Moody’s	B3	Ba3	Caa1	Stable
Standard & Poor’s	B	BB-	B-	Stable
Any downgrade in our corporate credit ratings or other credit ratings may increase our cost of borrowing and may negatively impact our ability to raise additional debt capital.
OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS
We have no off-balance sheet arrangements that have a material current effect or that are reasonably likely to have a material future effect on our results of operations, financial condition, capital expenditures, liquidity, or capital resources.
The following table summarizes our contractual obligations as of December 31, 2017 for the periods presented:

(in millions)	Total	2018	2019 and 2020	2021 and 2022	Thereafter
Long-term debt obligations, including interest	$34,452	$1,780	$5,794	$10,746	$16,132
Operating lease obligations	386	73	110	71	132
Capital lease obligations	6	2	2	2	—
Purchase obligations	677	378	186	111	2
Total contractual obligations	$35,521	$2,233	$6,092	$10,930	$16,266
Purchase obligations consist of agreements to purchase goods and services that are enforceable and legally binding and include obligations for minimum inventory and capital expenditures, and outsourced information technology, product promotion and clinical research services.

The table of contractual obligations excludes payments for: (i) contingent milestone payments to third parties as part of certain development, collaboration and license agreements and (ii) acquisition-related contingent consideration. See Note 22, "COMMITMENTS AND CONTINGENCIES" and Note 6, "FAIR VALUE MEASUREMENTS" to our audited Consolidated Financial Statements for further details related to these contingent payments.
The table of contractual obligations excludes payments for uncertain tax positions totaling $273 million as of December 31, 2017 because a reliable estimate of the period in which uncertain tax positions will be payable, if ever, cannot be made. Further, the Company has recognized a provisional Transition Toll Tax (payable over eight years) in the amount of $88 million which has been excluded from the table of contractual obligations as we have provisionally utilized net operating losses to offset this liability.
Other Future Cash Requirements
Our future cash requirements relate to working capital, capital expenditures, business development transactions (contingent consideration), restructuring and integration, litigation settlements and benefit obligations. In addition, we may use cash to make strategic acquisitions, although we have made minimal acquisitions since 2015 and expect the volume and size of acquisitions to be low for the foreseeable future.
In addition to our working capital requirements and other amounts presented in the contractual obligations table presented above, we expect our primary cash requirements for 2018 to include:

•
Debt repayments-We may, under certain circumstances, elect to make additional principal repayments during 2018. Further, in the ordinary course of business, we may borrow and repay amounts under our Revolving Credit Facility to meet business needs;

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Capital expenditures-We expect to make payments of approximately $250 million for property, plant and equipment during 2018, of which there were $35 million in committed amounts as of December 31, 2017;

•	Contingent consideration payments-We expect to make contingent consideration and other approval/sales-based milestone payments of $112 million during 2018;

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Restructuring and integration payments-We expect to make payments of $27 million during 2018 for employee separation costs and lease termination obligations associated with restructuring and integration actions we have taken through December 31, 2017;

•
Benefit obligations-We expect to make payments under our pension and postretirement obligations of $5 million, $7 million and $6 million to the U.S. pension benefit plan, the non-U.S. pension benefit plans and the U.S. postretirement benefit plan, respectively during 2018. See Note 12, "PENSION AND POSTRETIREMENT EMPLOYEE BENEFIT PLANS" to our audited interim Consolidated Financial Statements for further details of our benefit obligations; and

•
Allergan Settlement-As more fully disclosed in Note 21, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements, on December 28, 2017, all parties agreed to settle the ongoing related Allergan shareholder class actions for a total of $290 million. The settlement is subject to Court approval. Under the terms of the proposed settlement, the Company will pay $96 million, or 33%, of the settlement amount. We are pursuing recovery of the settlement amount and the costs of defense under our insurance policies, although recovery is not assured.

•
Solodyn® Antitrust Class Actions Settlement-As more fully disclosed in Note 21, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements, in February 2018, Medicis agreed to resolve the Solodyn® civil antitrust class action litigation with the End Payor and Direct Payor classes for an amount of $58 million, subject to Court approval, and resolved related litigation with opt-out retailers for additional consideration.

We continue to evaluate opportunities to improve our operating results and may initiate additional cost savings programs to streamline our operations and eliminate redundant processes and expenses. These cost savings programs may include, but are not limited to: (i) reducing headcount, (ii) eliminating real estate costs associated with unused or under-utilized facilities and (iii) implementing contribution margin improvement and other cost reduction initiatives. The expenses associated with the implementation of these cost savings programs could be material and may impact our cash flows.
In the ordinary course of business, the Company is involved in litigation, claims, government inquiries, investigations, charges and proceedings. See Note 21, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements for further details of these matters. Our ability to successfully defend the Company against pending and future litigation may impact cash flows.
OUTSTANDING SHARE DATA
Our common shares are listed on the TSX and the NYSE under the ticker symbol “VRX”.
At February 22, 2018, we had 348,837,730 issued and outstanding common shares. In addition, as of February 22, 2018, we had 4,452,180 stock options and 4,458,111 time-based RSUs that each represent the right of a holder to receive one of the

Company’s common shares, and 2,152,454 performance-based RSUs that represent the right of a holder to receive a number of the Company's common shares up to a specified maximum. A maximum of 4,193,502 common shares could be issued upon vesting of the performance-based RSUs outstanding.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Our business and financial results are affected by fluctuations in world financial markets, including the impacts of foreign currency exchange rate and interest rate movements. We evaluate our exposure to such risks on an ongoing basis, and seek ways to manage these risks to an acceptable level, based on management’s judgment of the appropriate trade-off between risk, opportunity and cost. We may use derivative financial instruments from time to time as a risk management tool and not for trading or speculative purposes. Currently, we do not hold any market risk sensitive instruments whose value is subject to market price risk.
Inflation; Seasonality
We are subject to price control restrictions on our pharmaceutical products in a number of countries in which we now operate. As a result, our ability to raise prices in a timely fashion in anticipation of inflation may be limited in some markets.
Historically, revenues from our business tend to be weighted toward the second half of the year. Sales in the first quarter tend to be lower as patient co-pays and deductibles reset at the beginning of each year.  Sales in the fourth quarter tend to be higher based on consumer and customer purchasing patterns associated with health care reimbursement programs. However, there are no assurances that these historical trends will continue in the future.
Foreign Currency Risk
In the year ended December 31, 2017, a majority of our revenue and expense activities and capital expenditures were denominated in U.S. dollars.  We have exposure to multiple foreign currencies, including, among others, the Euro, Chinese yuan, Canadian dollar, Polish zloty and Russian ruble. Our operations are subject to risks inherent in conducting business abroad, including price and currency exchange controls and fluctuations in the relative values of currencies. In November 2016, as a result of the Egyptian government’s decision to float the Egyptian pound and un-peg it to the U.S. Dollar, the Egyptian pound was significantly devalued.  Our exposure to the Egyptian pound is primarily with respect to Amoun Pharmaceutical Company S.A.E., which we acquired in October 2015, and which represented approximately 2% of our total 2017 and 2016 revenues. In addition, to the extent that we require, as a source of debt repayment, earnings and cash flows from some of our operations located in foreign countries, we are subject to risk of changes in the value of the U.S. dollar, relative to all other currencies in which we operate, which may materially affect our results of operations. Where possible, we manage foreign currency risk by managing same currency revenues in relation to same currency expenses. Further strengthening of the U.S. dollar and/or further devaluation of foreign currencies will have a negative impact on our reported revenue and reported results. As of December 31, 2017, a 1% change in foreign currency exchange rates would have impacted our shareholders’ equity by approximately $36 million.
As of December 31, 2017, the unrealized foreign exchange gain on the translation of the remaining principal amount of the Senior Secured Credit Facilities was approximately $112 million and the unrealized foreign exchange loss on the translation of the remaining principal amount of the senior notes was approximately $270 million, for Canadian income tax purposes. Additionally, as of December 31, 2017, the unrealized foreign exchange gain on certain intercompany balances was equal to $407 million. One-half of any realized foreign exchange gain or loss will be included in our Canadian taxable income. Any resulting gain will result in a corresponding reduction in our available Canadian Non-Capital Losses, Scientific Research and Experimental Development Pool, and/or Investment Tax Credit carryforward balances. However, the repayment of the senior secured credit facilities and the intercompany loans denominated in U.S. dollars does not result in a foreign exchange gain or loss being recognized in our consolidated financial statements, as these statements are prepared in U.S. dollars.
Interest Rate Risk
We currently do not hold financial instruments for speculative purposes. Our financial assets are not subject to significant interest rate risk due to their short duration. The primary objective of our policy for the investment of temporary cash surpluses is the protection of principal, and accordingly, we generally invest in high quality, money market investments and time deposits with varying maturities, but typically less than three months. As it is our intent and policy to hold these investments until maturity, we do not have a material exposure to interest rate risk.
As of December 31, 2017, we had $20,177 million and $3,771 million principal amount of issued fixed rate debt and variable rate debt, respectively, that requires U.S. dollar repayment, as well as €1,500 million principal amount of issued fixed rate debt that requires repayment in euros and $3 million of other foreign currency-denominated debt obligations. The estimated fair value of our issued fixed rate debt as of December 31, 2017, including the debt denominated in euros, was $21,561 million. If interest rates were to increase by 100 basis-points, the fair value of our long-term debt would decrease by approximately $786 million. If interest rates were to decrease by 100 basis-points, the fair value of our long-term debt would increase by approximately $709 million. We are subject to interest rate risk on our variable rate debt as changes in interest rates could adversely affect earnings and cash flows. A 100 basis-points increase in interest rates, based on 3-month LIBOR, would have an annualized pre-tax effect of approximately $38 million in our consolidated statements of operations and cash flows, based on current outstanding borrowings and effective interest rates on our variable rate debt. For the tranches in our credit facility that have a LIBOR floor, an increase in interest rates would only impact interest expense on those term loans to the extent LIBOR exceeds the floor. While our variable-rate debt may impact earnings and cash flows as interest rates change, it is not subject to changes in fair value.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Critical accounting policies and estimates are those policies and estimates that are most important and material to the preparation of our consolidated financial statements, and which require management’s most subjective and complex judgments due to the need to select policies from among alternatives available, and to make estimates about matters that are inherently uncertain. We base our estimates on historical experience and other factors that we believe to be reasonable under the circumstances. On an ongoing basis, we review our estimates to ensure that these estimates appropriately reflect changes in our business and new information as it becomes available. If historical experience and other factors we use to make these estimates do not reasonably reflect future activity, our results of operations and financial condition could be materially impacted.
Revenue Recognition
We recognize product sales revenue when persuasive evidence of an arrangement exists, delivery has occurred, collectability is reasonably assured and the price to the buyer is fixed or determinable, the timing of which is based on the specific contractual terms with each customer. Delivery occurs when title has transferred to the customer, and the customer has assumed the risks and rewards of ownership. As such, we generally recognize revenue on a sell-in basis (i.e., record revenue upon delivery); however, based upon specific terms and circumstances, we have determined that, for arrangements with certain retailers and third parties, revenue should be recognized on a sell-through basis (i.e. record revenue when products are dispensed to patients). In evaluating the proper revenue recognition for sales transactions, we consider all relevant factors, including additional discounts or extended payment terms which we grant to certain customers, often near the end of fiscal quarterly periods.
Revenue from product sales is recognized net of provisions for estimated cash discounts, allowances, returns, rebates, chargebacks and distribution fees paid to certain of our wholesale customers. We establish these provisions concurrently with the recognition of product sales revenue.
Under certain product manufacturing and supply agreements, we rely on estimates for future returns, rebates and chargebacks made by our commercialization counterparties. We make adjustments as needed to state these estimates on a basis consistent with our revenue recognition policy and our methodology for estimating returns, rebates and chargebacks related to our own direct product sales.
We continually monitor our product sales provisions and evaluate the estimates used as additional information becomes available. We make adjustments to these provisions periodically to reflect new facts and circumstances that may indicate that historical experience may not be indicative of current and/or future results. We are required to make subjective judgments based primarily on our evaluation of current market conditions and trade inventory levels related to our products. This evaluation may result in an increase or decrease in the experience rate that is applied to current and future sales, or an adjustment related to past sales, or both.
In May 2014, the FASB issued guidance on recognizing revenue from contracts with customers. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue model to contracts within its scope, an entity will: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. In addition to these provisions, the new standard provides implementation guidance on several other topics, including the accounting for certain revenue-related costs, as well as enhanced disclosure requirements. The new guidance requires entities to disclose both quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In March 2016, the FASB issued an amendment to clarify the implementation guidance around considerations whether an entity is a principal or an agent, impacting whether an entity reports revenue on a gross or net basis. In April 2016, the FASB issued an amendment to clarify guidance on identifying performance obligations and the implementation guidance on licensing. The guidance is effective for annual reporting periods beginning after December 15, 2017.

Early application was permitted but not before the annual reporting period, including adoption in an interim period, beginning January 1, 2017. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. The Company has completed its detailed assessment program and a training program for its personnel.  Pursuant to the detailed assessment program, the Company reviewed selected revenue arrangements and assessed the differences in accounting for such contracts under the new guidance as compared with current revenue accounting standards. Based on this review of current customer contracts, the Company does not expect the implementation of the new guidance to have a material quantitative impact on its consolidated financial statements as the timing of revenue recognition for product sales is not expected to significantly change. The Company also completed its assessment of the impact to the design of its internal controls over financial reporting and is in the process of completing its assessment of the impact to its disclosures, which will be completed in the first reporting period post adoption. The Company will adopt the new guidance using the modified retrospective approach, under which the new guidance will be adopted retrospectively with the cumulative effect of initial application of the guidance recognized on the date of initial application (which is January 1, 2018).
Product Sales Provisions
The following table presents the activity and ending balances for our product sales provisions for each of the last three years.

(in millions)	Discounts and Allowances	Returns	Rebates	Chargebacks	Distribution Fees	Total
Reserve balance, January 1, 2015	$126	$380	$693	$188	$85	$1,472
Acquisition of Salix	—	120	212	65	—	397
Current year provision	614	482	2,157	1,736	227	5,216
Payments or credits	(637)	(355)	(2,160)	(1,718)	(200)	(5,070)
Reserve balance, December 31, 2015	103	627	902	271	112	2,015
Current year provision	789	460	2,521	2,318	423	6,511
Payments or credits	(768)	(379)	(2,526)	(2,316)	(338)	(6,327)
Reserve balance, December 31, 2016	124	708	897	273	197	2,199
Current year provision	829	423	2,545	2,145	288	6,230
Payments or credits	(786)	(268)	(2,348)	(2,144)	(337)	(5,883)
Reserve balance, December 31, 2017	$167	$863	$1,094	$274	$148	$2,546
Use of Information from External Sources
To the extent possible, we use information from external sources to estimate our product sales provisions. We have data sharing agreements with the three largest wholesalers in the U.S. Where we do not have data sharing agreements, we use third party data to estimate the level of product inventories and product demand at wholesalers and retail pharmacies. Third party data with respect to prescription demand and wholesaler inventory levels are subject to the inherent limitations of estimates that rely on information from external sources, as this information may itself rely on certain estimates and reflect other limitations.
Our distribution agreements with the three largest wholesalers in the U.S. contain target inventory levels between ½ and 2 months' supply of our products, calculated using historical demand. Wholesaler inventory levels can fluctuate based on changes in demand, such as the launch of a new product.
Cash Discounts and Allowances
We offer cash discounts for prompt payment and allowances for volume purchases to customers. Provisions for cash discounts are estimated at the time of sale and recorded as direct reductions to trade receivables and revenue. We estimate provisions for cash discounts and allowances based on contractual sales terms with customers, an analysis of unpaid invoices and historical payment experience. Estimated cash discounts and allowances have historically been predictable and less subjective, due to the limited number of assumptions involved, the consistency of historical experience and the fact that we generally settle these amounts within one month of incurring the liability.

Returns
Consistent with industry practice, we generally allow customers to return product within a specified period of time before and after its expiration date, excluding our European businesses which generally do not carry a right of return. Our product returns provision is estimated based on historical sales and return rates over the period during which customers have a right of return, taking into account additional available information on competitive products and contract changes. We utilize the following information to estimate our provision for returns:

•	historical return and exchange levels;

•	external data with respect to inventory levels in the wholesale distribution channel;

•	external data with respect to prescription demand for our products;

•	remaining shelf lives of our products at the date of sale; and

•	estimated returns liability to be processed by year of sale based on an analysis of lot information related to actual historical returns.
In determining our estimates for returns, we are required to make certain assumptions regarding the timing of the introduction of new products and the potential of these products to capture market share. In addition, we make certain assumptions with respect to the extent and pattern of decline associated with generic competition. To make these assessments, we utilize market data for similar products as analogs for our estimates. We use our best judgment to formulate these assumptions based on past experience and information available to us at the time. We continually reassess and make the appropriate changes to our estimates and assumptions as new information becomes available to us. A change of 1% in the estimated return rates would have impacted our pre-tax earnings by approximately $92 million for the year ended December 31, 2017.
Our estimate for returns may be impacted by a number of factors, but the principal factor relates to the level of inventory in the distribution channel. When we are aware of an increase in the level of inventory of our products in the distribution channel, we consider the reasons for the increase to determine if the increase may be temporary or other-than-temporary. Increases in wholesaler inventory levels assessed as temporary will not differ from our original estimates of our provision for returns. Other-than-temporary increases in wholesaler inventory levels, however, may be an indication that future product returns could be higher than originally anticipated, and, as a result, we may need to adjust our estimate for returns. Some of the factors that may suggest that an increase in wholesaler inventory levels will be temporary include:

•	recently implemented or announced price increases for our products;

•	new product launches or expanded indications for our existing products; and

•	timing of purchases by our wholesale customers.
Conversely, factors that may suggest that an increase in wholesaler inventory levels will be other-than-temporary include:

•	declining sales trends based on prescription demand;

•	introduction of new products or generic competition;

•	increasing price competition from generic competitors; and

•
recent changes to the U.S. National Drug Codes (“NDC”) of our products, which could result in a period of higher returns related to products with the old NDC, as our U.S. customers generally permit only one NDC per product for identification and tracking within their inventory systems.

Rebates and Chargebacks
We are subject to rebates on sales made under governmental and managed-care pricing programs in the U.S.  We participate in state government-managed Medicaid programs, as well as certain other qualifying federal and state government programs whereby discounts and rebates are provided to participating government entities. Medicaid rebates are generally billed 45 days after the quarter, but can be billed up to 270 days after the quarter in which the product is dispensed to the Medicaid participant. As a result, our Medicaid rebate reserve includes an estimate of outstanding claims for end-customer sales that occurred but for which the related claim has not been billed and/or paid, and an estimate for future claims that will be made when inventory in the distribution channel is sold through to plan participants. Our calculation also requires other estimates, such as estimates of sales mix, to determine which sales are subject to rebates and the amount of such rebates. A change of 1% in the volume of product sold through to Medicaid plan participants would have impacted our pre-tax earnings by approximately $93 million for the year ended December 31, 2017. Quarterly, we adjust the Medicaid rebate reserve based on actual claims paid. Due to the delay in billing, adjustments provided during the quarter for actual claims paid, may incorporate changes to that reserve for several periods.
Managed Care rebates relate to our contractual agreements to sell products to managed care organizations and pharmacy benefit managers at contractual rebate percentages in exchange for volume and/or market share.
Chargebacks relate to our contractual agreements to sell products to government agencies, group purchasing organizations and other indirect customers at contractual prices that are lower than the list prices we charge wholesalers. When these group purchasing organizations or other indirect customers purchase our products through wholesalers at these reduced prices, the wholesaler charges us for the difference between the prices they paid us and the prices at which they sold the products to the indirect customers.
In estimating our provisions for rebates and chargebacks, we consider relevant statutes with respect to governmental pricing programs and contractual sales terms with managed-care providers and group purchasing organizations. We estimate the amount of our product sales subject to these programs based on historical utilization levels. Changes in the level of utilization of our products through private or public benefit plans and group purchasing organizations will affect the amount of rebates and chargebacks that we are obligated to pay. We continually update these factors based on new contractual or statutory requirements, and any significant changes in sales trends that may impact the percentage of our products subject to rebates or chargebacks.
The amount of Managed Care, Medicaid, and other rebates and chargebacks has become more significant as a result of a combination of deeper discounts due to the price increases we implemented in each of the last three years, changes in our product portfolio due to recent acquisitions and increased Medicaid utilization due to expansion of government funding for these programs. Our estimate for rebates and chargebacks may be impacted by a number of factors, but the principal factor relates to the level of inventory in the distribution channel.
Rebate provisions are based on factors such as timing and terms of plans under contract, time to process rebates, product pricing, sales volumes, amount of inventory in the distribution channel and prescription trends. Accordingly, we generally assume that adjustments made to rebate provisions relate to sales made in the prior years due to the delay in billing. However, we assume that adjustments made to chargebacks are generally related to sales made in the current year, as we settle these amounts within a few months of original sale. Our adjustments to actual in 2017, 2016 and 2015 were not material to our revenues or earnings.
Patient Co-Pay Assistance programs, Consumer Rebates and Loyalty Programs are rebates we offer on many of our products. Patient Co-Pay Assistance Programs are patient discount programs we offer in the form of coupon cards or point of sale discounts, where patients receive certain discounts off their prescription at participating pharmacies, as defined by the specific product program. We generally account for these programs by establishing an accrual based on our estimate of the discount, rebate and loyalty incentives attributable to a sale. We accrue our estimates on historical experience and other relevant factors. We adjust our accruals periodically throughout each quarter based on actual experience and changes in other factors, if any, to ensure the balance is fairly stated. The reserve balance for Patient Co-Pay Assistance, Consumer Rebates and Loyalty Programs was $201 million, $163 million and $111 million as of December 31, 2017, 2016 and 2015, respectively.
Distribution Fees
We sell product primarily to wholesalers, and in some instances to large pharmacy chains such as CVS and Wal-Mart. We have entered into Distribution Services Agreements ("DSAs") with several large wholesale customers such as McKesson, AmerisourceBergen Corporation, Cardinal and McKesson Specialty. Under the DSA agreements, the wholesalers agree to provide services, and we pay contracted DSA distribution service fees for these services based on product volumes. Additionally, price appreciation credits are generated when we increase a product’s WAC under our contracts with certain wholesalers. Under such contracts, we are entitled to credits from such wholesalers for the impact of that WAC increase on inventory currently on hand at the wholesalers. Such credits are used to offset against the total distribution service fees we pay on all of our products to each wholesaler. Net revenue on these credits is recognized on the date that the wholesaler is notified of the price increase. The net revenue impact from such price appreciation credits for the years ended December 31, 2017, 2016 and 2015 was $21 million, $13 million and $171 million, respectively (such amounts are reflected in the previous table as a deduction to the distribution fees).
Acquisitions
We have completed several acquisitions of companies, as well as acquisitions of certain assets of companies. To determine whether such acquisitions qualify as business combinations or asset acquisitions, we make certain judgments, which include assessment of the inputs, processes and outputs associated with the acquired set of activities. If we determine that the acquisition consists of inputs, as well as processes that when applied to those inputs have the ability to create outputs, the acquisition is determined to be a business combination. In instances where the acquired set of activities does not include all of the inputs and processes used by the seller in operating the business, we make judgments as to whether market participants would be capable of acquiring the business and continuing to produce outputs, for example, by integrating the business with their own inputs and processes. If we conclude that market participants would have this capability, the acquisition is determined to be a business combination.
In a business combination, we account for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at fair value, with limited exceptions. The judgments made in determining the estimated fair value assigned to each class of asset acquired and liability assumed can materially impact our results of operations. As part of our valuation procedures, we typically consult an independent advisor. There are several methods that can be used to determine fair value. For intangible assets, we typically use an excess earnings or relief from royalty method. The excess earnings method starts with a forecast of the net cash flows expected to be generated by the asset over its estimated useful life. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the excess earnings method include:

•	the amount and timing of projected future cash flows, adjusted for the probability of technical success of products in the IPR&D stage;

•	the amount and timing of projected costs to develop IPR&D into commercially viable products;

•	the discount rate selected to measure the risks inherent in the future cash flows; and

•	an assessment of the asset’s life-cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry.
The relief from royalty method involves estimating the amount of notional royalty income that could be generated if the intangible asset was licensed to a third party.  The fair value of the intangible asset is the net present value of the prospective stream of the notional royalty income that would be generated over the expected useful life of the intangible asset. Values derived using the relief from royalty method are based on royalty rates observed for comparable intangible assets.
We believe the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. However, these assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Any changes resulting from facts and circumstances that existed as of the acquisition dates may result in adjustments to the provisional amounts recognized at the acquisition dates. These changes could be significant. We finalize these amounts no later than one year from the respective acquisition dates.
Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. Useful life is the period over which the intangible asset is expected to contribute directly or indirectly to our future cash flows. We determine the useful lives of intangible assets based on a number of factors, such as legal, regulatory, or contractual provisions that may limit the useful life, and the effects of obsolescence, anticipated demand, existence or absence of competition and other economic factors. We determined that the B&L corporate trademark has an indefinite useful life as there are no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible asset.
Acquisition-Related Contingent Consideration
Some of the business combinations that we have consummated include contingent consideration to be potentially paid based upon the occurrence of future events, such as sales performance and the achievement of certain future development, regulatory and sales milestones. Acquisition-related contingent consideration associated with a business combination is initially recognized at fair value and remeasured each reporting period, with changes in fair value recorded in the consolidated statements of operations. The estimates of fair value involve the use of acceptable valuation methods, such as probability-weighted discounted cash flow analysis and Monte Carlo Simulation, and contain uncertainties as they require assumptions about the likelihood of achieving specified milestone criteria, projections of future financial performance and assumed discount rates. Changes in the fair value of the acquisition-related contingent consideration obligations result from several factors including changes in the timing and amount of revenue estimates, changes in probability assumptions with respect to the likelihood of achieving specified milestone criteria and changes in discount rates. A change in any of these assumptions could produce a different fair value, which could have a material impact on our results of operations.
Intangible Assets

We evaluate potential impairments of amortizable intangible assets acquired through asset acquisitions or business combinations if events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. Our evaluation is based on an assessment of potential indicators of impairment, such as:

•
an adverse change in legal factors or in the business climate that could affect the value of an asset. For example, a successful challenge of our patent rights resulting in earlier than expected generic competition;

•
an adverse change in the extent or manner in which an asset is used or is expected to be used. For example, a decision not to pursue a product line-extension strategy to enhance an existing product due to changes in market conditions and/or technological advances; or

•
current or forecasted reductions in revenue, operating income, or cash flows associated with the use of an asset. For example, the introduction of a competing product that results in a significant loss of market share.

Impairment exists when the carrying value of the asset exceeds the related estimated undiscounted future cash flows expected to be derived from the asset. If impairment exists, the carrying value of the asset is adjusted to its fair value. A discounted cash flow analysis is typically used to determine an asset's fair value, using estimates and assumptions that market participants would apply. Some of the estimates and assumptions inherent in a discounted cash flow model include the amount and timing of the projected future cash flows, and the discount rate used to reflect the risks inherent in the future cash flows. A change in any of these estimates and assumptions could produce a different fair value, which could have a material impact on our results of operations. In addition, an intangible asset’s expected useful life can increase estimation risk, as longer-lived assets necessarily require longer-term cash flow forecasts, which for some of our intangible assets can be up to 20 years. In connection with an impairment evaluation, we also reassess the remaining useful life of the intangible asset and modify it, as appropriate.
Management continually assesses the useful lives of the Company's long-lived assets. In 2017, management revised the estimated useful lives of certain intangible assets in connection with market events and changes in assumptions. As a result, the useful lives of certain product brands, with an aggregate carrying value of $7,618 million as of December 31, 2017, were revised to take into consideration, among other factors, various scenarios related to the date each product is anticipated to lose its exclusivity and the resulting potential changes in the forecasted sales. In addition, the useful life of the Salix Brand, with a carrying value of $569 million as of December 31, 2017, was revised from seventeen years to ten years to reflect a number of possible scenarios related to forecasted sales of its product portfolio.
Indefinite-lived intangible assets, including IPR&D and the B&L corporate trademark, are tested for impairment annually, or more frequently if events or changes in circumstances between annual tests indicate that the asset may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based solely on a comparison of their fair value to carrying value, without consideration of any recoverability test. In particular, we will continue to monitor closely the progression of our R&D programs as their likelihood of success is contingent upon the achievement of future milestones. See Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Key Initiatives — Internal Capital Allocation and Operating Efficiencies” for additional information regarding our R&D programs.
Goodwill
Goodwill is not amortized but is tested for impairment at least annually as of October 1st at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair values of all reporting units using a discounted cash flow model which utilizes Level 3 unobservable inputs.
The discounted cash flow method relies on assumptions regarding revenue growth rates, gross profit, projected working capital requirements, selling, general and administrative expenses, research and development expenses, capital expenditures, income tax rates, discount rates and terminal growth rates. To estimate fair value, the Company discounts the forecasted cash flows of each reporting unit. The discount rate the Company uses represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return a market participant would expect to earn. To estimate cash flows beyond the final year of its model, the Company estimates a terminal value by applying an in perpetuity growth assumption and discount factor to determine the reporting unit's terminal value.
The Company forecasted cash flows for each of its reporting units and took into consideration economic conditions and trends, estimated future operating results, management's and a market participant's view of growth rates and product lives, and anticipated future economic conditions. Revenue growth rates inherent in these forecasts were based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends and product life-cycles. Macroeconomic factors such as changes in economies, changes in the competitive landscape including the unexpected loss of exclusivity to the Company's product portfolio, changes in government legislation, product life-cycles, industry consolidations and other changes beyond the Company’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future.
2016
Commencing in the third quarter of 2016 through the first quarter of 2018, the Company operated in three operating segments: (i) Bausch + Lomb/International, (ii) Branded Rx and (iii) U.S. Diversified Products. This 2016 segment structure realignment resulted in the Bausch + Lomb/International segment consisting of the following reporting units: (i) U.S. Bausch + Lomb and (ii) International; the Branded Rx segment consisting of the following reporting units: (i) Salix, (ii) Dermatology, (iii) Canada and (iv) Branded Rx Other; and the U.S. Diversified Products segment consisting of the following reporting units: (i) Neurology and other and (ii) Generics. As a result of these changes, goodwill was reassigned to each of the aforementioned reporting units using a relative fair value approach. Goodwill previously reported in the former U.S. reporting unit, after adjustment of impairment as described below, was reassigned, using a relative fair value approach, to the U.S. Bausch + Lomb, Salix, Dermatology, Branded Rx Other, Neurology and other, and Generics reporting units. Similarly, goodwill previously reported in the former Canada and Australia reporting unit was reassigned to the Canada and the International reporting units using a relative fair value approach. Goodwill previously reported in the remaining former reporting units was reassigned to the International reporting unit.
In the third quarter of 2016, goodwill impairment testing was performed under the former (pre-2016 realignment) reporting unit structure immediately prior to the change and under the current reporting unit structure immediately subsequent to the change. Using the forecasts and assumptions at the time, the Company estimated the fair value of each reporting unit using a discounted cash flow analysis. As a result of its test, the Company determined that goodwill associated with the former U.S. reporting unit and the goodwill associated with the Salix reporting unit under the current reporting unit structure were impaired. Consequently, in the aggregate, goodwill impairment charges of $1,077 million were recognized as follows:

•
Under the former (pre-2016 realignment) reporting unit structure, the fair value of each reporting unit exceeded its carrying value by more than 15%, except for the former U.S. reporting unit whose carrying value exceeded its fair value by 2%. As a result, the Company proceeded to perform step two of the goodwill impairment test for the former U.S. reporting unit and determined that the carrying value of the unit's goodwill exceeded its implied fair value. However, as the estimate of fair value is complex and requires significant amounts of time and judgment, the Company could not complete step two of the testing prior to the release of its financial statements for the period ended September 30, 2016. Under these circumstances, accounting guidance requires that a company recognize an estimated impairment charge if management determines that it is probable that an impairment loss has occurred and such impairment can be reasonably estimated. Using its best estimate, the Company recorded an initial goodwill impairment charge of $838 million as of September 30, 2016. In the three months ended December 31, 2016, step two testing was completed and the Company concluded that the excess of the carrying value of the former U.S. reporting unit's unadjusted goodwill over its implied value as of September 30, 2016 was $905 million and recognized an incremental goodwill impairment charge of $67 million for the three months ended December 31, 2016. The goodwill impairment was primarily driven by changes to the Company's forecasted performance which resulted in a lower fair value of the U.S. businesses, mainly the Salix business.

•
Under the current reporting unit structure, the carrying value of the Salix reporting unit exceeded its fair value, as updates to the unit's forecast resulted in a lower estimated fair value for the business. As a result, the Company proceeded to perform step two of the goodwill impairment test for the Salix reporting unit and determined that the carrying value of the unit's goodwill exceeded its implied fair value. However, the Company could not complete step two of the testing prior to the release of its financial statements for the period ended September 30, 2016. Using its best estimate, the Company recorded an initial goodwill impairment charge of $211 million as of September 30, 2016. In the three months ended December 31, 2016, step two testing was completed and the Company concluded that the excess of the carrying value of the Salix reporting unit's unadjusted goodwill over its implied value as of September 30, 2016 was $172 million and recognized a credit to the initial goodwill impairment charge of $39 million for the three months ended December 31, 2016. As of the date of testing, after all adjustments, the Salix reporting unit had a carrying value of $14,066 million, an estimated fair value of $10,409 million and goodwill with a carrying value of $5,128 million.

In order to evaluate the sensitivity of its fair value calculations on the goodwill impairment test, the Company compared the carrying value of each reporting unit to its fair value as of August 31, 2016, the date of testing. The fair value of each reporting unit exceeded its carrying value by more than 15%, except for the Salix reporting unit as previously discussed and the U.S. Branded Rx reporting unit. As of the date of testing, goodwill of the U.S. Branded Rx reporting unit was $897 million and the estimated fair value of the unit exceeded its carrying value by approximately 5%.

2016 Annual Goodwill Impairment Test - The Company conducted its annual goodwill impairment test as of October 1, 2016 and determined that the carrying value of the Salix reporting unit exceeded its fair value and, as a result, the Company proceeded to perform step two of the goodwill impairment test for the Salix reporting unit. After completing step two of the impairment testing, the Company determined that the carrying value of the unit's goodwill did not exceed its implied fair value and, therefore, no impairment was identified to the goodwill of the Salix reporting unit. At the date of testing the Salix reporting unit had a carrying value of $14,087 million, an estimated fair value of $10,319 million and goodwill with a carrying value of $5,128 million. The Company's remaining reporting units passed step one of the goodwill impairment test as the estimated fair value of each reporting unit exceeded its carrying value at the date of testing and, therefore, impairment to goodwill was $0. The Company determined that no events occurred or circumstances changed during the period of October 1, 2016 through December 31, 2016 that would indicate that the fair value of a reporting unit may be below its carrying amount, except for the Salix reporting unit. During the period of October 1, 2016 through December 31, 2016, there were no changes in the facts and circumstances which would suggest that goodwill of the Salix reporting unit was further impaired.
In order to evaluate the sensitivity of its fair value calculations on the goodwill impairment test, the Company compared the carrying value of each reporting unit to its fair value as of October 1, 2016, the date of testing. The fair value of each reporting unit exceeded its carrying value by more than 15%, except for the Salix reporting unit, as previously discussed and the U.S. Branded Rx reporting unit.
2017
2017 Realignment of Segment Structure
As detailed in Note 2, "SIGNIFICANT ACCOUNTING POLICIES", the revenues and profits from the Company's operations in Canada were reclassified. In connection with this change, the prior-period presentation of segment goodwill has been recast to conform to the current reporting structure, of which $264 million of goodwill as of December 31, 2016 was reclassified from the Branded Rx segment to the Bausch + Lomb/International segment. No facts or circumstances were identified in connection with this change in alignment that would suggest an impairment exists.
As detailed in Note 4, "DIVESTITURES", the Sprout business was classified as held for sale. As the Sprout business represented only a portion of a Branded Rx reporting unit, we assessed the remaining reporting unit for impairment and determined the carrying value of the remaining reporting unit exceeded its fair value. After completing step two of the impairment testing, the Company determined and recorded a goodwill impairment charge of $312 million during the three months ended September 30, 2017.
2017 Interim Goodwill Impairment Assessments
As the facts and circumstances had not materially changed since the October 1, 2016 impairment test, management concluded that the carrying value of the Salix reporting unit continued to be in excess of its fair value.  Therefore, during the three months ended March 31, 2017, June 30, 2017 and September 30, 2017, the Company performed qualitative assessments of the Salix reporting unit goodwill to determine if testing was warranted.
As part of its qualitative assessments, management compared the reporting unit’s operating results to its original forecasts. Although Salix reporting unit revenue during the three months ended March 31, 2017, June 30, 2017 and September 30, 2017 declined as compared to the three months ended December 31, 2016, each decrease was within management's expectations. Further, the latest forecast for the Salix reporting unit is not materially different than the forecast used in management's October 1, 2016 testing and the difference in the forecasts would not change the conclusion of the Company’s goodwill impairment testing as of October 1, 2016. As part of these qualitative assessments, the Company also considered the sensitivity of its conclusions as they relate to changes in the estimates and assumptions used in the latest forecast available for each period.  Based on its qualitative assessments, management believes that the carrying value of the Salix reporting unit goodwill does not exceed its implied fair value and that testing the Salix reporting unit goodwill for impairment was not required based on the current facts and circumstances.

2017 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2017 and determined that the carrying value of the Salix reporting unit exceeded its fair value and, as a result, the Company proceeded to perform step two of the goodwill impairment test for the Salix reporting unit. After completing step two of the impairment testing, the Company determined that the carrying value of the unit's goodwill did not exceed its implied fair value and, therefore, no impairment was identified to the goodwill of the Salix reporting unit. The Company's remaining reporting units passed step one of the goodwill impairment test as the estimated fair value of each reporting unit exceeded its carrying value at the date of testing and, therefore, there was no impairment to goodwill. In order to evaluate the sensitivity of its fair value calculations on the goodwill impairment test, the Company compared the carrying value of each reporting unit to its fair value as of October 1, 2017, the date of testing. The fair value of each reporting unit exceeded its carrying value by more than 15%, except for the Salix reporting unit.
Subsequent to the annual impairment test, the Company considered events occurring after October 1st to determine if further testing was required. The Company considered the impact of the changes in the Tax Act on its reporting units, including the impact on the carrying value, for changes in deferred tax assets and liabilities and changes in assumptions related to the tax rate when assessing the fair value. The Company concluded that the fair value continues to exceed the carrying value for all reporting units, except Salix, after considering the impact of the changes in the Tax Act. Further, the step 2 impairment test for Salix continued to support the implied fair value of goodwill. As a result, no additional impairment charges were recorded.
In January 2017, the FASB issued guidance which simplifies the subsequent measurement of goodwill by eliminating “Step 2” from the goodwill impairment test. Instead, goodwill impairment will be measured as the amount by which a reporting unit's carrying value exceeds its fair value. The FASB also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment. The guidance is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods, with early adoption permitted. The Company may elect to adopt this standard effective the first quarter of 2018. Once adopted, this guidance is expected to have a significant impact on the Company’s financial position, results of operations, and disclosures with respect to the Salix reporting unit.  While the fair value of a reporting unit is subject to update for events occurring subsequent to the date of impairment testing, at October 1, 2017, the Salix reporting unit had an estimated fair value of $10,660 million and a carrying value of $13,404 million, including goodwill of $5,127 million. See Note 9, "INTANGIBLE ASSETS AND GOODWILL".
Total accumulated goodwill impairment charges to date are $1,389 million.
During 2017, the Company divested certain businesses. In 2018, the Company began reallocating capital and resources to other businesses. As a result, during the second quarter of 2018, the Company’s CEO, who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the second quarter of 2018, the Company operates in the following reportable segments: (i) Bausch + Lomb/International segment, (ii) Salix segment, (iii) Ortho Dermatologics segment and (iv) Diversified Products segment.
As previously discussed the Company estimated the fair value of each reporting unit using an income approach which values the unit based on the future cash flows expected from that reporting unit. Future cash flows are based on forward-looking information regarding market share and costs for each reporting unit and are discounted using an appropriate discount rate. Future discounted cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized with newly acquired entities.
The discounted cash flow model used in the Company’s income approach relies on assumptions regarding revenue growth rates, gross profit, projected working capital requirements, selling, general and administrative expenses, research and development expenses, business restructuring costs, capital expenditures, income tax rates, discount rates and terminal growth rates. To estimate fair value, the Company discounts the expected cash flows of each reporting unit. The discount rate the Company uses represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return an outside investor would expect to earn. To estimate cash flows beyond the final year of its model, the Company uses a terminal value approach. Under this approach, the Company applies an in perpetuity growth assumption and discount factor to determine the terminal value. The Company incorporates the present value of the resulting terminal value into its estimate of fair value.
The Company forecasted cash flows for each of its reporting units and took into consideration economic conditions and trends, estimated future operating results, management’s view of growth rates and product lives, and anticipated future economic conditions. Revenue growth rates inherent in these forecasts were based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends and product evolution. Macroeconomic factors such as changes in economies, changes in the competitive landscape including the unexpected loss of exclusivity to the Company's product portfolio, changes in government legislation, product evolutions, industry consolidations and other changes beyond the Company’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future.
See Note 9, "INTANGIBLE ASSETS AND GOODWILL" and Note 23, "SEGMENT INFORMATION" to our audited Consolidated Financial Statements for further details on the goodwill impairment recognized in 2017 and 2016 and for the change in segments.
Contingencies
In the normal course of business, we are subject to loss contingencies, such as claims and assessments arising from litigation and other legal proceedings, contractual indemnities, product and environmental liabilities and tax matters. Other than loss contingencies that are assumed in business combinations for which we can reliably estimate the fair value, we are required to accrue for such loss contingencies if it is probable that the outcome will be unfavorable and if the amount of the loss can be reasonably estimated. We evaluate our exposure to loss based on the progress of each contingency, experience in similar contingencies and consultation with our legal counsel. We re-evaluate all contingencies as additional information becomes available. Given the uncertainties inherent in complex litigation and other contingencies, these evaluations can involve significant judgment about future events. The ultimate outcome of any litigation or other contingency may be material to our results of operations, financial condition and cash flows. See Note 21, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements for further details regarding our current legal proceedings.
Income Taxes
We have operations in various countries that have differing tax laws and rates. Our tax structure is supported by current domestic tax laws in the countries in which we operate and the application of tax treaties between the various countries in which we operate. Our income tax reporting is subject to audit by domestic and foreign tax authorities. Our effective tax rate may change from year to year based on changes in the mix of activities and income earned under our intercompany arrangements among the different jurisdictions in which we operate, changes in tax laws in these jurisdictions, changes in tax treaties between various countries in which we operate, changes in our eligibility for benefits under those tax treaties and changes in the estimated values of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate on all or a portion of our income and/or any of our subsidiaries.
Our provision for income taxes is based on a number of estimates and assumptions made by management. Our consolidated income tax rate is affected by the amount of income earned in our various operating jurisdictions, the availability of benefits under tax treaties and the rates of taxes payable in respect of that income. We enter into many transactions and arrangements in the ordinary course of business in which the tax treatment is not entirely certain. We must therefore make estimates and judgments based on our knowledge and understanding of applicable tax laws and tax treaties, and the application of those tax laws and tax treaties to our business, in determining our consolidated tax provision. For example, certain countries could seek to tax a greater share of income than has been provided for by us. The final outcome of any audits by taxation authorities may differ from the estimates and assumptions we have used in determining our consolidated income tax provisions and accruals. This could result in a material effect on our consolidated income tax provision, results of operations, and financial condition for the period in which such determinations are made.
Our income tax returns are subject to audit in various jurisdictions. Existing and future audits by, or other disputes with, tax authorities may not be resolved favorably for us and could have a material adverse effect on our reported effective tax rate and after-tax cash flows. We record liabilities for uncertain tax positions, which involve significant management judgment. New laws and new interpretations of laws and rulings by tax authorities may affect the liability for uncertain tax positions. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from our estimates. To the extent that our estimates differ from amounts eventually assessed and paid our income and cash flows may be materially and adversely affected.
We assess whether it is more likely than not that we will realize the tax benefits associated with our deferred tax assets and establish a valuation allowance for assets that are not expected to result in a realized tax benefit. A significant amount of judgment is used in this process, including preparation of forecasts of future taxable income and evaluation of tax planning initiatives. If we revise these forecasts or determine that certain planning events will not occur, an adjustment to the valuation allowance will be made to tax expense in the period such determination is made.

We have provided for income taxes, including the impacts of the Tax Act, in accordance with the accounting guidance issued through the date of this filing. The tax benefit for 2017 is $4,145 million, which includes provisional net tax benefits of $975 million attributable to the Tax Act. The accounting for the Tax Act includes each of the following provisional amounts: (i) the re-measurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future of $774 million, (ii) the one-time Transition Toll Tax of $88 million and (iii) the decrease in deferred tax assets attributable to certain legal accruals, the deductibility of which is uncertain for U.S. federal income tax purposes of $10 million. We have provisionally utilized NOLs to offset the provisionally determined $88 million Transition Toll Tax and therefore no amount is recorded as payable. We have previously provided for residual U.S. federal income tax on its outside basis differences in certain foreign subsidiaries; however, as our residual U.S. tax liability was $299 million prior to the law change, we recognized a deferred tax benefit of $299 million in the fourth quarter of 2017.
In December 2017, the SEC issued guidance in situations where the accounting for certain elements of the Tax Act cannot be completed prior to the release of an entity's financial statements. For the elements of the Tax Act where a reasonable estimate of the tax effects could not be completed prior to the release of our financial statements, we will recognize the resulting tax effects in the period our assessment is complete. The Company did not identify items for which the income tax effects of the Tax Act have been completed and the Company did not identify items for which the accounting and a reasonable estimate could not be determined as of December 31, 2017. As the Tax Act was only recently passed, full guidance associated with its impacts have not yet been provided from the relevant state and federal jurisdictions. As such we have used all available information to form appropriate accounting estimates for the changes within the law but have not completed any aspects of the implementation of the law in expectation of further guidance.
The provisional amounts included in our 2017 Benefit from income taxes, including the Transition Toll Tax, will be finalized when a full assessment can be completed, and the resulting tax effects will be recognized in the period finalized, as additional income tax provision or benefit. The effects of the Tax Act were recorded as provisional estimated in part because of expected future guidance from the SEC, the US Internal Revenue Service, and various state and local governments. Our assessment must be finalized within one year of the enactment of the Tax Act, December 22, 2018. Differences between the provisional benefit from income taxes as provided and the benefit or provision for income taxes when finalized are expected, and those differences could be material.
Share-Based Compensation
We recognize employee share-based compensation, including grants of stock options and RSUs, at estimated fair value. As there is no market for trading our employee stock options, we use the Black-Scholes option-pricing model to calculate stock option fair values, which requires certain assumptions related to the expected life of the stock option, future stock price volatility, risk-free interest rate and dividend yield. The expected life of the stock option is based on historical exercise and forfeiture patterns. The expected volatility of our common stock is estimated by using implied volatility in market traded options. The risk-free interest rate is based on the rate at the time of grant for U.S. Treasury bonds with a remaining term equal to the expected life of the stock option. Dividend yield is based on the stock option’s exercise price and expected annual dividend rate at the time of grant. Changes to any of these assumptions, or the use of a different option-pricing model, such as the lattice model, could produce a different fair value for share-based compensation expense, which could have a material impact on our results of operations.
We determine the fair value of each RSU granted based on the trading price of our common shares on the date of grant, unless the vesting of the RSU is conditional on the attainment of any applicable performance goals, in which case we use a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables to estimate the probability that the performance condition will be achieved. Changes to any of these inputs could materially affect the measurement of the fair value of the performance-based RSUs.
NEW ACCOUNTING STANDARDS
Information regarding the recently issued new accounting guidance (adopted and not adopted as of December 31, 2017) is contained in Note 2, "SIGNIFICANT ACCOUNTING POLICIES" to our audited Consolidated Financial Statements.
FORWARD-LOOKING STATEMENTS
Caution regarding forward-looking information and statements and “Safe-Harbor” statements under the U.S. Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this Form 10-K contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended, and may be forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, “forward-looking statements”).
These forward-looking statements relate to, among other things: our business strategy, business plans and prospects, forecasts and changes thereto, product pipeline, prospective products or product approvals, product development and distribution plans, future performance or results of current and anticipated products; anticipated revenues for our products, including the Significant Seven; anticipated compounding growth in our Ortho Dermatologics business; expected R&D and marketing spend; our liquidity and our ability to satisfy our debt maturities as they become due; our ability to reduce debt levels; the impact of our distribution, fulfillment and other third party arrangements; proposed pricing actions; exposure to foreign currency exchange rate changes and interest rate changes; the outcome of contingencies, such as litigation, subpoenas, investigations, reviews, audits and regulatory proceedings; general market conditions; our expectations regarding our financial performance, including revenues, expenses, gross margins and income taxes; our ability to meet the financial and other covenants contained in our Third Amended and Restated Credit and Guaranty Agreement, as amended (the "Credit Agreement") and indentures; and our impairment assessments, including the assumptions used therein and the results thereof.
Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “intend”, “estimate”, “plan”, “continue”, “will”, “may”, “could”, “would”, “should”, “target”, “potential”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “forecast”, “seek”, “ongoing”, “increase”, or “upside” and variations or other similar expressions. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements may not be appropriate for other purposes. Although we have previously indicated, certain of these statements set out herein, all of the statements in this Form 10-K that contain forward-looking statements are qualified by these cautionary statements. These statements are based upon the current expectations and beliefs of management. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items previously outlined. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following:

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the expense, timing and outcome of legal and governmental proceedings, investigations and information requests relating to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices (including with respect to our former relationship with Philidor Rx Services, LLC ("Philidor")), including pending investigations by the U.S. Attorney's Office for the District of Massachusetts, the U.S. Attorney's Office for the Southern District of New York and the State of North Carolina Department of Justice, the pending investigations by the U.S. Securities and Exchange Commission (the “SEC”) of the Company, the request for documents and information received by the Company from the Autorité des marchés financiers (the “AMF”) (the Company’s principal securities regulator in Canada), the pending investigation by the California Department of Insurance, a number of pending putative securities class action litigations in the U.S. (including related opt-out actions) and Canada and purported class actions under the federal RICO statute and other claims, investigations or proceedings that may be initiated or that may be asserted;

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potential additional litigation and regulatory investigations (and any costs, expenses, use of resources, diversion of management time and efforts, liability and damages that may result therefrom), negative publicity and reputational harm on our Company, products and business that may result from the ongoing public scrutiny of our distribution, marketing, pricing, disclosure and accounting practices and from our former relationship with Philidor, including any claims, proceedings, investigations and liabilities we may face as a result of any alleged wrongdoing by Philidor and/or its management and/or employees;

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the current scrutiny of our business practices including with respect to pricing (including the investigations by the U.S. Attorney's Offices for the District of Massachusetts and the Southern District of New York, and the State of North Carolina Department of Justice) and any pricing controls or price adjustments that may be sought or imposed on our products as a result thereof;

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pricing decisions that we have implemented, or may in the future elect to implement, whether as a result of recent scrutiny or otherwise, such as the decision of the Company to take no further price increases on our Nitropress® and Isuprel® products and to implement an enhanced rebate program for such products, our decision on the price of our Siliq™ product, the Patient Access and Pricing Committee’s commitment that the average annual price increase for our branded prescription pharmaceutical products will be set at no greater than single digits and below the 5-year weighted average of the increases within the branded biopharmaceutical industry or any future pricing actions we may take following review by our Patient Access and Pricing Committee (which is responsible for the pricing of our drugs);

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legislative or policy efforts, including those that may be introduced and passed by the U.S. Congress, designed to reduce patient out-of-pocket costs for medicines, which could result in new mandatory rebates and discounts or other pricing restrictions, controls or regulations (including mandatory price reductions);

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ongoing oversight and review of our products and facilities by regulatory and governmental agencies, including periodic audits by the U.S. Food and Drug Administration (the "FDA") and the results thereof;

•	actions by the FDA or other regulatory authorities with respect to our products or facilities;

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our substantial debt (and potential additional future indebtedness) and current and future debt service obligations, our ability to reduce our outstanding debt levels and the resulting impact on our financial condition, cash flows and results of operations;

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our ability to meet the financial and other covenants contained in our Credit Agreement, indentures and other current or future debt agreements and the limitations, restrictions and prohibitions such covenants impose or may impose on the way we conduct our business, prohibitions on incurring additional debt if certain financial covenants are not met, limitations on the amount of additional debt we are able to incur where not prohibited, and restrictions on our ability to make certain investments and other restricted payments;

•	any default under the terms of our senior notes indentures or Credit Agreement and our ability, if any, to cure or obtain waivers of such default;

•	any delay in the filing of any future financial statements or other filings and any default under the terms of our senior notes indentures or Credit Agreement as a result of such delays;

•	any further downgrade by rating agencies in our credit ratings, which may impact, among other things, our ability to raise debt and the cost of capital for additional debt issuances;

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any reductions in, or changes in the assumptions used in, our forecasts for fiscal year 2018 or beyond, which could lead to, among other things: (i) a failure to meet the financial and/or other covenants contained in our Credit Agreement and/or indentures and/or (ii) impairment in the goodwill associated with certain of our reporting units or impairment charges related to certain of our products or other intangible assets, which impairments could be material;

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changes in the assumptions used in connection with our impairment analyses or assessments, which would lead to a change in such impairment analyses and assessments and which could result in an impairment in the goodwill associated with any of our reporting units or impairment charges related to certain of our products or other intangible assets;

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any additional divestitures of our assets or businesses and our ability to successfully complete any such divestitures on commercially reasonable terms and on a timely basis, or at all, and the impact of any such divestitures on our Company, including the reduction in the size or scope of our business or market share, loss of revenue, any loss on sale, including any resultant write-downs of goodwill, or any adverse tax consequences suffered as a result of any such divestitures;

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our shift in focus to much lower business development activity through acquisitions for the foreseeable future as we focus on reducing our outstanding debt levels and as a result of the restrictions imposed by our Credit Agreement that restrict us from, among other things, making acquisitions over an aggregate threshold (subject to certain exceptions) and from incurring debt to finance such acquisitions, until we achieve a specified leverage ratio;

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the uncertainties associated with the acquisition and launch of new products, including, but not limited to, our ability to provide the time, resources, expertise and costs required for the commercial launch of new products, the acceptance and demand for new pharmaceutical products, and the impact of competitive products and pricing, which could lead to material impairment charges;

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our ability to retain, motivate and recruit executives and other key employees, including subsequent to retention payments being paid out and as a result of the reputational challenges we face and may continue to face;

•	our ability to implement effective succession planning for our executives and key employees;

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factors impacting our ability to achieve anticipated compounding growth in our Ortho Dermatologics business, including approval of pending and pipeline products (and the timing of such approvals), expected geographic expansion, changes in estimates on market potential for dermatology products and continued investment in and success of our sales force;

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factors impacting our ability to achieve anticipated revenues for our Significant Seven products, including the approval of pending products in the Significant Seven (and the timing of such approvals), changes in anticipated marketing spend on such products and launch of competing products;

•	the challenges and difficulties associated with managing a large complex business, which has, in the past, grown rapidly;

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our ability to compete against companies that are larger and have greater financial, technical and human resources than we do, as well as other competitive factors, such as technological advances achieved, patents obtained and new products introduced by our competitors;

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our ability to effectively operate, stabilize and grow our businesses in light of the challenges that the Company currently faces, including with respect to its substantial debt, pending investigations and legal proceedings, scrutiny of our pricing, distribution and other practices, reputational harm and limitations on the way we conduct business imposed by the covenants in our Credit Agreement, indentures and the agreements governing our other indebtedness;

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the extent to which our products are reimbursed by government authorities, pharmacy benefit managers ("PBMs") and other third party payors; the impact our distribution, pricing and other practices (including as it relates to our current relationship with Walgreens) may have on the decisions of such government authorities, PBMs and other third party payors to reimburse our products; and the impact of obtaining or maintaining such reimbursement on the price and sales of our products;

•	the inclusion of our products on formularies or our ability to achieve favorable formulary status, as well as the impact on the price and sales of our products in connection therewith;

•	our eligibility for benefits under tax treaties and the continued availability of low effective tax rates for the business profits of certain of our subsidiaries;

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the actions of our third party partners or service providers of research, development, manufacturing, marketing, distribution or other services, including their compliance with applicable laws and contracts, which actions may be beyond our control or influence, and the impact of such actions on our Company, including the impact to the Company of our former relationship with Philidor and any alleged legal or contractual non-compliance by Philidor;

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the risks associated with the international scope of our operations, including our presence in emerging markets and the challenges we face when entering and operating in new and different geographic markets (including the challenges created by new and different regulatory regimes in such countries and the need to comply with applicable anti-bribery and economic sanctions laws and regulations);

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adverse global economic conditions and credit markets and foreign currency exchange uncertainty and volatility in the countries in which we do business (such as the current or recent instability in Brazil, Russia, Ukraine, Argentina, Egypt, certain other countries in Africa and the Middle East, the devaluation of the Egyptian pound, and the adverse economic impact and related uncertainty caused by the United Kingdom's decision to leave the European Union (Brexit));

•	our ability to obtain, maintain and license sufficient intellectual property rights over our products and enforce and defend against challenges to such intellectual property;

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the introduction of generic, biosimilar or other competitors of our branded products and other products, including the introduction of products that compete against our products that do not have patent or data exclusivity rights;

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if permitted under our Credit Agreement, and to the extent we elect to resume business development activities through acquisitions, our ability to identify, finance, acquire, close and integrate acquisition targets successfully and on a timely basis;

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factors relating to the acquisition and integration of the companies, businesses and products that have been acquired by the Company and that may in the future be acquired by the Company (if permitted under our Credit Agreement and to the extent we elect to resume business development activities through acquisitions), such as the time and resources required to integrate such companies, businesses and products, the difficulties associated with such integrations (including potential disruptions in sales activities and potential challenges with information technology systems integrations), the difficulties and challenges associated with entering into new business areas and new geographic markets, the difficulties, challenges and costs associated with managing and integrating new facilities, equipment and other assets, the risks associated with the acquired companies, businesses and products and our ability to achieve the anticipated benefits and synergies from such acquisitions and integrations, including as a result of cost-rationalization and integration initiatives. Factors impacting the achievement of anticipated benefits and synergies may include greater than expected operating costs, the difficulty in eliminating certain duplicative costs, facilities and functions, and the outcome of many operational and strategic decisions;

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the expense, timing and outcome of pending or future legal and governmental proceedings, arbitrations, investigations, subpoenas, tax and other regulatory audits, reviews and regulatory proceedings against us or relating to us and settlements thereof;

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our ability to obtain components, raw materials or finished products supplied by third parties (some of which may be single-sourced) and other manufacturing and related supply difficulties, interruptions and delays;

•	the disruption of delivery of our products and the routine flow of manufactured goods;

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economic factors over which the Company has no control, including changes in inflation, interest rates, foreign currency rates, and the potential effect of such factors on revenues, expenses and resulting margins;

•	interest rate risks associated with our floating rate debt borrowings;

•	our ability to effectively distribute our products and the effectiveness and success of our distribution arrangements, including the impact of our arrangements with Walgreens;

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the success of our fulfillment arrangements with Walgreens, including market acceptance of, or market reaction to, such arrangements (including by customers, doctors, patients, PBMs, third party payors and governmental agencies), the continued compliance of such arrangements with applicable laws, and our ability to successfully negotiate any improvements to our arrangements with Walgreens;

•	our ability to secure and maintain third party research, development, manufacturing, marketing or distribution arrangements;

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the risk that our products could cause, or be alleged to cause, personal injury and adverse effects, leading to potential lawsuits, product liability claims and damages and/or recalls or withdrawals of products from the market;

•	the mandatory or voluntary recall or withdrawal of our products from the market and the costs associated therewith;

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the availability of, and our ability to obtain and maintain, adequate insurance coverage and/or our ability to cover or insure against the total amount of the claims and liabilities we face, whether through third party insurance or self-insurance;

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the difficulty in predicting the expense, timing and outcome within our legal and regulatory environment, including with respect to approvals by the FDA, Health Canada and similar agencies in other countries, legal and regulatory proceedings and settlements thereof, the protection afforded by our patents and other intellectual and proprietary property, successful generic challenges to our products and infringement or alleged infringement of the intellectual property of others;

•	the results of continuing safety and efficacy studies by industry and government agencies;

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the success of preclinical and clinical trials for our drug development pipeline or delays in clinical trials that adversely impact the timely commercialization of our pipeline products, as well as other factors impacting the commercial success of our products, which could lead to material impairment charges;

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the results of management reviews of our research and development portfolio (including following the receipt of clinical results or feedback from the FDA or other regulatory authorities), which could result in terminations of specific projects which, in turn, could lead to material impairment charges;

•	the seasonality of sales of certain of our products;

•	declines in the pricing and sales volume of certain of our products that are distributed or marketed by third parties, over which we have no or limited control;

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compliance by the Company or our third party partners and service providers (over whom we may have limited influence), or the failure of our Company or these third parties to comply, with health care “fraud and abuse” laws and other extensive regulation of our marketing, promotional and business practices (including with respect to pricing), worldwide anti-bribery laws (including the U.S. Foreign Corrupt Practices Act and the Canadian Corruption of Foreign Public Officials Act), worldwide economic sanctions and/or export laws, worldwide environmental laws and regulation and privacy and security regulations;

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the impacts of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Health Care Reform Act”) and potential amendment thereof and other legislative and regulatory health care reforms in the countries in which we operate, including with respect to recent government inquiries on pricing;

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the impact of any changes in or reforms to the legislation, laws, rules, regulation and guidance that apply to the Company and its business and products or the enactment of any new or proposed legislation, laws, rules, regulations or guidance that will impact or apply to the Company or its businesses or products;

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the impact of changes in federal laws and policy under consideration by the Trump administration and Congress, including the effect that such changes will have on fiscal and tax policies, the potential revision of all or portions of the Health Care Reform Act, international trade agreements and policies and policy efforts designed to reduce patient out-of-pocket costs for medicines (which could result in new mandatory rebates and discounts or other pricing restrictions);

•	illegal distribution or sale of counterfeit versions of our products; and

•	interruptions, breakdowns or breaches in our information technology systems.
Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found elsewhere in this Form 10-K, under Item 1A. "Risk Factors" and in the Company's other filings with the SEC and CSA. When relying on our forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. These forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any of these forward-looking statements to reflect events or circumstances after the date of this Form 10-K or to reflect actual outcomes, except as required by law. We caution that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list of important factors that may affect future results is not exhaustive and should not be considered a complete statement of all potential risks and uncertainties.